AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2005

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Registration Statement

Under

the Securities Act of 1933

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	5065	36-2096643
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

(630) 208-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William G. Seils, Esq.

Senior Vice President, General Counsel & Secretary

Richardson Electronics, Ltd.

P.O. Box 393

LaFox, Illinois 60147-0393

(630) 208-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Hodes, Esq.

R. Randall Wang, Esq.

C. Brendan Johnson, Esq.

Bryan Cave LLP

161 North Clark Street, Suite 4800

Chicago, Illinois 60601

Tel: (312) 602-5000

Fax: (312) 602-5050

Approximate date of commencement of proposed sale to the public:    As soon as possible after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum price per unit(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
7 3/4% Convertible Senior Subordinated Notes due 2011 (3)	$44,683,000	100%	$44,683,000	$5,259.20
Common Stock, $.05 par value	2,482,388(1)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 and based on 100% of the aggregate principal amount of the notes, exclusive of accrued interest and dividends, if any.
(2)	Represents the aggregate initial offering price of all securities sold. Amounts represent United States Dollars or the equivalent thereof in foreign currencies.
(3)	Reflects the maximum number of shares of common stock initially issuable upon conversion of the exchange notes being registered hereunder, subject to anti-dilution adjustments. No separate consideration will be received for the Common Stock issuable upon such conversion.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2005

$44,683,000

7 3/4% Convertible Senior Subordinated Notes due 2011

This prospectus covers resales by holders of our 7 3/4% Convertible Senior Subordinated Notes due 2011 and shares of common stock into which the notes are convertible. We will not receive any proceeds from the resale of the notes or the shares of common stock hereunder. The notes are convertible, at holders’ option, prior to the maturity date into shares of our common stock.

The notes may be converted into shares of our common stock at an initial conversion price of $18.00 per share of common stock. The conversion price is subject to adjustment if certain events occur, as described in “Description of the Notes.” Upon conversion of a note, holders will receive only shares of our common stock and a cash payment to account for any fractional share. Holders will not receive any cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below. At any time on or after December 19, 2006, we may elect to automatically convert the notes if the last reported sale price of our common stock has been at least 125% of the conversion price for at least 20 trading days during any 30 trading day period, subject to certain conditions.

The notes bear interest at 7 3/4% per year. Interest on the notes will accrue from February 15, 2005 or from the most recent date to which interest has been paid or duly provided for and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

On or after December 19, 2006, but prior to December 19, 2007, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption, provided that the closing price of our common stock has been at least 125% of the conversion price for 20 trading days during any 30 trading day period, subject to certain conditions. On or after December 19, 2007, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption.

The notes mature on December 15, 2011 unless earlier converted, redeemed, or repurchased and will be issued in denominations of $1,000 and integral multiples thereof. The notes were initially issued in the aggregate principal amount of $44,683,000. The notes are subordinated to our senior indebtedness, including amounts borrowed under our credit agreement and future indebtedness that is not expressly subordinate to the notes. In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries, including trade payables.

Prior to this offering, the notes were eligible for transfer on The PortalSM Market of The Nasdaq Stock Market, Inc. The notes sold by means of this prospectus are not expected to remain eligible for transfer on The PortalSM Market. We do not intend to list the notes for transfer on any national securities exchange or the Nasdaq National Market. Our common stock is listed on the Nasdaq National Market under the symbol “RELL”. On May 24, 2005, the last reported sale price of our common stock was $8.42 per share.

Investing in the notes and the underlying shares of common stock involves risks. Before purchasing notes, see the information under “ Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. Neither we nor the holders have authorized anyone else to provide you with additional or different information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

When we use the terms “we,” “us,” “our,” or the “Company” in this prospectus, we mean Richardson Electronics, Ltd. and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise. When we use the term “holders” we mean the holders of our 7 3/4% Convertible Senior Subordinated Notes due December 15, 2011 offered for sale from time to time pursuant to this prospectus.

References in this prospectus to our “common stock” mean our common stock, $.05 par value per share; references to our “Class B common stock” mean our Class B common stock, $.05 par value per share; references to the “notes” mean our 7 3/4% Convertible Senior Subordinated Notes due 2011; references to the “7 1/4% debentures” mean our 7 1/4% Convertible Subordinated Debentures due December 15, 2006; and references to the “8 1/4% debentures” mean our 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read carefully the entire prospectus, including the consolidated financial statements and related notes and other financial data, before making an investment decision.

Our Company

We are a global provider of engineered solutions and a distributor of electronic components to the radio frequency, or RF, and wireless communications, industrial power conversion, security, and display systems markets. We are committed to a strategy of providing specialized technical expertise and value-added products, which we refer to as “engineered solutions,” in response to our customers’ needs. We estimate that sales involving engineered solutions are in the range of approximately 50% of our total sales, consisting of:

•	products which we manufacture or modify;

•	products which are manufactured to our specifications by independent manufacturers under our own private labels; and

•	value we add through design-in support, systems integration, prototype design and manufacturing, testing, and logistics for our customers’ end products. We define design-in support to be component modifications or the identification of lower-cost product alternatives or complementary products.

Our products include RF and microwave components, power semiconductors, electron tubes, microwave generators, data display monitors, and electronic security products and systems. These products are used to control, switch or amplify electrical power or signals, or as display, recording or alarm devices in a variety of industrial, communication, and security applications.

Our broad array of technical services and products supports both our customers and vendors.

Our Strategic Business Units

We serve our customers through four strategic business units, each of which is focused on different end markets with distinct product and application needs. Our four strategic business units are:

•	RF and Wireless Communications Group;

•	Industrial Power Group;

•	Security Systems Division; and

•	Display Systems Group.

Each strategic business unit has dedicated marketing, sales, product management and purchasing functions to better serve its targeted markets. The strategic business units operate globally, serving North America, Europe, Asia/Pacific, and Latin America.

RF and Wireless Communications Group

Our RF and Wireless Communications Group serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. Our team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers our customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

We expect continued growth in wireless applications as the demand for all types of wireless communication increases worldwide. We believe wireless networking and infrastructure products for a number of niche applications will require engineered solutions using the latest RF technology and electronic components, including:

•	automotive telematics, which is the use of computers and telecommunications to provide wireless voice and data applications in motor vehicles;

•	RF identification, which is an electronic data collection and identification technology for a wide range of products to transfer data between a movable item and a reader to identify, track, or locate items; and

•	wireless local area networks.

In addition to voice communication, we believe the rising demand for high-speed data transmission will result in major investments in both system upgrades and new systems to handle broader bandwidth.

Industrial Power Group

Our Industrial Power Group provides engineered solutions for customers in the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries. Our team of engineers designs solutions for applications such as motor speed controls, industrial heating, laser technology, semiconductor manufacturing equipment, radar, and welding. We build on our expertise in power conversion technology to provide engineered solutions to fit our customers’ specifications using what we believe are the most competitive components from industry-leading vendors.

This group serves the industrial market’s need for both vacuum tube and solid-state technologies. We provide replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, we believe the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

Security Systems Division

Our Security Systems Division is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. We specialize in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. Our products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

The security systems industry is rapidly transitioning from analog to digital imaging technology. We are positioned to take advantage of this transition through our array of innovative products and solutions marketed under our National Electronics™, Capture®, AudioTrak™, and Elite National Electronics® brands. We expect to gain additional market share by marketing ourselves as a value-added service provider and partnering with our other strategic business units to develop customized solutions as the transition to digital technology continues in the security industry.

Display Systems Group

Our Display Systems Group is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. Our engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

The medical imaging market is transitioning from film-based technology to digital technology. Our medical imaging hardware partnership program allows us to deliver integrated hardware and software solutions for this growing market by combining our hardware expertise in medical imaging engineered solutions with our software partners’ expertise in picture archiving and communications systems. Through such collaborative arrangements, we are able to provide integrated workstation systems to the end user.

Our legacy business of supplying replacement cathode ray tubes continues to be an important market. We believe we are successful in supplying replacement cathode ray tubes because of our extensive cross-reference capability. This database, coupled with custom mounting hardware installed by us, enables us to provide replacement tubes for more than 200,000 products.

We have long-standing relationships with key manufacturers including 3M, Clinton Electronics, IBM, Intel, NEC, Panasonic Industrial, Philips-FIMI, Planar Systems, Siemens Displays, and Samsung. We believe these relationships allow us to maintain a well-balanced and technologically advanced line of products.

We have design and integration operations in LaFox, Illinois, and Hudson, Massachusetts and stocking locations in LaFox, Hudson, and Lincoln, England.

The following is a description of our Display Systems Group’s major product areas:

•	Cathode Ray Tubes—vacuum tubes that convert an electrical signal into a visual image to display information on data display monitors, cathode ray tubes are used in various environments, including hospitals, financial institutions, airports, and numerous other applications wherever large user groups share electronic data visually. This product line includes both monochrome and color tubes.

•	Flat Panel Displays—display monitors incorporating a liquid crystal or plasma panel, as an alternative to the traditional cathode ray tube technology, typically a few inches in depth and ranging from 10” to 52” measured diagonally. These displays are typically integrated with touchscreen technology or special mounting configurations based on the customer’s requirements.

•	High Resolution Medical Displays—an integral component of picture archiving and communications systems, displays are used in diagnostic and non-diagnostic imaging to display the digital image generated from computed tomography, magnetic resonance imaging, radiography, and other digital modalities.

Business Strategies

We are pursuing a number of strategies designed to enhance our business and, in particular, to increase sales of engineered solutions. Our strategies are to:

Capitalize on Engineering and Manufacturing Expertise. We believe that our success is largely attributable to our core engineering and manufacturing competency and skill in identifying cost-competitive solutions for our customers, and we believe that these factors will be significant to our future success. Historically, our primary business was the distribution and manufacture of electron tubes and we continue to be a major supplier of these products. This business enabled us to develop manufacturing and design engineering capabilities. Today, we use this expertise to identify engineered solutions for customers’ applications—not only in electron tube technology but also in new and growing end markets and product applications. We work closely with our customers’ engineering departments which allows us to identify engineered solutions for a broad range of applications. We believe our customers use our engineering and manufacturing expertise as well as our in depth knowledge of the components best suited to deliver a solution that meets their performance needs cost-effectively.

Target Selected Niche Markets. We focus on selected niche markets that demand a high level of specialized technical service, where price is not the primary competitive factor. These niche markets include wireless infrastructure, high power/high frequency power conversion, custom display and digital imaging. In most cases, we do not compete against pure commodity distributors. We often function as an extension of our customers’ and vendors’ engineering teams. Frequently, our customers use our design and engineering expertise to provide a product solution that is not readily available from a traditional distributor. By utilizing our expertise, our customers and vendors can focus their engineering resources on more critical core design and development issues.

Focus on Growth Markets. We are focused on markets we believe have high growth potential and which can benefit from our engineering and manufacturing expertise and from our strong vendor relationships. These markets are characterized by substantial end-market growth and rapid technological change. For example, the continuing demand for wireless communications is driving wireless application growth. Power conversion demand continues to grow due to increasing system complexity and the need for intelligent, efficient power management. We also see growth opportunities as security systems transition from analog to digital video recording and medical display systems transition from film to digital imaging.

Leverage Our Existing Customer Base. An important part of our growth is derived from offering new products to our existing customer base. We support the migration of our Industrial Power Group customers from electron tubes to newer solid-state technologies. Sales of products other than electron tubes represented approximately 83% of our sales in fiscal 2004 compared to 76% in fiscal 2000. In addition, our salespeople increase sales by selling products from all strategic business units to customers who currently may only purchase from one strategic business unit and by selling engineered solutions to customers who currently may only purchase standard components.

Growth and Profitability Strategies

Our long-range growth plan is centered around three distinct strategies by which we are seeking to maximize our overall profitability:

Focus on Internal Growth. We believe that, in most circumstances, internal growth provides the best means of expanding our business, both on a geographic and product line basis. The recent economic downturn increased the trend to outsourcing engineering as companies focused on their own core competencies, which we believe contributed to the increased demand for our engineered solutions. As technologies change, we plan to continue to capitalize on our customers’ need for design engineering. We serve over 100,000 active customers worldwide. We consider active customers to be those customers to whom we have made a sale in the past seven years. We estimate seven years to be the lifecycle for several of our tube-based product lines. In fiscal 2004, we made sales to approximately 37,000 customers. We have developed internal systems to capture forecasted product demand by potential design opportunity. This allows us to anticipate our customers’ future requirements and identify new product opportunities. In addition, we share these future requirements with our manufacturing suppliers to help them predict near and long-term demand, technology trends and product life cycles.

Expansion of our product offerings is an ongoing program. In particular, the following areas have generated significant sales increases in recent years: RF amplifiers; interconnect and passive devices; silicon controlled rectifiers; custom and medical monitors; and digital closed circuit television security systems.

Reduce Operating Costs Through Continuous Operational Improvements. We constantly strive to reduce costs in our business through initiatives designed to improve our business processes. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with an emphasis on inventory control. Our incentive programs were revised in fiscal 2004 to heighten our managers’ commitment to these objectives. Our strategic business units’ goals are now based on return on assets. Additional programs are ongoing, including a significant investment in enterprise resource planning software which was implemented during this fiscal year.

Grow Through Acquisitions. We have an established record of acquiring and integrating businesses. Since 1980, we have acquired 35 companies or significant product lines and continue to evaluate acquisition opportunities on an ongoing basis. We seek acquisitions that provide product line growth opportunities by permitting us to leverage our existing customer base, expand the geographic coverage for our existing product offerings, or add incremental engineering resources/expertise. Our most significant acquisitions over the past five years include:

•	TRL Engineering (amplifier pallet design and engineering—now part of our RF and Wireless Communications Group) in 1999;

•	Pixelink (display systems integration—now part of our Display Systems Group) in 1999;

•	Adler Video (security systems—now part of our Security Systems Division) in 1999;

•	Celti (fiber optic communication—now part of our RF and Wireless Communications Group) in 2001;

•	Aviv (design-in services for active and passive components—now part of our RF and Wireless Communications Group) in 2001;

•	Sangus (RF and microwave applications—now part of our RF and Wireless Communications Group) in 2002; and

•	Evergreen (power conversion —now part of our Industrial Power Group) in 2004.

Recent Developments

Appointment of Chief Financial Officer

On April 4, 2005, we announced that Kelly Phillips had been elected Chief Financial Officer on an interim basis replacing Dario Sacomani who has taken a medical leave of absence. Ms. Phillips has been Controller since joining Richardson Electronics in 2003. Prior to joining Richardson Electronics, Ms. Phillips was Director of Accounting, Global Financial Shared Services for Motorola since 1998. Prior to that she was employed by Motorola as Controller, Cellular Infrastructure Group from 1996 to 1998 and held various financial positions with Motorola since 1985.

Termination of NASDAQ National Market Delisting Proceedings

On May 24, 2005, we received notice that the Nasdaq Listing Qualifications Panel has closed its proceedings to delist our common stock from the Nasdaq National Market. The delisting proceedings were initiated as a result of our inability to timely file our Form 10-Q for the quarter ended February 26, 2005. With the filing of our Form 10-Q/A on May 18, 2005, the Nasdaq Listing Qualifications Panel determined that we were in compliance with the Nasdaq National Market’s continued listing requirements and that the delisting proceedings were no longer necessary. Effective with the opening of business on May 26, 2005, our stock resumed trading under the symbol “RELL.”

Restatement of Previously Reported Financial Statements

In connection with our independent registered public accounting firm’s review of our Form 10-Q for the third quarter of fiscal 2005, an error was identified in the application of Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, that related to foreign currency translation on intercompany indebtedness with our subsidiaries. The consolidated financial statements for fiscal 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004 have been restated to correct this error. See Notes B and P to our audited consolidated financial statements for the year ended May 29, 2004 and Note K to our unaudited condensed consolidated financial statements for the nine months ended February 26, 2005.

Identification of Material Weaknesses in Internal Control over Financial Reporting

We maintain a set of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Securities Act of 1934, as amended (the “Exchange Act”)) designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Any controls and procedures, no matter how well designed and operated, can provide only a reasonable assurance of achieving the desired control objectives.

During the fiscal third quarter ended February 26, 2005, our independent registered public accounting firm, KPMG, LLP, reported to management and to the audit committee on certain matters involving internal controls that they considered to be material weaknesses. These internal controls related to (1) inappropriate application of certain provisions of SFAS No. 52, Foreign Currency Translation, affecting previously issued consolidated financial statements and (2) the origination and maintenance of contemporaneous documentation of the factual support or key judgments made in connection with the execution of several legal documents that represented important accounting events. The misapplication affected reported currency translation in previously issued consolidated financial statements for fiscal years 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004.

Also during the fiscal third quarter of fiscal 2005, our independent registered public accounting firm reported to management and to the audit committee on certain matters involving internal controls regarding income taxes that they considered to be material weaknesses, including (1) lack of appropriate quarterly analysis of the valuation of deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, (2) lack of consideration of Accounting Principles Board (APB) Opinion No. 23, Undistributed Earnings of Subsidiaries, and (3) lack of appropriate quarterly analysis of tax liabilities.

We have begun remediating these weaknesses, including implementing the following measures:

•	We have engaged a third party to provide global tax compliance and reporting services, in order to improve the quarterly analysis of tax liabilities.

•	We are reviewing and will update our policy regarding inter-company loan agreements, including the initiation, approval and maintenance of inter-company loans.

•	We are reviewing and will update our policies and procedures surrounding the accounting for inter-company transactions to ensure compliance with SFAS 52.

•	We have reviewed all inter-company loans to ensure loan documentation exists and supports the accounting treatment of the loans.

•	We perform a monthly variance analysis of foreign currency activity as part of our standard operating procedures.

During fiscal 2005, we have made significant progress on remediating the six material weaknesses previously described in our Annual Report on Form 10-K/A for the year ended May 29, 2004, including implementation of the following measures:

•	We developed formal procedures for financial statement variance analysis and balance sheet reconciliations. The monthly closing schedule was formally communicated to all subsidiaries. The procedures were put in place during the second quarter of fiscal 2005 and are currently being tested as part of the Sarbanes-Oxley assessment process.

•	We improved documentation of management review and reconciliation performance through policies, education and re-enforcement, a balance sheet listing employees who are responsible for reconciling and approving the balance sheet accounts, and the implementation of Financial Services Manager, Accounting Manager, Corporate Controller and CFO checklists. These measures were put in place during the second and third quarters of fiscal 2005 and will be tested as part of the Sarbanes-Oxley assessment process for fiscal 2005.

•	Improvements to the reconciliation process during the migration from local accounting systems to PeopleSoft financials have been made and are expected to continue throughout fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

•	Our Information Systems group is in the process of installing several software packages which we believe will remediate the internal control issues regarding change management and system monitoring. These remediation efforts are expected to be completed before the end of fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

Upon completion of the annual audit, KPMG may identify additional deficiencies which, either individually or in the aggregate, constitute a material weakness. We are committed to maintaining effective internal control over financial reporting and will take steps to address promptly any material weaknesses that are identified. Over the last two years, we have instituted additional processes and procedures to improve our internal control over financial reporting.

See “Risk Factors—Risks Related to Our Business—If we do not maintain effective internal control over financial reporting, we could be unable to provide timely and reliable financial information.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Richardson Electronics, Ltd.

Securities Offered	$44,683,000 aggregate principal amount of 7 3/4% Convertible Senior Subordinated Notes due 2011.

Interest

We will pay interest at 7 3/4% per year. Interest on the notes will accrue from February 15, 2005 or from the most recent date to which interest has been paid or duly provided for and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Maturity Date	December 15, 2011.

Conversion

The notes are convertible at the holders’ option at any time prior to maturity into shares of our common stock, initially at a conversion price of $18.00 per share, subject to adjustment upon certain events.

Auto-Conversion

We may elect to automatically convert the notes at any time on or after December 19, 2006 and prior to maturity if the last reported sale price of the common stock has been at least 125% of the conversion price for at least 20 trading days during any 30 day trading period ending within five trading days prior to the date of the automatic conversion notice, provided that (x) this registration statement is effective and available for use from the date we notify holders of the automatic conversion through and including the earlier of the date of the automatic conversion or the last date on which the registration statement registering the resale of such common stock is required to be kept effective under the terms of the Registration Rights Agreement, or (y) the common stock issuable upon conversion may be sold pursuant to Rule 144 under the Securities Act.

Adjustments to the Conversion Price

The conversion price of the notes will be subject to adjustment under certain circumstances, including the payment of dividends on our common stock in cash in excess of $0.16 per share per year or in additional shares of common stock or other capital stock.

Optional Redemption

We may redeem some or all of the notes on or after December 19, 2006 and prior to December 19, 2007, at 100% of the principal amount, plus accrued and unpaid interest, to, but excluding, the applicable redemption date if the last reported sale price of the common stock has been at least 125% of the conversion price for at least 20 trading days during any 30 day trading period ending on the date of mailing the redemption notice. We may redeem some or all of the notes at any time on or after December 19, 2007 at 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

Repurchase at Holder’s Option upon Certain Events

Upon a change of control, as defined in “Description of the Notes—Repurchase at Option of Holder,” holders may require us to repurchase their notes in cash at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the applicable repurchase date. We may elect to pay the repurchase price in cash, shares of our common stock or any combination of cash and shares of our common stock.

Ranking

The notes are unsecured senior subordinated obligations and are subordinated in right of payment to any existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Trading

Currently, there is no public market for the notes, and we cannot assure you that any such market will develop. The notes will not be listed on any securities exchange or included in any automated quotation system. Our common stock is traded on the Nasdaq National Market under the symbol “RELL”.

Sinking Fund	None.

Use of Proceeds

The net proceeds from the sale of the notes or the shares of common stock covered by this prospectus will be received by the selling holders. We will not receive any of the proceeds from any sale by any selling holder of the notes or the shares of common stock covered by this prospectus.

Book-Entry Form

The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry System.”

Risk Factors

An investment in the notes involves a high degree of risk. See “Risk Factors” beginning on page 12 for a discussion of certain factors that you should consider when evaluating an investment in the notes and the underlying common stock.

Summary Selected Consolidated Financial Information

The following table contains summary selected consolidated financial information as of and for the fiscal years ended June 1, 2002, May 31, 2003 and May 29, 2004 and as of and for the nine months ended February 28, 2004 and February 26, 2005. The summary selected consolidated financial information as of and for the fiscal years ended June 1, 2002, May 31, 2003 and May 29, 2004, are derived from our audited financial statements contained elsewhere in this prospectus. The summary selected consolidated financial data as of and for the nine months ended February 28, 2004 and February 26, 2005 are derived from our unaudited financial statements contained elsewhere in this prospectus and, in our opinion, reflect all adjustments, which are normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine months ended February 26, 2005 may not be indicative of the results that may be expected for the full year. The summary selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements contained elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in the future.

	Fiscal Year Ended(1)			Nine Months Ended
	June 1, 2002	May 31, 2003(2)	May 29, 2004(3)	February 28, 2004	February 26, 2005
	(In thousands, except per share amounts)
				(Unaudited)
Statement of Operations Data:
Net sales	$443,492	$464,517	$520,069	$374,523	$431,421
Cost of products sold	349,326	365,427	392,117	283,102	327,271

Gross margin	94,166	99,090	127,952	91,421	104,150
Selling, general and administrative expenses	99,070	100,749	108,545	78,269	95,273
Other expense, net	12,695	9,700	10,837	8,165	3,748

Income (loss) before income taxes	(17,599)	(11,359)	8,570	4,987	5,129
Income tax provision (benefit)(4)	(6,268)	(2,370)	2,537	1,533	18,943

Income (loss) before cumulative effect of accounting change	(11,331)	(8,989)	6,033	3,454	(13,814)
Cumulative effect of accounting change, net of tax(5)	—	17,862	—	—	—

Net income (loss)	$(11,331)	$(26,851)	$6,033	$3,454	$(13,814)

Income (loss) per share—basic:
Before cumulative effect of accounting change	$(.83)	$(.65)	$.43	$.25	$(.82)
Cumulative effect of accounting change, net of taxes	—	(1.29)	—	—	—

Net income (loss) per share	$(.83)	$(1.94)	$.43	$.25	$(.82)

Income (loss) per share—diluted:
Before cumulative effect of accounting change	$(.83)	$(.65)	$.42	$.24	$(.82)
Cumulative effect of accounting change, net of taxes	—	(1.29)	—	—	—

Net income (loss) per share	$(.83)	$(1.94)	$.42	$.24	$(.82)

Dividends per common share(6)	$.16	$.16	$.16	$.12	$.12
Weighted-average number of common shares outstanding:(7)
Basic	13,617	13,809	14,040	14,002	16,818
Diluted	13,617	13,809	14,418	14,374	16,818
Other Data:
Interest expense	$12,386	$10,352	$10,257	$7,682	$6,675
Investment income	352	124	227	127	286
Depreciation & amortization	5,875	5,364	5,230	4,013	3,973
Capital expenditures	5,727	6,125	4,855	3,861	6,493

	As of(1)			As of
	June 1, 2002	May 31, 2003	May 29, 2004	February 28, 2004	February 26, 2005
	(In thousands unless otherwise stated)
				(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$15,296	$16,874	$16,927	$19,727	$22,737
Working capital(8)	186,554	179,303	174,369	172,903	189,040
Property, plant and equipment, net	28,827	31,088	30,589	30,747	33,541
Total assets	286,653	267,408	282,945	274,704	296,271
Current maturities of long-term debt	38	46	4,027	4,488	12
Long-term debt	132,218	138,396	133,813	127,455	134,042
Stockholders’ equity	102,955	78,821	88,167	86,232	102,757

(1)	We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31.
(2)	In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million net of tax) primarily related to inventory obsolescence.
(3)	In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.
(4)	Due to changes in the level of certainty regarding realization, we established a valuation allowance of $12.2 million in the third quarter of fiscal 2005 to offset certain domestic deferred tax assets and domestic net operating loss carryforwards. In addition, we established a deferred tax liability of $4.8 million relating to a certain portion of our subsidiaries’ earnings that we determined may be distributed to us in future years (see Income Tax Provision in “Management’s Discussion and Analysis of Financial Condition and Result of Operations”).
(5)	In the second quarter of fiscal 2003, we adopted SFAS 142, “Goodwill and Other Intangible Assets” and as a result recorded a cumulative effect adjustment of $17.9 million net of tax of $3.7 million to write off impaired goodwill. Additionally, effective at the beginning of fiscal 2003, we no longer amortized goodwill. Income (loss) before taxes included goodwill amortization of $368 in 2000, $612 in 2001, and $577 in 2002.
(6)	The dividend per class B common share was 90% of the dividend per common share.
(7)	The weighted-average number of common shares outstanding includes 3,207, 3,207, and 3,168 class B common shares for the fiscal years ended May 31, 2002, 2003, and 2004, respectively, and 3,207 and 3,189 class B common shares for the nine months ended February 28, 2003 and 2004, respectively.
(8)	We reclassified non-current tax liabilities to current accrued liability for fiscal 2003 to conform to the fiscal 2004 presentation.

Ratio of Earnings to Fixed Charges

The following table shows the ratio of our earnings to fixed charges for the periods indicated. We have computed these by dividing earnings available for fixed charges (income (loss) before cumulative effect of accounting change and income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

	For the Fiscal Year Ended(1)							For the Nine Months Ended
	June 3, 2000	June 2, 2001	June 1, 2002(2)		May 31, 2003(3)		May 29, 2004	February 28, 2004	February 26, 2005(4)
	(In thousands unless otherwise stated)
	(Unaudited)	(Unaudited)						(Unaudited)	(Unaudited)
Fixed charges:
Interest expense	$8,911	$11,146	$12,386		$10,352		$10,257	$7,682	$6,675
Estimate of the interest within rental expense	965	1,052	1,101		1,222		1,155	818	1,036

Total fixed charges	9,876	12,198	13,487		11,574		11,412	8,500	7,711

Earnings:
Income (loss) before cumulative effect of accounting change	11,614	16,245	(11,331)		(8,989)		6,033	3,454	(13,814)
Add fixed charges	9,876	12,198	13,487		11,574		11,412	8,500	7,711

Total	$21,490	$28,443	$2,156		$2,585		$17,445	$11,954	$(6,103)

Ratio of earnings to fixed charges	2.2	2.3	—	(5)	—	(5)	1.5	1.4	— (5)
Dollar amount of the deficiency	—	—	11,331		8,989		—	—	13,814

(1)	We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31 and ending the first nine months on the Saturday nearest February 28.
(2)	In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million, net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million net of tax) primarily related to inventory obsolescence.
(3)	In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.
(4)	Due to changes in the level of certainty regarding realization, we established a valuation allowance of $12.2 million in the third quarter of fiscal 2005 to offset certain domestic deferred tax assets and domestic net operating loss carryforwards. In addition, we established a deferred tax liability of $4.8 million relating to a certain portion of our subsidiaries’ earnings that we determined may be distributed to us in future years (see Income Tax Provision in “Management’s Discussion and Analysis of Financial Condition and Result of Operations”).
(5)	Due to losses in fiscal 2002 and fiscal 2003, and for the nine months ended February 26, 2005, earnings were insufficient to cover fixed charges in the amounts indicated.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information included in this prospectus before deciding to invest in the common stock offered by this prospectus. Some of the risks relate to the notes. Some of the risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities market and ownership of our common stock.

Further, these risks are not exhaustive. Other sections of this Prospectus may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors, may cause future actual results to differ materially from those contained in any historical or forward-looking statements.

Risks Related to Our Business

We have had significant operating and net losses in the past and may have future losses.

We reported net losses of approximately $11.3 million in fiscal 2002 and $26.9 million in fiscal 2003 and while we reported net profits in fiscal 2004, we cannot assure you that we will not experience operating losses and net losses in the future. If our sales do not continue to increase, we may report losses in the future. We cannot predict the extent to which sales will continue to increase across our businesses or how quickly our customers will consume their inventories of our products.

We maintain a significant investment in inventory and have incurred significant charges for inventory obsolescence and overstock, and may incur similar charges in the future.

We maintain significant inventories in an effort to ensure that customers have a reliable source of supply. The market for many of our products is characterized by rapid change as a result of the development of new technologies, particularly in the semiconductor markets served by our RF and Wireless Communications Group, evolving industry standards, and frequent new product introductions by some of our customers. We do not have many long term supply contracts with our customers. Generally, our product sales are made on a purchase-order basis, which permits our customers to reduce or discontinue their purchases. If we fail to anticipate the changing needs of our customers and accurately forecast their requirements, our customers may not continue to place orders with us and we may accumulate significant inventories of products which we will be unable to sell or return to our vendors, or which may decline in value substantially.

In fiscal 2002, we recorded a pre-tax provision for inventory obsolescence and overstock of $15.3 million, or $9.8 million net of tax, due to an industrywide decline in sales, a prolonged recovery period, and changes in our mix of business toward higher technology products, particularly in the telecommunications market. In fiscal 2003, we recorded an additional pre-tax provision of $13.8 million, or $8.8 million net of tax, primarily for inventory obsolescence, overstock, and shrinkage, to write down inventory to net realizable value as we sought to align our inventory and cost structure to then current sales levels amid continued economic slowdown and limited visibility. While we did not incur any material provisions for inventory in fiscal 2004, we cannot assure you that we will not incur such charges in the future.

If we do not maintain effective internal control over financial reporting, we could be unable to provide timely and reliable financial information.

During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We filed a Form 10-K/A for fiscal 2003 and a Form 10-Q/A for the period ended August 30, 2003, which increased interest expense reported in those periods.

In connection with our independent registered public accounting firm’s review of our Form 10-Q for the second quarter of fiscal 2005, an error was discovered with respect to the accounting treatment of certain foreign exchange gains and losses incurred during fiscal 2001 and 2002. These foreign exchange items related to the acquisition in 2001 of AVIV Electronics by one of our subsidiaries, and the reporting of subsequent intercompany transactions between the subsidiary and parent. The terms of the related acquisition agreement obligated our subsidiary to settle an acquisition-related obligation in U.S. dollars, which is not the subsidiary’s functional currency. Related foreign exchange losses incurred by the subsidiary during the period from the inception of the obligation through the date of the parent’s assumption of the obligation were accounted for in error as an element of accumulated other comprehensive income, rather than as an element of net income. The correction of this error amounts to $580,000 on a cumulative, net of tax basis, which was recorded as an adjustment to both retained earnings and accumulated other comprehensive loss as of May 29, 2004.

On May 18, 2005, we restated our consolidated financial statements for fiscal 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004 and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004, in order to correct our method of accounting for currency translation adjustments under SFAS No. 52. Also during the fiscal third quarter of fiscal 2005, our independent registered public accounting firm reported to management and to the audit committee on certain matters involving internal controls regarding income taxes that they considered to be material weaknesses, including (1) lack of appropriate quarterly analysis of the valuation of deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, (2) lack of consideration of APB Opinion No. 23, Undistributed Earnings of Subsidiaries, and (3) lack of appropriate quarterly analysis of tax liabilities. In addition, in connection with the audit of our financial statements for the fiscal year ended May 29, 2004, KPMG, an independent registered public accounting firm, identified six material weaknesses in our internal control over financial reporting.

The identified material weaknesses are:

•	inadequate controls restricting access to computer systems and data, and improper functioning of controls which are designed to ensure the integrity of changes to applications;

•	inadequate reconciliation process for the migration of financial information from local systems of foreign subsidiaries to the PeopleSoft system at headquarters;

•	lack of consistent inventory reconciliations between our current system (Robinet) and PeopleSoft and lack of effective resolution of reconciling items;

•	lack of consistent accounts receivable reconciliations;

•	lack of formal monthly reconciliation between billings and shipments in order to verify accurate and complete sales reporting, as well as potentially inadequate segregation of duties between employees who perform these tasks; and

•	undocumented year end closing and reporting procedures for consolidating foreign subsidiaries, and the need for each foreign subsidiary to properly document all adjusting entries to our books.

KPMG has indicated to both the Audit Committee and management that none of these six identified material weaknesses has resulted in material inaccuracies in our financial results for the fiscal year ended May 29, 2004.

As a result of the material weaknesses identified in our internal controls, we have committed significant resources from our management team to implement and maintain effective controls and procedures. If we are unable to remedy these material weaknesses, we may need to hire additional employees and further train our existing employees and may experience higher than anticipated capital expenditures and operating expenses during the implementation of these changes and thereafter. Additionally, ineffective internal controls would place us at increased risk of fraud or misuse of corporate assets. The persistence of any material weakness could result in a material adverse effect on our operations or financial results.

Because we derive a significant portion of our revenue by distributing products designed and manufactured by third parties, we may be unable to anticipate changes in the marketplace and, as a result, could lose market share.

Our business is driven primarily by customers’ needs and demands for new products and/or enhanced performance, and by the products developed and manufactured by third parties. Because we distribute products developed and manufactured by third parties, our business would be adversely affected if our suppliers fail to anticipate which products or technologies will gain market acceptance or if we cannot sell these products at competitive prices. We cannot be certain that our suppliers will permit us to distribute their newly developed products, or that such products will meet our customers’ needs and demands. Additionally, because some of our principal competitors design and manufacture new technology, those competitors may have a competitive advantage over us. To successfully compete, we must maintain an efficient cost structure, an effective sales and marketing team and offer additional services that distinguish us from our competitors. Failure to execute these strategies successfully could harm our results of operations.

We have exposure to economic downturns and operate in cyclical markets.

As a supplier of electronic components and services to a variety of industries, we are adversely affected by general economic downturns. In particular, demand for the products and services of our RF and Wireless Communications Group is dependent upon capital spending levels in the telecommunications industry and demand for products and services of our Industrial Power Group is dependent upon capital spending levels in the manufacturing industry, including steel, automotive, textiles, plastics, and semiconductors, as well as the transportation industry. Many of our customers delay capital projects during economic downturns. Accordingly, our operating results for any particular period are not necessarily indicative of the operating results for any future period. The markets served by our businesses have historically experienced downturns in demand that could harm our operating results. Future economic downturns could be triggered by a variety of causes, including outbreaks of hostilities, terrorist actions, or epidemics in the United States or abroad.

We have significant debt, which could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

As of April 23, 2005, our total long-term debt was approximately $137 million, including our outstanding debentures. We have incurred and will likely continue to incur indebtedness to fund potential future acquisitions, for strategic initiatives, to purchase inventory and for general corporate purposes. Although we believe that the cash flow generated by our continuing operations is sufficient to meet our repayment obligations over the next 12 months, we cannot assure you that this will be the case. Our incurrence of additional indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts and other general corporate purposes, as well as to pay dividends;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage relative to our competitors who have less debt; or

•	limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds which could affect our ability to make future acquisitions, among other things.

Our ability to service our debt and meet our other obligations depends on a number of factors beyond our control.

As of April 23, 2005, our total debt was approximately $137 million, resulting in a debt-to-equity ratio of 115%, and primarily consisted of:

•	$44,683,000 aggregate principal amount of the notes;

•	$4,753,402 aggregate principal amount of our 7 1/4% debentures, which bear interest at a rate of 7 1/4% per year payable on June 15 and December 15 and mature on December 15, 2006;

•	$17,538,000 aggregate principal amount of our 8 1/4% debentures, which bear interest at a rate of 8 1/4% per year payable on June 15 and December 15 and mature on June 15, 2006; and

•	$70,263,859 principal amount of indebtedness under our credit agreement, which matures on October 29, 2009, bears interest at London Interbank Offered Rate, or LIBOR, plus a margin varying with certain financial performance criteria. The weighted average interest rate was 4.6% at April 23, 2005.

The debt-to-equity ratio has been calculated based on our balance sheet dated April 23, 2005.

Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, changes in our industry or the end markets for our products, changes in interest or currency exchange rates, inflation in raw materials, energy and other costs.

If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to:

•	reduce or delay capital expenditures;

•	sell assets or businesses;

•	limit or discontinue, temporarily or permanently, business plans or operations;

•	obtain additional debt or equity financing; or

•	restructure or refinance debt.

We cannot assure you as to the timing of these actions or the amount of proceeds that could be realized from them. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

Our success depends on our executive officers and other key personnel.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and other key personnel. The loss of the services of any of our executive officers, particularly Mr. Richardson, our chairman of the board and chief executive officer, or Bruce W. Johnson, our president and chief operating officer, could significantly harm our business and results of operations.

Our future success will also depend on our ability to attract and retain qualified personnel, including technical and engineering personnel. Competition for such personnel is intense and we cannot assure you that we will be successful in retaining or attracting such persons. The failure to attract and retain qualified personnel could significantly harm our operations.

Our credit agreement and the indentures for our outstanding debentures impose restrictions with respect to various business matters.

Our credit agreement contains numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our shares of common stock and Class B common stock, to engage in transactions with affiliates, to make certain payments and investments, to merge or consolidate with another entity, and to repay indebtedness junior to indebtedness under the credit agreement. The credit agreement also contains a number of financial covenants that require us to meet certain financial ratios and tests relating to, among other things, tangible net worth, a borrowing base, senior funded debt to cash flow, and annual debt service coverage. In addition, the indentures for our outstanding debentures contain covenants that limit, among other things, our ability to pay dividends or make other payments in respect of our shares of common stock and Class B common stock and merge or consolidate with another entity. If we fail to comply with the obligations in the credit agreement and indentures, it could result in an event of default under those agreements. If an event of default occurs and is not cured or waived, it could result in acceleration of the indebtedness under those agreements, any of which could significantly harm our business and financial condition.

Recent changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

On December 16, 2004, the Financial Accounting Standards Board issued FASB Statement No. 123(R), “Share Based Payment,” which requires all companies to treat the fair value of stock options granted to employees as an expense. As a result of FAS 123(R), we and other companies are required to record a compensation expense equal to the fair value of each stock option granted. This change in accounting standards reduces the attractiveness of granting stock options because of the additional expense associated with these grants, which will negatively impact our results of operations. For example, our recorded net loss of $13.8 million would have increased by $0.5 million, to a net loss of $14.3 million for the nine months ended February 26, 2005 and our recorded net income of $6.0 million would have decreased by $1.0 million, to a net income of $5.0 million for fiscal 2004. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, as a result of the requirement to expense stock option grants, our future results of operations would be negatively impacted, as would our ability to use stock options as an employee recruitment and retention tool.

We face intense competition in the markets we serve and, if we do not compete effectively, we could significantly harm our operating results.

We face substantial competition in our markets. We face competition from hundreds of electronic component distributors of various sizes, locations, and market focuses as well as original equipment manufacturers, in each case for new products and replacement parts. Some of our competitors have significantly greater resources and broader name recognition than us. As a result, these competitors may be better able to withstand changing conditions within our markets and throughout the economy as a whole. In addition, new competitors could enter our markets.

Engineering capability, vendor representation and product diversity create segmentation among distributors. Our ability to compete successfully will depend on our ability to provide engineered solutions, maintain inventory availability and quality, and provide reliable delivery at competitive prices.

To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in our revenue and net income. In addition, gross margins in the businesses in which we compete have declined in recent years due to competitive pressures and may continue to decline.

We may not be able to continue to make the acquisitions necessary for us to realize our growth strategy or integrate acquisitions successfully.

One of our growth strategies is to increase our sales and expand our markets through acquisitions. Since 1980, we have acquired 35 companies or significant product lines and we expect to continue making acquisitions if appropriate opportunities arise in our industry. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete future acquisitions. Furthermore, we may compete for acquisition and expansion opportunities with companies that have substantially greater resources than us.

Following acquisitions, our acquired companies may encounter unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. If we are unable to successfully identify acquisition candidates, complete acquisitions, and integrate the acquired businesses with our existing businesses, our business, results of operations and financial condition may be materially and adversely affected and we may not be able to compete effectively within our industry.

If we do not continue to reduce our costs, we may not be able to compete effectively in our markets.

The success of our business depends, in part, on our continuous reduction of costs. The electronic component industries have historically experienced price erosion and will likely continue to experience such price erosion. If we are not able to reduce our costs sufficiently to offset future price erosion, our operating results will be adversely affected. We have recently engaged in various cost-cutting and other initiatives intended to reduce costs and increase productivity. In fiscal 2005, we recorded a $2.2 million restructuring charge as we eliminated over 60 positions or approximately 5% of our workforce. We cannot assure you that we will be able to continue to reduce our costs.

Our Industrial Power Group is dependent on a limited number of vendors to supply us with essential products.

Electron tubes and certain other products supplied by our Industrial Power Group are currently produced by a relatively small number of manufacturers. Our future success will depend, in large part, on maintaining current vendor relationships and developing new relationships. We believe that vendors supplying products to some of the product lines of our Industrial Power Group are consolidating their distribution relationships or exiting the business. The five largest suppliers to the Industrial Power Group by percentage of overall Industrial Power Group purchases in fiscal 2004 were Advanced Power Technology Inc., Communications & Power Industries, Inc., Covimag S.A., New Japan Radio Co. Ltd., and Powerex Inc. These suppliers accounted for approximately 47% of the overall Industrial Power Group purchases in fiscal 2004. The loss of one or more of our key vendors and the failure to find new vendors could significantly harm our business and results of operations. We have in the past and may in the future experience difficulties obtaining certain products in a timely manner. The inability of suppliers to provide us with the required quantity or quality of products could significantly harm our business.

Economic, political and other risks associated with international sales and operations could adversely affect our business.

In fiscal 2004, approximately 59.7% of our sales and 34.5% of our purchases of products were made internationally. We anticipate that we will continue to expand our international operations to the extent that suitable opportunities become available. Accordingly, our future results of operations could be harmed by a variety of factors which are not present for companies with operations and sales solely within the United States, including:

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets, including the possibility of military action or other hostilities and confiscation of property;

•	increases in trade protection measures and import or export licensing requirements;

•	changes in tax laws and international tax treaties;

•	restrictions on our ability to repatriate investments and earnings from foreign operations;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	differing levels of protection of intellectual property;

•	changes in regulatory requirements;

•	shipping costs and delays; or

•	difficulties in accounts receivable collection.

If any of these risks materialize, we could face substantial increases in costs, the reduction of profit, and the inability to do business.

We are exposed to foreign currency risk.

We expect that international sales will continue to represent a significant percentage of our total sales, which expose us to currency exchange rate fluctuations. Since the revenues and expenses of our foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the U.S. dollar subject us to currency exchange risks with respect to the results of our foreign operations to the extent we are unable to denominate our purchases or sales in U.S. dollars or otherwise shift to our customers or suppliers the risk of currency exchange rate fluctuations. We currently do not engage in any significant currency hedging transactions. Fluctuations in exchange rates may affect the results of our international operations reported in U.S. dollars and the value of such operations’ net assets reported in U.S. dollars. Additionally, our competitive position may be affected by the relative strength of the currencies in countries where our products are sold. Also new policies we have adopted with respect to intercompany indebtedness to comply with SFAS No. 52 may increase our exposure to foreign currency fluctuations. We cannot predict whether foreign currency exchange risks inherent in doing business in foreign countries will have a material adverse effect on our operations and financial results in the future.

Because we generally do not have long-term contracts with our vendors, we may experience shortages of products that could harm our business and customer relationships.

We generally do not have long-term contracts or arrangements with any of our vendors that guarantee product availability. We cannot assure you that our vendors will meet our future requirements for timely delivery of products of sufficient quality or quantity. Any difficulties in the delivery of products could harm our relationships with customers and cause us to lose orders that could result in a material decrease in our revenues. Further, we compete against certain of our vendors and our relationships with those vendors could be harmed as a result of this competition.

The outbreaks of severe acute respiratory syndrome, or SARS, and avian influenza, or Asian bird flu, or any other disease epidemic, may adversely affect our business, financial condition and results of operations.

The outbreak of highly infectious epidemics in Asia/Pacific, including SARS and avian influenza, commonly known as Asian bird flu, and concerns over its spread in Asia/Pacific and elsewhere could have a negative impact on commerce, travel, and general economic and industry conditions. Asia/Pacific represented 20.0% of our revenue in fiscal 2004 and we believe a significant percentage of our product purchases comes directly or indirectly from Asia/Pacific. Given the importance of the Asia/Pacific market to our business, we may be more exposed to this risk than the global economy generally. For example, the SARS outbreak could result in quarantines or closures of our or our customers’ or suppliers’ facilities in Asia/Pacific. The SARS outbreak may also adversely impact our ability to purchase goods from suppliers in Asia/Pacific. As a result of the SARS outbreak, or any other disease epidemic, our business, financial condition, and results of operations could be materially adversely affected.

Risks Related to Owning Our Notes

Your right to receive payment on the notes is unsecured and subordinate to amounts outstanding under our credit agreement and any senior indebtedness we may incur in the future.

The notes are subordinate to amounts outstanding under our credit agreement. As of April 23, 2005, the aggregate amount of our senior indebtedness was $70,310,305. In addition, the terms of the notes do not limit the amount of additional senior indebtedness we can create, incur, assume or guarantee on and after December 19, 2006. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on our senior indebtedness will have priority over the payment of principal and interest on the notes. There may not be sufficient assets remaining to pay amounts due on any or all of the notes after we have made payment of principal and interest on the senior indebtedness. In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon its insolvency, dissolution or reorganization and the dependant right of holders of our notes to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary. As of April 23, 2005, our subsidiaries had $13,786,428 of indebtedness, excluding indebtedness that is also Senior Indebtedness (as defined in “Description of the Notes—Subordination).

Our credit agreement imposes significant operating and financial restrictions that may prevent us from repurchasing the notes upon a change of control.

Upon a change of control, the indenture for the notes requires us to repurchase all notes tendered for repurchase. We cannot assure you that we will be able to repurchase the notes as required. Our credit agreement imposes significant operating and financial restrictions on us. These restrictions include limitations on our ability to redeem or repurchase outstanding debt that is subordinate to borrowings under the credit agreement. As a result of these restrictions, we may not be able to repurchase our notes without being in default under our credit agreement.

Your ability to sell the notes may be limited by the absence of an active trading market.

The notes were issued in February 2005 in an aggregate principal amount of $44,683,000 and there is no public market for the notes. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion in the automated quotation system of the National Association of Securities Dealers, Inc. An issue of securities with a smaller float may be more volatile in price than a comparable issue of securities with a greater float. Accordingly, we cannot assure you as to:

•	the depth and liquidity of any trading market for our notes that may develop;

•	your ability to sell the notes; or

•	the price at which you would be able to sell the notes.

If a trading market does develop, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and our stock price. No one is obligated to make a market in the notes. In addition, any market making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

We may be unable to generate sufficient cash flow from which to make payments on the notes.

Our ability to pay interest on the notes depends on our ability to generate sufficient cash flow. We cannot assure you that we will be able to generate sufficient cash flow to service the notes and our existing indebtedness. In addition, at maturity the aggregate principal amount will become due and payable. At maturity, we may not have sufficient funds to pay the aggregate principal amount of the notes then outstanding. If we do not have sufficient funds and cannot arrange for additional financing, we will be unable to pay our obligations under the notes and will default under the indenture. Any default on the notes constitutes a default under the credit agreement, resulting in an acceleration of the repayment obligations for amounts borrowed under that agreement. If an acceleration of the credit agreement repayment obligations occurs, that indebtedness would be repaid prior to any repayment of amounts owed on the notes, see the risk factor above under the heading “Your right to receive payment on the notes is subordinate to amounts outstanding under our credit agreement and any senior indebtedness we may incur in the future.”

The notes may not be rated or may receive a rating that is lower than expected.

We believe that it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces the rating of the notes in the future, the market price of the notes may decline.

There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, incurrence of indebtedness, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We, therefore, may incur additional debt, including secured indebtedness or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinate. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Before conversion, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation of by-laws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

Risks Related to Owning Our Common Stock

Holders of common stock have fewer voting rights than the holders of our Class B common stock, the principal holder of which is our chairman of the board and chief executive officer, Mr. Richardson.

The holders of common stock are entitled to only one vote per share, while holders of Class B common stock are entitled to ten votes per share. Edward J. Richardson, our chairman of the board and chief executive officer, holds 99.6% of the outstanding Class B common stock as of May 2, 2005. Because of its voting power, the Class B common stock controls 68.7% of our outstanding voting power. Holders of common stock and Class B common stock generally vote together as a single class on all matters except as otherwise required by Delaware law. As a result of their voting power, the holders of Class B common stock can control the outcome of any such stockholder vote. See “Description of Our Capital Stock—Common Stock” and “—Class B Common Stock.”

We are controlled by Mr. Richardson, and his interests may differ from ours and the interests of our other securityholders.

Because of Mr. Richardson’s voting power, he has the ability to elect our board of directors and to control any merger, consolidation or sale of all or substantially all of our assets. This control could prevent or discourage any unsolicited acquisition of us and consequently could prevent an acquisition favorable to other stockholders. Mr. Richardson may consider not only the short-term and long-term impact of operating decisions on us, but also the impact of such decisions on himself.

Future sales of shares of our common stock may depress the price of our common stock.

Our board of directors has the authority, without action or the vote of our stockholders, to issue any or all authorized but unissued shares of our common stock, including securities convertible into or exchangeable for our common stock, and authorized but unissued shares under our stock option and other equity incentive plans. Any issuance of this kind will dilute the ownership percentage of stockholders and may dilute the per share book value of the common stock. At May 2, 2005, we had 14,405,983 authorized but unissued shares of common stock and 1,389,168 shares of treasury stock.

Further, if certain of our stockholders sell a substantial number of shares of our common stock or investors become concerned that substantial sales might occur, the market price of our common stock could decrease.

At May 2, 2005, we had a total of 6,339,908 shares of common stock reserved for issuance. These reserved shares included 2,401,435 shares reserved for issuance under our existing stock incentive plans, including 1,711,411 shares issuable upon exercise of options outstanding as of that date at a weighted average exercise price of $9.49 per share; 256,859 shares reserved for issuance under our employee stock purchase plan; 1,199,225 shares reserved for issuance upon conversion of the 7 1/4% debentures, which currently have a conversion price of $21.14 per share, and the 8 1/4% debentures, which currently have a conversion price of $18.00 per share; and 2,482,389 shares reserved for issuance upon conversion of the notes, which currently have a conversion price of $18.00 per share.

The market price of our common stock has fluctuated significantly and may continue to do so.

The market price of our common stock may fluctuate significantly due to a variety of factors, most of which are outside of our control. Some of these factors include:

•	announcements of technological innovations, new products or upgrades to existing products by us or our competitors;

•	market conditions in the industries served by our RF and Wireless Communications Group, Industrial Power Group, Security Systems Division, and Display Systems Group such as declines in capital investment in such industries;

•	technological innovations, new products or upgrades to existing products which cause our inventory to become less marketable or obsolete;

•	the addition or loss of customers or vendors;

•	the small size of the public float of our common stock which may cause larger fluctuations in the market price of our common stock;

•	announcements of operating results that are not aligned with the expectations of investors; and

•	general stock market trends.

Limited trading volume of our common stock may contribute to price volatility.

Our common stock is traded on the Nasdaq National Market. During the twelve months ended April 30, 2005, the average daily trading volume for our common stock as reported by the Nasdaq National Market was 61,917 shares. A more active trading market in our common stock may not develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

We may reduce or discontinue paying dividends in the future.

Our ability to pay dividends in the future depends on our ability to operate profitably and to generate cash from our operations in excess of our debt service obligations. Our board of directors has discretion to reduce or discontinue paying dividends if it decides to utilize the cash for other corporate purposes. In addition, our credit agreement and the indentures governing our outstanding debentures contain restrictions on the payment of cash dividends and the indenture governing the notes provide for an adjustment in the conversion price if we pay a dividend in excess of $.04 per quarter on our common stock. We cannot guarantee that we will continue to pay dividends at their historical level or at all.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

Provisions in our certificate of incorporation and by-laws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise adversely affect the price of our common stock. Our by-laws limit the ability of stockholders to call a special meeting. Delaware law also contains certain provisions that may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us. See “Description of Our Capital Stock.”

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus are statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	trends affecting our financial condition or results of operations;

•	our financing plans;

•	our business and growth strategies, including potential acquisitions; and

•	other plans and objectives for future operations.

You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those predicted in the forward-looking statements or that may be anticipated from historical results or trends. In addition to the information contained in our other filings with the SEC, factors that could affect future performance include, among others, those set forth under the heading “Risk Factors.”

We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all the risk factors, nor can it assess the impact of all the risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, as a prediction of actual results.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above. You should not place undue reliance on those statements, which speak only as of the date on which they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

You should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, you should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, those reports are not our responsibility.

USE OF PROCEEDS

We will receive no proceeds from the sale of the notes or their conversion to common stock. The initial offering of the notes was made through an unregistered exchange with a limited number of holders of our 7 1/4% debentures and our 8 1/4% debentures. We received no proceeds as a result of this exchange offer.

MARKET AND MARKET PRICES

Our common stock trades on the Nasdaq National Market under the trading symbol “RELL”. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal Year Ended May 31, 2003
First Quarter	$11.45	$8.11
Second Quarter	$9.00	$5.60
Third Quarter	$9.19	$7.14
Fourth Quarter	$9.33	$7.41
Fiscal Year Ended May 29, 2004
First Quarter	$10.79	$7.83
Second Quarter	$12.57	$9.65
Third Quarter	$14.00	$10.00
Fourth Quarter	$14.08	$9.41
Fiscal Year Ending May 28, 2005
First Quarter	$11.96	$7.53
Second Quarter	$11.30	$7.50
Third Quarter	$11.76	$9.70
Fourth Quarter (through May 24, 2005)	$11.49	$7.46

On May 24, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $8.42 per share. As of May 24, 2005 there were approximately 907 stockholders of record of our common stock and approximately 19 stockholders of record of our Class B common stock.

DIVIDEND POLICY

We have paid quarterly dividends of $.04 per share of common stock and $.036 per share of Class B common stock since September 1988. All future payment of dividends are at the discretion of our board of directors and will depend on our earnings, capital requirements, operating conditions, and such other factors that the board of directors may deem relevant.

Pursuant to the indentures governing the old debentures, we are prohibited from paying a dividend if we are in default under either of these indentures or if the payment of a dividend would exceed the sum of our consolidated net income since May 31, 1996 plus the net proceeds from the sale of shares of our common stock and indebtedness which has been converted into shares of our common stock since May 31, 1996 plus $30.0 million in the case of the indenture for our 8 1/4% debentures and $20.0 million in the case of the indenture for our 7 1/4% debentures. Pursuant to our credit agreement, we are prohibited from paying dividends in excess of an annualized rate of $0.16 per share of common stock and $0.144 per share of Class B common stock. In addition, our credit agreement prohibits our subsidiaries, other than wholly owned subsidiaries, from paying dividends. Pursuant to the indenture that governs the notes, the conversion price of the notes would be adjusted if, among other things, we pay dividends in excess of an annualized rate of $0.16 per share of common stock.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table contains selected consolidated financial data as of and for the fiscal years ended May 31, 2000, 2001, 2002, 2003 and 2004 and as of and for the nine months ended February 28, 2004 and February 26, 2005. The selected consolidated financial data as of May 31, 2003 and 2004, and for the fiscal years ended May 31, 2002, 2003 and 2004, are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The selected consolidated financial data as of and for the nine months ended February 28, 2004 and February 26, 2005 are derived from our unaudited consolidated financial statements contained elsewhere in this prospectus and, in our opinion, reflect all adjustments, which are normal recurring adjustments, necessary for a fair presentation. Our results of operations for the nine months ended February 26, 2005 may not be indicative of the results that may be expected for the full year. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes to those consolidated financial statements contained elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in the future.

	Fiscal Year Ended(1)					Nine Months Ended
	June 3, 2000	June 2, 2001	June 1, 2002(2)	May 31, 2003(3)	May 29, 2004	February 28, 2004	February 26, 2005
	(In thousands, except per share amounts)
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Statement of Operations Data:
Net sales	$410,468	$502,369	$443,492	$464,517	$520,069	$374,523	$431,421
Costs of products sold	301,561	370,819	349,326	365,427	392,117	283,102	327,271

Gross margin	108,907	131,550	94,166	99,090	127,952	91,421	104,150
Selling, general and administrative expenses	82,464	94,444	99,070	100,749	108,545	78,269	95,273
Other expense, net	10,243	13,042	12,695	9,700	10,837	8,165	3,748

Income (loss) before income taxes	16,200	24,064	(17,599)	(11,359)	8,570	4,987	5,129
Income tax provision (benefit)(4)	4,586	7,819	(6,268)	(2,370)	2,537	1,533	18,943

Income (loss) before cumulative effect of accounting change	11,614	16,245	(11,331)	(8,989)	6,033	3,454	(13,814)
Cumulative effect of accounting change, net of tax(5)	—	—	—	17,862	—	—	—

Net income (loss)	$11,614	$16,245	$(11,331)	$(26,851)	$6,033	$3,454	$(13,814)

Income (loss) per share—basic:
Before cumulative effect of accounting change	$.92	$1.22	$(.83)	$(.65)	$.43	$.25	$(.82)
Cumulative effect of accounting change, net of taxes	—	—	—	(1.29)	—	—	—

Net income (loss) per share	$.92	$1.22	$(.83)	$(1.94)	$.43	$.25	$(.82)

Income (loss) per share—diluted:
Before cumulative effect of accounting change	$.90	$1.12	$(.83)	$(.65)	$.42	$.24	$(.82)
Cumulative effect of accounting change, net of taxes	—	—	—	(1.29)	—	—	—

Net income (loss) per share	$.90	$1.12	$(.83)	$(1.94)	$.42	$.24	$(.82)

Dividends per common share(6)	$.16	$.16	$.16	$.16	$.16	$.12	$.12
Weighted-average number of common shares outstanding:(7)
Basic	12,684	13,333	13,617	13,809	14,040	14,002	16,818
Diluted	12,900	17,568	13,617	13,809	14,418	14,374	16,818
Other Data:
Interest expense	$8,911	$11,146	$12,386	$10,352	$10,257	$7,682	$6,675
Investment income	1,032	575	352	124	227	127	286
Depreciation & amortization	5,159	5,776	5,875	5,364	5,230	4,013	3,973
Capital expenditures	7,026	7,883	5,727	6,125	4,855	3,861	6,493

	As of(1)					As of
	June 3, 2000	June 2, 2001	June 1, 2002	May 31, 2003	May 29, 2004	February 28, 2004	February 26, 2005
	(In thousands unless otherwise stated)
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$11,832	$15,946	$15,296	$16,874	$16,927	$19,727	$22,737
Working capital(8)	174,270	225,436	186,554	179,303	174,369	172,903	189,040
Property, plant and equipment, net	25,851	28,753	28,827	31,088	30,589	30,747	33,541
Total assets	264,988	321,557	286,653	267,408	282,945	274,704	296,271
Current maturities of long-term debt	2,619	205	38	46	4,027	4,488	12
Long-term debt	117,643	155,134	132,218	138,396	133,813	127,455	134,042
Stockholders’ equity	97,365	112,795	102,955	78,821	88,167	86,232	102,757

(1)	We account for our results of operations on a 52/53 week year, ending the fiscal year on the Saturday nearest May 31.
(2)	In the third quarter of fiscal 2002, we recorded a $4.6 million loss ($2.9 million net of tax) related to the disposition of our medical glassware business. In the fourth quarter of fiscal 2002, we recorded a $16.1 million charge ($10.3 million net of tax) primarily related to inventory obsolescence.
(3)	In the fourth quarter of fiscal 2003, we recorded a $16.1 million charge ($10.3 million net of tax) principally related to inventory write-downs and restructuring charges, including a $1.7 million restructuring charge to selling, general and administrative expenses as we eliminated over 70 positions or approximately 6% of our workforce. In addition, we recorded incremental tax provisions of $1.6 million to establish a valuation allowance related to our deferred tax assets outside the United States.
(4)	Due to changes in the level of certainty regarding realization, we established a valuation allowance of $12.2 million in the third quarter of fiscal 2005 to offset certain domestic deferred tax assets and domestic net operating loss carryforwards. In addition, we established a deferred tax liability of $4.8 million relating to a certain portion of our subsidiaries’ earnings that we determined may be distributed to us in future years (see Income Tax Provision in “Management’s Discussion and Analysis of Financial Condition and Result of Operations”).
(5)	In the second quarter of fiscal 2003, we adopted SFAS 142, “Goodwill and Other Intangible Assets” and as a result recorded a cumulative effect adjustment of $17.9 million net of tax of $3.7 million to write off impaired goodwill. Additionally, effective at the beginning of fiscal 2003, we no longer amortized goodwill. Income (loss) before taxes included goodwill amortization of $368 in 2000, $612 in 2001, and $577 in 2002.
(6)	The dividend per class B common share was 90% of the dividend per common share.
(7)	The weighted-average number of common shares outstanding includes 3,233, 3,220, 3,207, 3,207 and 3,168 class B common shares for the fiscal years ended May 31, 2000, 2001, 2002, 2003 and 2004, respectively, and 3,189 and 3,120 class B common shares for the nine months ended February 28, 2004 and 2005, respectively.
(8)	We reclassified non-current tax liabilities to current accrued liability for fiscal 2003 to conform to the fiscal 2004 presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Overview

We achieved record sales of $520.1 million in fiscal 2004 with all four of our strategic business units growing sales for the second consecutive year, following the electronics industry recession experienced in fiscal 2002. Rapid growth continued in Asia/Pacific where we have our lowest gross margins, and our sales exceeded $100 million for the first time in fiscal 2004 and achieved double-digit growth in the region for the sixth consecutive year. We experienced strong demand for wireless products, which have our lowest gross margins, and industrial power products, which generally have higher gross margins in fiscal 2004, particularly in the Asia/Pacific and European markets.

For fiscal 2004, net income improved to $6.0 million, or $0.42 per share, primarily driven by the sales increase and improved operating leverage. The selling, general and administrative expenses as a percent of sales decreased to 20.9% of sales from 21.7% in fiscal 2003. The net loss for fiscal 2003 was $26.9 million as we recorded, net of tax, $8.8 million inventory obsolescence and overstock provision and $17.9 million goodwill impairment charge. In fiscal 2002, we recorded a net loss of $11.3 million including, after tax, inventory provision of $9.8 million and charges related to the medical glassware business disposition of $2.9 million.

In December 2004, we acquired the assets of Evergreen Trading Company, a distributor of passive components in China. Evergreen Trading Company will be integrated into our Industrial Power Group. Evergreen Trading Company is similar to us in that they also emphasize engineered solutions by offering technical services and design assistance. This acquisition is intended to provide Industrial Power Group infrastructure and a selling organization to more aggressively expand its business throughout China our Security System Division and Display Systems Group.

Also in December 2004, we formed a joint venture with Light Speed Labs, LP to support our Security System Division and Display Systems Group. The joint venture was organized as a limited liability company under the name VConex, LLC and is expected to develop distinctive and proprietary security and display solutions which will be exclusively marketed through Richardson Electronics, Ltd. This venture is expected to provide us with engineering resources and expertise to develop network video technology applications for large national accounts such as retail and hospitality chains for security and display solutions needs.

The third quarter of fiscal 2005 was the eleventh consecutive quarter of year-over-year sales growth for us. Sales increased for all four strategic business units and all four geographic areas for the three- and nine-month periods over the prior year. Net loss for the quarter was $18.7 million or $1.08 per share on a diluted basis as compared to net income of $1.5 million or $0.10 per share on a diluted basis a year ago. Net loss for the quarter included incremental tax provisions restructuring and other charges of $19.9 million after-tax ($4.2 million pre-tax). Incremental tax provisions of $17.2 million were established in the quarter primarily to reduce the Company’s deferred tax assets. We implemented restructuring actions at the end of the third quarter of fiscal 2005, which included changes in management and a reduction in workforce, to accelerate the alignment of operations with our engineered solutions strategy and improve operating efficiency. Severance charges of $2.2 million and inventory write-down charges of $0.9 million were recorded in the quarter. We also recorded incremental costs of $0.8 million associated with previously capitalized freight, which will now be reported as a period expense, and an incremental bad debt provision of $0.3 million. The severance and bad debt charges were recorded to selling, general and administrative expense. We experience moderate seasonality in our business and typically realize higher sequential sales in our second and fourth quarters, reflecting increased transaction volume after the summer and holiday months in our first and third quarter periods. Based on the period from fiscal

1993 to 2004, sales in the fourth quarter were, on average, approximately 9-10% higher sequentially. We believe fourth quarter sales in fiscal 2005 will increase sequentially over the third quarter of fiscal 2005 in line with the historical average.

During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We filed a Form 10-K/A for fiscal 2003 and a Form 10-Q/A for the period ended August 30, 2003, which increased interest expense reported in those periods.

In connection with our independent registered public accounting firm’s review of our Company’s Form 10-Q for the second quarter of fiscal 2005, an error was discovered with respect to the accounting treatment of certain foreign exchange gains and losses incurred during fiscal 2001 and 2002. These foreign exchange items related to the acquisition in 2001 of AVIV Electronics by one of our subsidiaries, and the reporting of subsequent intercompany transactions between the subsidiary and parent. The terms of the related acquisition agreement obligated our subsidiary to settle an acquisition-related obligation in U.S. dollars, which is not the subsidiary’s functional currency. Related foreign exchange losses incurred by the subsidiary during the period from the inception of the obligation through the date of the parent’s assumption of the obligation were accounted for in error as an element of accumulated other comprehensive income, rather than as an element of net income. The correction of this error amounts to $580,000 on a cumulative, net of tax basis, which was recorded as an adjustment to retained earnings, accumulated other comprehensive loss, and deferred income taxes as of May 29, 2004.

In connection with our independent registered public accounting firm’s review of our Form 10-Q for the third quarter of fiscal 2005, an error was identified that occurred in the application of Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation, on intercompany indebtedness with our subsidiaries, which affected previously reported foreign currency translation. The consolidated financial statements for fiscal 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004, have been restated to correct this error. For information regarding our material weaknesses in our internal control over financial reporting, see “—Identification of Material Weaknesses in Internal Control over Financial Reporting” and “Prospectus Summary—Recent Developments.”

Results of Operations

Nine Months Ended February 26, 2005 Compared to Nine Months Ended February 28, 2004

Sales and Gross Margins. Consolidated sales for the third quarter ended February 26, 2005 increased $14.4 million or 11.3% from the prior year to $141.7 million. Sales increased for all four strategic business units and all four geographic areas over the prior year, as discussed below. For the nine-month period, sales were up 15.2% to $431.4 million. Consolidated gross margin as a percentage of sales decreased 90 basis points for the quarter and 30 basis points for the nine-month period from the prior year primarily due to the write-downs of inventory and previously capitalized freight from the restructuring actions taken in the third quarter of fiscal 2005. Sales, percentage changes from the prior year, gross margins and gross margin percent of sales by SBU are summarized in the following table. Freight, Logistics business, and miscellaneous costs are included under the caption “Other.”

By Business Unit:

	SALES			GROSS MARGIN
	FY 2004	FY 2005	%Change	FY 2004	% of Sales	FY 2005	% of Sales
Third Quarter
RF and Wireless Communication Group	$55,973	$65,268	16.6%	$13,162	23.5%	$13,533	20.7%
Industrial Power Group	27,514	29,657	7.8%	8,383	30.5%	8,891	30.0%
Security Systems Division	25,260	25,607	1.4%	6,394	25.3%	6,260	24.4%
Display Systems Group	16,813	19,498	16.0%	4,146	24.7%	4,097	21.0%
Other	1,707	1,670		(620)		886

Total	$127,267	$141,700	11.3%	$31,465	24.7%	$33,667	23.8%

Nine Months
RF and Wireless Communication Group	$163,493	$197,053	20.5%	$37,190	22.7%	$43,864	22.3%
Industrial Power Group	81,232	90,608	11.5%	24,730	30.4%	27,525	30.4%
Security Systems Division	76,541	78,728	2.9%	19,419	25.4%	20,062	25.5%
Display Systems Group	47,756	60,040	25.7%	12,132	25.4%	13,528	22.5%
Other	5,501	4,992		(2,050)		(829)

Total	$374,523	$431,421	15.2%	$91,421	24.4%	$104,150	24.1%

RF and Wireless Communications Group sales grew 16.6% and 20.5% for the quarter and nine months, respectively, from the comparable periods in fiscal 2004. In the third quarter of fiscal 2005, Infrastructure and Network Access product sales increased 24.6% and 21.5% to $19.3 million and $25.7 million, respectively. In the first nine months of fiscal 2005, Passive/Interconnect, Network Access, and Infrastructure product sales were up 28.4%, 23.9% and 17.6% to $39.9 million, $75.1 million and $56.2 million, respectively. Gross margin as a percentage of sales decreased 280 basis points for the quarter and 40 basis points for the nine months compared to the prior year primarily due to inventory write-downs of $1.3 million recorded in the third quarter of fiscal 2005.

Industrial Power Group sales increased 7.8% and 11.5% for the quarter and nine months, respectively, compared to the same periods in the prior year. Solid State Power Components product sales were up 9.0% and 24.6% for the quarter and nine months to $9.5 million and $30.2 million, respectively. Tube product sales grew 6.2% and 4.9% to $19.8 million and $59.4 million for the quarter and nine months, respectively. Industrial Power Group gross margin as a percentage of sales decreased 50 basis points for the quarter compared to the prior year due to additional freight expenses of $0.2 million.

Security Systems Division sales were up 1.4% and 2.9% for the quarter and nine months, respectively, from the comparable periods in fiscal 2004. Private label product sales increased 14.1% and 13.4% for the quarter and nine months to $8.1 million and $23.4 million, respectively. Gross margin as a percentage of sales decreased 90 basis points for the quarter compared to the prior year due inventory write-downs of $0.3 million and additional freight expenses of $0.4 million.

Display Systems Group sales grew 16.0% and 25.7% for the quarter and nine months, respectively, compared to the same periods in the prior year. In the quarter, Custom Displays and Medical Monitors product sales were up 90.1% and 1.5% to $6.3 million and $7.2 million, respectively. In the nine months, Custom Displays and Medical Monitors product sales increased 80.5% and 25.4% to $17.0 million and $24.0 million, respectively. Display Systems Group gross margin as a percentage of sales decreased 370 basis points for the quarter and 290 basis points for the nine months compared to the prior year primarily due to declining average selling prices for Medical Monitors.

Sales, percentage change from the prior year, gross margin, and gross margin percent of sales by geographic area are summarized in the following table. Previously reported sales under the caption “Direct Export” and some of the “Corporate” sales were identified by geographic area and reclassified accordingly. The caption “Corporate” consists primarily of Freight and Corporate provisions.

By Geographic Area:

	SALES			GROSS MARGIN
	FY 2004	FY 2005	% Change	FY 2004	% of Sales	FY 2005	% of Sales
Third Quarter
North America	$68,392	$73,443	7.4%	$17,681	25.9%	$19,047	25.9%
Europe	29,124	31,118	6.8%	8,480	29.1%	9,425	30.3%
Asia/Pacific	23,630	30,652	29.7%	5,640	23.9%	7,104	23.2%
Latin America	5,428	5,544	2.1%	1,243	22.9%	1,458	26.3%
Corporate	693	943		(1,579)		(3,367)

Total	$127,267	$141,700	11.3%	$31,465	24.7%	$33,667	23.8%

Nine Months
North America	$199,468	$227,548	14.1%	$52,244	26.2%	$58,783	25.8%
Europe	86,025	94,284	9.6%	24,825	28.9%	27,047	28.7%
Asia/Pacific	71,120	91,217	28.3%	16,227	22.8%	21,560	23.6%
Latin America	15,102	15,392	1.9%	3,541	23.4%	4,184	27.2%
Corporate	2,808	2,980		(5,416)		(7,424)

Total	$374,523	$431.421	15.2%	$91,421	24.4%	$104,150	24.1%

Sales in North America increased 7.4% and 14.1%, respectively, for the quarter and nine months from the comparable periods in fiscal 2004. Gross margin as a percentage of sales was flat for the quarter and decreased 40 basis points for the nine months compared to the prior year. Display Systems Group sales in the United States grew 26.8% and 29.1% for the quarter and nine months to $15.3 million and $45.8 million, respectively. Security Systems Division sales in Canada were up 19.2% and 12.8% to $14.4 million and $43.4 million for the quarter and nine months, respectively.

Sales in Europe grew 6.8% and 9.6%, respectively, for the quarter and nine months from the comparable periods in fiscal 2004. Gross margin as a percentage of sales increased 120 basis points for the quarter and decreased 20 basis points for the nine months compared to the prior year. RF & Wireless Communication Group sales in Europe increased 17.6% and 19.4% for the quarter and nine months to $16.7 million and $51.2 million, respectively.

Sales in Asia/Pacific were up 29.7% and 28.3%, respectively, for the quarter and nine months from the comparable periods in fiscal 2004. Gross margin as a percentage of sales decreased 70 basis points for the quarter and increased 80 basis points for the nine months compared to the prior year. RF & Wireless Communication Group sales in Asia/Pacific grew 42.1% and 30.4% to $24.1 million and $67.8 million for the quarter and nine months, respectively. Sales in China increased 87.3% and 85.2% to $11.2 million and $29.4 million for the quarter and nine months, respectively, led by strong wireless and industrial power demand.

Sales in Latin America grew 2.1% and 1.9%, respectively, for the quarter and nine months from the comparable periods in fiscal 2004. Gross margin as a percentage of sales increased 340 basis points for the quarter and increased 380 basis points for the nine months compared to the prior year. RF & Wireless Communication Group sales in Latin America were up 27.1% and 15.9% for the quarter and nine months to $2.2 million and $5.8 million, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative (SG&A) expenses increased by 25.8% and 21.7% to $34.0 million and $95.3 million for the quarter and nine months, respectively, from the comparable periods in fiscal 2004. Selling, general and administrative expenses as a percentage of sales increased 2.8% and 1.2% to 24.0% and 22.1% of sales for the quarter and nine months, respectively, compared to the prior year. We implemented restructuring actions at the end of the third quarter of fiscal 2005, which included changes in management and a reduction in workforce, to accelerate the alignment of operations with our engineered solutions strategy and improve operating efficiency. Compared to the third quarter of fiscal 2004, SG&A expenses increased $7.0 million, which included $2.0 million of severance costs, $2.2 million of payroll and fringes, $0.4 million of depreciation and expense associated with the PeopleSoft implementation, $0.3 million of audit, tax and Sarbanes-Oxley compliance fees, $0.3 million of bad debt expense and $0.2 million of engineering services related to the VConex joint venture.

Other Expenses. Interest expense decreased 13.3% and 13.1% to $2.2 million and $6.7 million for the quarter and nine months, respectively, compared to the same periods in the prior year as a result of the equity offering and elimination of a fixed rate swap offset by interest on incremental borrowings to fund working capital requirements. Cash payments for interest were $8.3 million for the nine-month period ended February 26, 2005. Other, net expenses included a foreign exchange gain of $2.6 million and investment income of $286,000 for the first nine months in fiscal 2005 compared to a foreign exchange loss of $252,000 and investment income of $127,000 for the first nine months in fiscal 2004.

An error was identified in the application of SFAS No. 52, Foreign Currency Translation, on intercompany indebtedness with our subsidiaries, which affected previously reported currency translation. The financial statements for fiscal 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the first two quarters of fiscal 2005 have been restated to correct this error. The restatement increased other (income), net of tax, by $484,000 for the third quarter of fiscal 2004 and increased other expense, net of tax, by $143,000 for the nine month period of fiscal 2004. On May 18, 2005 to reflect these changes, we filed Form 10-K/A for fiscal 2004 and Form 10-Q/As for the quarters ended August 28, 2004 and November 27, 2004.

Income Tax Provision. As of February 26, 2005, domestic net operating loss carryforwards, or NOLs, are approximately $19.5 million. These NOLs expire in 2024. Foreign net operating loss carryforwards total approximately $15.3 million. In the second quarter of fiscal 2005, we recorded a valuation allowance of approximately $0.6 million primarily relating to certain foreign subsidiaries recording deferred tax assets on net operating loss carryforwards.

Net domestic deferred tax assets, including the domestic NOL, are approximately $14.5 million. Due to changes in the level of certainty regarding realization, a valuation allowanced of approximately $12.2 million was established in the third quarter of fiscal 2005 to offset the domestic deferred tax assets and domestic net operating loss carryforwards.

At the end of fiscal 2004, all of the positive earnings of our foreign subsidiaries were considered permanently reinvested pursuant to APB Opinion No. 23, Accounting for Income Taxes-Special Areas. As such, U.S. taxes were not provided on these amounts. In the third quarter of fiscal 2005, we determined that approximately $12.4 million of our subsidiaries’ earnings may be distributed in future years. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income tax and foreign withholding taxes in foreign countries. As such, we have established a deferred tax liability of approximately $4.8 million.

The effective income tax rates for the nine-month periods ended February 26, 2005 and February 28, 2004 were 38.0% and 30.7%, respectively, excluding the establishment of the domestic valuation allowance and deferred tax liabilities in the third quarter of fiscal 2005. The difference between the effective tax rate and the U.S. statutory rate of 34% primarily results from our geographic distribution of taxable income and losses and certain non-tax deductible charges, and certain foreign tax exposures and assessments.

Future effective tax rates could be adversely affected by lower than anticipated earnings in countries where we have lower statutory rates, changes in the valuation of certain deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. In addition, we are subject to the examination of our income tax returns by U.S. and foreign tax authorities and regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

Net Income. Net loss for the third quarter of fiscal 2005 was $18.7 million or $1.08 per share on a diluted basis as compared to net income of $1.5 million or $0.10 per share on a diluted basis a year ago. Net income for the quarter was down from the prior year primarily due to incremental tax provisions, restructuring and other charges. Net loss for the first nine months of fiscal 2005 was $13.8 million or $0.82 per share on a diluted basis compared to net income of $3.5 million or $0.24 per share on a diluted basis in the first nine months of the prior year.

Year Ended May 29, 2004 Compared to Year Ended May 31, 2003

Sales and Gross Margins. Consolidated sales in fiscal 2004 increased 12.0% to $520.1 million due to increased demand across all strategic business units. In fiscal 2003, consolidated sales increased 4.7% to $464.5 million as all four of our strategic business units increased sales from the prior year’s electronics industry recession. Sales by strategic business unit, or SBU, and percent of consolidated sales are presented in the following table, where the caption “Other” consists of freight and other non-specific sales and gross margins (in thousands):

	SALES
	Fiscal Year Ended
	May 31, 2003*	May 29, 2004	% Change
By Business Unit:
RF and Wireless Communications Group	$204,427	$231,389	13.2%
Industrial Power Group	95,508	112,737	18.0%
Security Systems Division	92,090	101,979	10.7%
Display Systems Group	64,191	66,452	3.5%
Other	8,301	7,511	(9.5)%

Total	$464,517	$520,069	12.0%

*	NOTE: The data has been reclassified to conform with the 2004 presentation. The modification was to reclassify broadcast tubes from RF and Wireless Communications Group to Industrial Power Group.

Gross margin for each SBU and margin as a percent of sales are shown in the following table. Gross margin reflects the distribution product margin less manufacturing variances, customer returns, scrap and cycle count adjustments, engineering costs, and other provisions. Gross margins on freight, inventory obsolescence provisions, and miscellaneous costs are included under the caption “Other” (in thousands):

	GROSS MARGIN
	Fiscal Year Ended
	May 31, 2003*		May 29, 2004
By Business Unit:
RF and Wireless Communications Group	$45,687	22.3%	$52,340	22.6%
Industrial Power Group	29,523	30.9%	34,694	30.8%
Security Systems Division	22,939	24.9%	26,045	25.5%
Display Systems Group	16,218	25.3%	17,105	25.7%

Subtotal	114,367	25.1%	130,184	25.4%
Other	(15,277)		(2,232)

Total	$99,090	21.3%	$127,952	24.6%

*	NOTE: The data has been reclassified to conform with the 2004 presentation. The modification was to reclassify broadcast tubes from RF and Wireless Communications Group to Industrial Power Group.

In 2003, we recorded an additional provision of $13.8 million, $8.8 million, net of tax, primarily for inventory obsolescence, overstock, and shrink to write down inventory to net realizable value as we aligned our inventory and cost structure to current sales levels amid continued economic slowdown and limited visibility.

We review our inventory on a quarterly basis. Inventory is evaluated from several perspectives, including quantity on hand based on historical sales activity and potential obsolescence based on projected future sales volumes and technology changes. We have a distinct seasonal pattern, which is correlated with the timing of vacations of our customers in Europe and holidays within our fiscal calendar. Our fiscal third quarter, comprised of December, January, and February, is a traditional holiday period and based on eight years of history, from fiscal 1994 to 2001, experiences an average 3.0% sequential decline in net sales. Conversely, our fiscal fourth quarter, comprised of March, April, and May, experiences an average 11.3% sequential increase in net sales, based on the period from fiscal 1994 to 2001. In fiscal 2002, we experienced our first full year sales decline since 1992 and the results in the fourth quarter were particularly adverse, as our industry continued its slump longer than many expected. During our quarterly reviews prior to the fourth quarter of 2002, we did not feel that, based on our historical results and our expectations going forward, that our inventory required a write down. However, given results for the fourth quarter of 2002, we determined that a write down was appropriate. In fiscal 2003, a similar pattern held, in that our results for the first three quarters closely tracked historical patterns (with the third quarter actually beating the historical pattern). As in fiscal 2002, the fourth quarter was disappointing, and, again, we determined at that time that a write down was appropriate.

We recently implemented new polices and procedures to strengthen our inventory management process while continuing to invest in system technology to further enhance our inventory management tools. We are committed to inventory management as an ongoing process as the business evolves and technology changes.

RF & Wireless Communications Group sales increased 13.2% in fiscal year 2004 to $231.4 million. The sales growth was driven by strength in the Network Access and Passive/Interconnect product lines partially offset by weakness in some specialty and Broadcast products. The Network Access and Passive/Interconnect product line posted sales growth of 25.7% and 29.1% to $86.4 and $45.2 million, respectively in fiscal 2004 and we believe this growth is associated with an increase in wireless demand. RF & Wireless Communications Group Canadian sales increased 51.2% to $11.0 million and the group’s Asia/Pacific sales increased 37.1% to $76.8 million, respectively in fiscal 2004. In fiscal 2003, sales increased 12.3% from 2002 to $204.4 million due to stronger U.S. wireless communications demand, gains in Passive/Interconnect product lines, and several large contract wins in North America.

RF & Wireless Communications Group gross margin improved in fiscal 2004. Gross margins were up 30 basis points, led by the growth of higher margin Network Access and Passive/Interconnect product lines. Network Access and Passive/Interconnect product lines gross margins were 24.1% and 25.7% in 2004 and 24.9% and 27.1% in 2003. Gross margins in Canada and Asia/Pacific increased 45.6% and 31.7% in 2004, respectively. The 110 basis points decline in fiscal 2003 compared to fiscal 2002 was due, in part, to industry-wide competitive pricing pressure in recent years, lower markups on several large contracts in the U.S., and on an expanded customer base in Asia/Pacific in fiscal 2002.

Industrial Power Group sales in fiscal 2004 increased 18.0% to $112.7 million, led by strong, broad-based demand. Industrial Power Group Tube sales increased 15% to $77 million and Power Components increased 26% to $35 million. Vacuum tube sales represented 68.7% and 70.6% of Industrial Power Group total sales in fiscal 2004 and fiscal 2003, respectively. Industrial Power Group sales in fiscal 2003 increased 0.5%, reflecting 20% growth in the sale of power semiconductors, primarily in industrial RF and industrial power conversion applications, offset by a 4% decline in the tube business, primarily as a result of project timing in the broadcast tube market. Gross margins were up 20 basis points in fiscal 2003 primarily due to changes in product mix. Gross margins were relatively flat at 30.8%, 30.9%, and 30.7% in fiscal 2004, 2003 and 2002, respectively.

Sales for the Security Systems Division exceeded $100 million for the first time, up 10.7% from fiscal 2003 to $102.0 million with strong growth in Canada and renewed growth in the United States, principally due to an increase in digital video recorder sales. Security Systems Division sales increased 11% in the U.S. to $31 million and 14% in Canada to $52 million, respectively in fiscal 2004. Security Systems Division sales were higher by 8.2% in fiscal 2003 primarily due to heightened concerns over security and acceleration in the conversion from analog to digital technology. In fiscal 2004 and 2003, gross margins were up 60 basis points and 130 basis points as higher margin digital technology products represented a larger percentage of sales.

Display Systems Group sales increased 3.5% in fiscal 2004 to $66.5 million as Medical Monitor sales increased 14.7% to $26.8 million, reflecting the continued shift from a film-based environment to digital systems. Due to the timing of large project based business, Custom Display sales declined 18.3% in fiscal 2004 to $13.5 million. Display Systems Group sales increased 5.8% in fiscal 2003 to $64.2 million; strong advances in custom flat panel monitor and Medical Monitor sales offset a decline in cathode ray tube sales of 10% to 11.5 million. The Medical Monitor business grew 31% to $23.4 million in fiscal 2003 as we secured several large contracts with new product offerings.

Gross margins increased 40 basis points in fiscal 2004 as monitors and specialty displays expanded margins, partially offset by slightly lower margins in custom displays and cathode ray tubes. Gross margins declined 80 basis points in fiscal 2003. The fiscal 2003 margins were negatively affected by increased medical monitor sales as large orders, which fueled the sales growth, carry lower margins.

Sales by Geographic Area. We have grown through a balanced emphasis on investment in both North America and other areas of the world and currently has 38 facilities in North America, 18 in Europe, 14 in Asia/Pacific and 5 in Latin America. On a geographic basis, we primarily categorize our sales by destination: North America, Europe, Asia/Pacific, Latin America, and Corporate. Sales and gross margin, as a percent of sales, by geographic area are as follows (in thousands)

	SALES
	Fiscal Year Ended
	May 31, 2003*	May 29, 2004	% Change
By Geographic Areas:
North America	$259,640	$275,622	6.2%
Europe	103,129	116,820	13.3%
Asia/Pacific	78,146	104,068	33.2%
Latin America	20,523	20,074	(2.2)%
Corporate	3,079	3,485	13.2%

Total	$464,517	$520,069	12.0%

	GROSS MARGIN
	Fiscal Year Ended
	May 31, 2003*		May 29, 2004
By Geographic Areas:
North America	$67,863	26.1%	$71,894	26.1%
Europe	28,387	27.5%	33,709	28.9%
Asia/Pacific	17,895	22.9%	23,304	22.4%
Latin America	5,274	25.7%	4,869	24.3%

Subtotal	119,419	25.9%	113,776	25.9%
Corporate	(20,329)		(5,824)

Total	$99,090	21.3%	$127,952	24.6%

*	NOTE: The data has been reclassified to conform to the fiscal 2004 presentation. The modifications includes reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location. Europe includes sales and gross margins to Middle East and Africa. Corporate consists of freight and other non-specific sales and gross margins.

North American sales increased 6.2% to $275.6 million in fiscal 2004, primarily from Canada’s sales growth of 18.6% to $69.7 million, which was led by improved wireless demand and continued strength in the security systems market. The United States had limited sales growth in fiscal 2004 due to a completion of a large wireless infrastructure project in the prior year and a trend of customers moving manufacturing to Asia. North American gross margins remained flat at 26.1% in fiscal 2004 compared to fiscal 2003. North American sales increased 4.7% in fiscal 2003 as we benefited from improved demand in the U.S. wireless communications market and continued gains in the Canadian security market, in which our Security Systems Division unit, Burtek, is one of the leading suppliers.

European sales increased 13.3% to $116.8 million in fiscal 2004 as all countries posted increases in sales, partially due to the weakening U.S. dollar. Italy and Israel led the sales growth with strong wireless demand, specifically network access gains in Italy and infrastructure growth in Israel. Gross margins improved 140 basis points in fiscal 2004 from 27.5% to 28.9%. European sales reached $103 million in fiscal 2003, up 8.9% from fiscal 2002, propelled by the strong Euro and solid gains in Security Systems Division and Display Systems Group.

Asia/Pacific marked the sixth consecutive year of double-digit growth as sales advanced 33.2% in fiscal 2004 following a 13.6% increase in fiscal 2003. China continued its rapid sales growth, increasing 83.3% to $25.3 million in fiscal 2004 with RF & Wireless Communications Group sales more than doubling from the prior year to $21.0 million, experiencing strong infrastructure, network access, and passive/interconnect demand. Fiscal 2004 Asia/Pacific gross margins have declined slightly from 22.9% to 22.4%. In fiscal 2003, Taiwan, Japan, and China posted the largest gains as we opened a third sales office in China and had a strong RF & Wireless Communications Group performance in Japan.

Latin America sales declined 2.2% to $20.1 million as decreased broadcast demand in Colombia and Mexico was partially offset by increased industrial power demand in Brazil and Colombia. Latin American economies did not perform well during fiscal 2003 as they suffered from the effects of the global economic recession, weak investment inflows, political instability in several countries, and general uncertainty about the future economic policies of several countries. This was the main reason sales decreased 29.3% in fiscal 2003. Effects of the sold medical glassware business and continued devaluation of local currencies also contributed to the sharp decline.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.8 million in fiscal 2004 to $108.5 million. Salaries and incentives increased $4.6 million due primarily to increased sales and additional headcount required to support the sales growth. For fiscal 2004, total selling, general and administrative expenses decreased to 20.9% of sales compared to 21.7% in fiscal 2003.

Selling, general and administrative expenses increased $6.2 million in fiscal 2003 to $100.7 million. Included in the SG&A expense is a restructuring charge of $1.7 million as we eliminated over 70 positions or approximately 6% of our workforce and terminated a property lease contract. Increases in salaries, primarily resulting from employee merit increases, contributed over $2.0 million to the SG&A increase. Incentives were up $1.5 million in fiscal 2003 on higher sales while fringe benefits were up $1.0 million driven by increasing healthcare costs and higher payroll.

Other Income and Expense. Interest expense decreased slightly in fiscal 2004 to $10.3 million, partially due to lower interest on revolving credit agreement and bank loans. We also benefited from historically low interest rates as our weighted average interest rate decreased to 5.98% on May 29, 2004, compared to 6.09% a year earlier. In fiscal 2003, interest expense decreased 16.4% to $10.4 million, partially due to $1.1 million lower charges related to the fair market value adjustments of the fixed rate swaps.

During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We have restated the financial statements for fiscal 2003 and 2002, and the first quarter of fiscal 2004, which increased interest expense reported in those periods.

Investment income includes realized capital gains of $307,000 in fiscal 2004 and losses of $61,000 in fiscal 2003 related to our investment portfolio. Foreign exchange rates and other expenses primarily reflect changes in the value of the U.S. dollar relative to foreign currencies.

Income Tax Provision. Our effective tax rates were 29.6%, 20.9%, and 35.6% in fiscal 2004, 2003 and 2002. Differences between the effective tax rate as compared to the prior year and as compared to the U.S. federal statutory rate of 34% in fiscal 2004, 2003, and 2002 principally result from our geographical distribution of taxable income and losses, certain non-tax deductible charges, valuation allowances, and our foreign sales corporation benefit on export sales, net of state income taxes.

Net Income and Per Share Data. For fiscal 2004, net income improved to $6.0 million, or $0.42 per share on a diluted basis, primarily driven by the sales increase and improved operating leverage. The selling, general and administrative expenses as a percent of sales decreased to 20.9% of sales from 21.7% in fiscal 2003.

In fiscal 2003, the Company posted a net loss of $26.9 million. The loss includes, net of tax, $17.9 million goodwill impairment charge, $13.8 million charge related to inventory, $1.7 million restructuring charge, and other charges of $0.6 million.

Year Ended May 31, 2003 Compared to Year Ended June 1, 2002

The following table shows selected results of operations for the fiscal year ended May 31, 2003 compared to the fiscal year ended June 1, 2002 by business unit and geographic area.

	SALES
	Fiscal Year Ended
	June 1, 2002	May 31, 2003	% Change
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$181,969	$204,427	12.3%
Industrial Power Group	95,018	95,508	0.5%
Security Systems Division	85,087	92,090	8.2%
Display Systems Group	60,697	64,191	5.8%
Other	20,721	8,301

Total	$443,492	$464,517	4.7%

By Geographic Area:
North America	$248,011	$259,640	4.7%
Europe	94,670	103,129	8.9%
Asia/Pacific	68,817	78,146	13.6%
Latin America	29,013	20,523	-29.3%
Corporate	2,981	3,079

Total	$443,492	$464,517	4.7%

	GROSS MARGIN
	Fiscal Year Ended
	June 1, 2002		May 31, 2003
	(In thousands)
By Business Unit:
RF and Wireless Communications Group	$42,642	23.4%	$45,687	22.3%
Industrial Power Group	29,181	30.7%	29,523	30.9%
Security Systems Division	20,080	23.6%	22,939	24.9%
Display Systems Group	15,864	26.1%	16,218	25.3%
Other	(13,601)		(15,277)

Total	$94,166	21.2%	$99,090	21.3%

By Geographic Area:
North America	$65,799	26.5%	$67,863	26.1%
Europe	25,295	26.7%	28,387	27.5%
Asia/Pacific	15,861	23.0%	17,895	22.9%
Latin America	7,994	27.6%	5,274	25.7%
Corporate	(20,783)		(20,329)

Total	$94,166	21.2%	$99,090	21.3%

NOTE:	This data has been reclassified to conform with the fiscal 2004 presentation. The modifications include:

•	reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and

•	reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.

Europe includes sales and gross margins to Middle East and Africa.

Corporate consists of freight and other non-specific sales and gross margins.

Sales and Gross Margins. Consolidated sales in fiscal 2003 were $464.5 million, up 4.7% from fiscal 2002 sales of $443.5 million.

In the fourth quarter of fiscal 2002, we recorded a pre-tax provision for inventory obsolescence and overstock of $15.3 million, $9.8 million net of tax. The charge was driven by our sales not meeting our expectations, reflecting industrywide conditions, a prolonged recovery period, and changes in our mix of business toward higher technology products, particularly in the telecommunications market. Inventories that support the telecommunications market typically have more rapid obsolescence experience than our electron tube products, which represented the predominant amount of our historical sales. In the fourth quarter of fiscal 2003, we recorded an additional provision of $13.8 million, $8.8 million net of tax, primarily for inventory obsolescence, overstock, and shrink, to write down inventory to net realizable value as we aligned our inventory and cost structure to current sales levels amid continued economic slowdown and limited visibility.

We review our inventory on a quarterly basis. Inventory is evaluated from several perspectives, including quantity on hand based on historical sales activity and potential obsolescence based on projected future sales volumes and technology changes. We have a distinct seasonal pattern which is correlated with the timing of vacations of our customers in Europe and holidays within our fiscal calendar. The fiscal third quarter, comprised of December, January, and February, is a traditional holiday period and based on eight years of history, from fiscal 1994 to 2001, experiences an average 3.0% sequential decline in net sales. Conversely, our fiscal fourth quarter, comprised of March, April, and May, experiences an average 11.3% sequential increase in net sales, based on the period from fiscal 1994 to 2001. In fiscal 2002, we experienced our first full year sales decline since 1992 and the results in the fourth quarter were particularly adverse, as our industry continued its slump longer than many expected. During our quarterly reviews prior to the fourth quarter of 2002, we did not feel that, based on our historical results and our expectations going forward, our inventory required a write down. However, given results for the fourth quarter of 2002, we determined that a write down was appropriate. In fiscal 2003, a similar pattern held, in that our results for the first three quarters closely tracked historical patterns (with the third quarter actually beating the historical pattern). As in fiscal 2002, the fourth quarter was disappointing, and, again, we determined at that time that a write down was appropriate.

We recently implemented new polices and procedures to strengthen our inventory management process while continuing to invest in system technology to further enhance our inventory management tools. We are committed to inventory management as an ongoing process as the business evolves and technology changes.

In fiscal 2003, RF and Wireless Communications Group sales were up 12.3% from fiscal 2002 due to stronger US wireless communications demand, solid gains in passive and interconnect segments, and several large contract wins in North America. Gross margins continued to decline, dropping 110 basis points in fiscal 2003 primarily due to lower markups on several large contracts in the U.S.

Industrial Power Group sales in fiscal 2003 increased 0.5%, reflecting 20% growth in the sale of power semiconductors, primarily in industrial RF and industrial power conversion applications, offset by a 4% decline in the legacy tube business, primarily as a result of project timing in the broadcast tube market. Gross margins were up 20 basis points in fiscal 2003 primarily due to changes in product mix.

Security Systems Division sales were higher by 8.2% in fiscal 2003 primarily due to heightened concerns over security and acceleration in the conversion from analog to digital technology. Gross margins were up 130 basis points in fiscal 2003 as higher margin digital technology products represented a larger percentage of sales.

Display Systems Group sales increased 5.8% in fiscal 2003 despite a decline in cathode ray tube sales of 10% offset by strong advances in custom flat panel monitor and medical monitor sales. The medical monitor business grew 31% in fiscal 2003 as we secured several large contracts with our new product offerings. Gross margins declined 80 basis points in fiscal 2003 as increased medical monitor sales carried lower margins.

On February 22, 2002, we sold our medical glassware business, including the reloading and distribution of X-ray, CT, and image intensifier tubes, to Royal Philips Electronics amid continued decline in sales and gross margins due to increased competition in the replacement market and production inefficiencies in tube reloading. Medical glassware sales fell 90.2% in fiscal 2003 as a result of the sale of the business at the end of the third quarter in fiscal 2002. The fiscal 2003 revenues represent sales of residual inventory as well as certain camera tubes we still sell into multiple markets.

North American sales increased 4.7% in fiscal 2003 as we benefited from improved demand in the US wireless communications market and continued gains in the Canadian security market, in which our Security Systems Division’s operation, Burtek, is one of the leading suppliers.

European sales increased 8.9% in fiscal 2003, propelled by the strong Euro and solid gains in our Security Systems Division and Displays Systems Group.

Asia/Pacific marked its fifth consecutive year of double-digit growth as sales increased 13.6% in fiscal 2003. Taiwan, Japan, and China posted the largest gains in fiscal 2003 as we opened a third sales office in China and had a strong RF and Wireless Communications Group performance in Japan.

Latin American economies did not perform well during fiscal 2003 as they suffered from the effects of the global economic recession, weak investment inflows, political instability in several countries, and general uncertainty about the future economic policies of several countries. This was the main reason sales decreased 29.3% in fiscal 2003. Effects of the sold medical glassware business and continued devaluation of local currencies also contributed to the sharp decline.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million in fiscal 2003 to $100.7 million. Included in the SG&A expense is a restructuring charge of $1.7 million as we eliminated over 70 positions or approximately 6% of our workforce and terminated a property lease contract. Increases in salaries, primarily resulting from employee merit increases, contributed over $2.0 million to the SG&A rise. Incentives were up $1.5 million in fiscal 2003 on higher sales while fringe benefits were up approximately $1.0 million driven by increasing health-care costs and higher payroll. In fiscal 2002, we recorded a loss of $4.6 million related to the sale of our medical glassware business.

Other Income and Expense. Interest expense decreased 16.4% in fiscal 2003 partially due to $1.1 million lower charges related to the fair market value adjustments of the fixed rate swaps. Also, we benefited from historically low interest rates as our weighted average interest rate decreased to 6.09% on May 31, 2003, compared to 6.35% a year ago.

During the second quarter of fiscal 2004, we identified an accounting error that occurred in our Swedish subsidiary which affected interest expense previously reported for the prior seven quarters in the aggregate amount of $738,000. We have restated financial results for fiscal years 2003 and 2002, which increased interest expense reported in those periods.

Investment income includes realized capital losses of $61,000 in fiscal 2003 and gains of $49,000 in fiscal 2002 related to our investment portfolio. Foreign exchange and other expenses primarily reflect changes in the value of the U.S. dollar relative to foreign currencies.

Income Tax Provision. Our effective tax rates were 20.9% in fiscal 2003 and 35.6% in fiscal 2002. Differences between the effective tax rate as compared to the prior year and as compared to the U.S. federal statutory rate of 34% principally result from our geographical distribution of taxable income and losses, certain non-tax deductible charges, and our foreign sales corporation benefit on export sales, net of state income taxes. In fiscal 2003, due to the fact that we are in a loss position, the lower tax rate is indicative of a lower tax benefit being recorded. This primarily resulted from the establishment of a $1.6 million valuation reserve related to our deferred tax assets outside of the United States. As a result, no tax benefit was recognized on losses in certain foreign subsidiaries.

Net Results. In fiscal 2003, we posted a net loss of $26.9 million. The loss includes, net of tax, $17.9 million goodwill impairment charge, $8.8 million charge related to inventory, $1.1 million restructuring charge, and other charges of $2.0 million.

We recorded a net loss of $11.3 million in fiscal 2002 which included after tax charges related to the medical glassware business disposition of $2.9 million, inventory obsolescence and overstock of $9.8 million, and other charges of $0.5 million.

Identification of Material Weaknesses in Internal Control over Financial Reporting

We maintain a set of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Securities Act of 1934, as amended (the “Exchange Act”)) designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Any controls and procedures, no matter how well designed and operated, can provide only a reasonable assurance of achieving the desired control objectives.

During the fiscal third quarter ended February 26, 2005, our independent registered public accounting firm, KPMG, LLP, reported to management and to the audit committee on certain matters involving internal controls that they considered to be material weaknesses. These internal controls related to (1) inappropriate application of certain provisions of SFAS No. 52, Foreign Currency Translation, affecting previously issued consolidated financial statements and (2) the origination and maintenance of contemporaneous documentation of the factual support or key judgments made in connection with the execution of several legal documents that represented important accounting events. The misapplication affected reported currency translation in previously issued consolidated financial statements for fiscal years 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004 and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004.

Also during the fiscal third quarter of fiscal 2005, our independent registered public accounting firm reported to management and to the audit committee on certain matters involving internal controls regarding income taxes that they considered to be material weaknesses, including (1) lack of appropriate quarterly analysis of the valuation of deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, (2) lack of consideration of APB Opinion No. 23, Undistributed Earnings of Subsidiaries, and (3) lack of appropriate quarterly analysis of tax liabilities.

We have begun remediating these weaknesses, including implementing the following measures:

•	We have engaged a third party to provide global tax compliance and reporting services, in order to improve the quarterly analysis of tax liabilities.

•	We are reviewing and will update our policy regarding inter-company loan agreements, including the initiation, approval and maintenance of inter-company loans.

•	We are reviewing and will update our policies and procedures surrounding the accounting for inter-company transactions to ensure compliance with SFAS 52.

•	We have reviewed all inter-company loans to ensure loan documentation exists and supports the accounting treatment of the loans.

•	We perform a monthly variance analysis of foreign currency activity as part of our standard operating procedures.

During fiscal 2005, we have made significant progress on remediating the six material weaknesses identified in the fiscal 2004 audit of our financial statements and previously described in our Annual Report in Form 10-K/A for the year ended May 29, 2004, including implementation of the following measures:

•	We developed formal procedures for financial statement variance analysis and balance sheet reconciliations. The monthly closing schedule was formally communicated to all subsidiaries. The procedures were put in place during the second quarter of fiscal 2005 and are currently being tested as part of the Sarbanes-Oxley assessment process.

•	We improved documentation of management review and reconciliation performance through policies, education and re-enforcement, a balance sheet listing of account owners and approvers, and the implementation of Financial Services Manager, Accounting Manager, Corporate Controller and CFO checklists. These measures were put in place during the second and third quarters of fiscal 2005 and will be tested as part of the Sarbanes-Oxley assessment process this fiscal year.

•	Improvements to the reconciliation process during the migration from local accounting systems to PeopleSoft financials have been made and are expected to continue throughout fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

•	Our Information Systems group is in the process of installing several software packages which we believe will remediate the internal control issues regarding change management and system monitoring. These remediation efforts are expected to be completed before the end of fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

Upon completion of the annual audit, KPMG may identify additional deficiencies which, either individually or in the aggregate, constitute a material weakness. KPMG has indicated to both the Audit Committee and management that none of the identified material weaknesses has resulted in material inaccuracies in our financial results for the fiscal year ended May 29, 2004. In addition, we believe that the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were and continue to be effective in timely alerting us to material financial information required to be included in our periodic filings. However, we cannot assure you that KPMG will not determine otherwise prior to the release of our Annual Report on Form 10-K for the fiscal year ended May 28, 2005 or that our internal control processes are sufficient to alert us to all material information that is required to be filed in our periodic reports with the SEC, or to provide reasonable assurance that our financial statements are fairly presented in conformity with accounting principles generally accepted in the United States. Additionally, ineffective internal controls would place us at increased risk of fraud or misuse of corporate assets.

To the extent that any material weaknesses are identified in our internal controls, significant resources from our management team may be required to implement and maintain effective controls and procedures. In addition, we may need to hire additional employees and further train our existing employees and may experience higher than anticipated capital expenditures and operating expenses, during the implementation of these changes and thereafter. If we are unable to implement these changes effectively or efficiently, there could be a material adverse effect on our operations or financial results.

We are evaluating our policies and procedures that relate to the material weaknesses identified by KPMG, and will implement any additional measures necessary to rectify any deficiencies in our internal controls as soon as practicable. We also intend to continue to conduct monthly financial reviews in an attempt to identify any discrepancies that may arise as a result of a failure of an internal control.

Liquidity and Capital Resources

In recent years, we have financed our growth and cash needs largely through income from operations and borrowings under revolving credit facilities. Liquidity provided by our operating activities is reduced by working capital requirements, debt service, capital expenditures, dividends, and business acquisitions. Liquidity is increased by proceeds from borrowings and business dispositions.

Cash was $22.7 million at February 26, 2005, an increase of $5.8 million from the beginning of the fiscal year. During the first nine months of fiscal 2005, we used $7.9 million of cash in operating activities. Working capital increased $14.4 million for the nine months, primarily resulting from an increase of $11.6 million in inventory.

Cash provided by operations was $12.0 million in fiscal 2004, $7.8 million in fiscal 2003, and $33.1 million in fiscal 2002. Working capital requirements decreased by $0.4 million in fiscal 2004 as receivables rose due to increased sales but slightly offset by increased accounts payable and days payable. Working capital requirements decreased by $3.2 million in fiscal 2003 as enhanced collection of receivables and improved inventory management did not fully offset a decrease in days payable. Working capital requirements decreased $22.2 million in fiscal 2002 in line with the 11.7% sales reduction.

Inventory days were approximately 90 in the third quarter of fiscal 2005, compared with 85 days in the second quarter of fiscal 2005 and 77 days at the end of fiscal 2004. Initial stocking packages for exclusive supplier agreements caused inventory to increase during the first half of fiscal 2005. Days sales outstanding were approximately 61 in the third quarter of 2005 compared with 58 days in the second quarter of 2005 and 52 days at the end of fiscal 2004. In the third quarter of 2005 as compared to the second quarter of 2005, Europe and Asia receivables combined increased from 54% to 57% of our total receivables with days sales outstanding of approximately 78 days while North America’s receivables decreased from 41% to 38% of our total receivables with days sales outstanding of approximately 46 days.

We provide engineered solutions, including prototype design and assembly, niche markets, Additionally, we specialize in certain products representing trailing-edge technology that may not be available from other sources, and may not be currently manufactured. In many cases, our products are components of production equipment for which immediate availability is critical to the customer. Accordingly, we enjoy higher gross margins, but have larger investments in inventory than those of a commodity electronics distributor.

Net cash provided by financing activities was $19.7 million during the first nine months of fiscal 2005. During the first quarter, we had an equity offering for 3 million shares of stock that contributed $27.8 million in proceeds that was used to reduce debt by $13.3 million and fund working capital requirements. For investing activities, we spent $6.5 million on capital projects during the first nine months of fiscal 2005, primarily related to PeopleSoft development costs and ongoing investments in information technology infrastructure. A $545,000 earn out payment was made in the first quarter of fiscal 2005 associated with the Pixelink acquisition as the business unit achieved certain operating performance criteria. We also made a net cash payment of $336,000 for the Evergreen Trading Company acquisition in the third quarter of fiscal 2005.

In October 2004, we renewed our multi-currency revolving credit agreement with the current lending group in the amount of $109.0 million. The new agreement matures in October 2009 and is principally secured by our trade receivables and inventory. This agreement includes lower interest rate spreads, relaxed leverage and coverage ratios, and increased borrowing base advance rates than the prior agreement while also adding an accordion feature that can increase the credit line by up to an additional $25 million. The facility bears interest at applicable LIBOR rates plus a margin, varying with certain financial performance criteria. At February 26, 2005, the applicable margin was 150 basis points and $67.1 million was outstanding. Of the $41.9 million which was unborrowed under the total facility, $28.7 million was available due to the borrowing base limitations.

We were in compliance with all debt covenants as of February 26, 2005. Subsequently, the Company’s late filing of its third quarter Form 10-Q (see Note K to our unaudited condensed consolidated financial statements for the nine months ended February 26, 2005) resulted in a default of our credit agreement with respect to timely delivery of financial statements and Form 10-Q reports. We have received a waiver from our lending group for the default and with the filing of our third quarter Form 10-Q and amended Form 10-K and Form 10-Q reports for the affected periods, have satisfied the conditions of the waiver.

In February 2005, we issued $44.7 million of 7 3/4% convertible senior subordinated notes due 2011 in exchange for $22.2 million of our 7 1/4% convertible debentures due December 2006 and $22.5 million of our 8 1/4% convertible senior subordinated debentures due June 2006. The new notes are convertible at the holder’s option into shares of our common stock at a price of $18.00 per share. We may redeem the new notes at par on or after December 19, 2006, except that from December 19, 2006 until December 19, 2007, the new notes are redeemable only if the trading price of our common stock exceeds certain levels. Subsequent to the exchange, we have outstanding $4.8 million of 7 1/4% convertible debentures due December 2006, $17.5 million of 8 1/4% convertible senior subordinated debentures due June 2006 and $44.7 million of 7 3/4% convertible senior subordinated notes due December 2011.

Contractual Obligations and Contingent Commitments

Certain contractual obligations and other commercial commitments as of February 26, 2005 by expiration period are presented in the table below:

	Payments due by fiscal period as of February 26, 2005
	2005	2006	2007	2008	Beyond	Total
Convertible debentures/notes	$—	$22,291	$—	$—	$44,683	$66,974
Floating-rate multi-currency revolving credit agreement	—	—	—	—	67,033	67,033
Facility lease obligations	1,020	2,632	1,343	917	428	6,340
Performance bonds	—	1,349	—	—	—	1,349
Other	3	21	21	4	—	49

Total	$1,023	$26,293	$1,364	$921	$112,144	$141,745

Convertible debentures consist of the 8 1/4% debentures, with principal of $17,538,000 due June 15, 2006, and the 7 1/4% debentures, with principal of $4,753,402 due December 15, 2006. Convertible notes consist of the 7 3/4% notes, with principal of $44,683,000 due December 15, 2011. The floating-rate multi-currency revolving credit facility matures on October 29, 2009 and bears interest at applicable LIBOR rates plus a 175 basis point margin. Facility lease obligations are related to certain warehouse and office facilities under non-cancelable operating leases. Certain African and Latin American customers require performance bonds with expiration dates between July and December of 2005, renewable annually.

We believe that the existing sources of liquidity, including current cash and equivalents as well as cash provided by operating activities, supplemented as necessary with funds available under our credit arrangements, will provide sufficient resources to meet our present and future working capital and other cash requirements for at least the next twelve months.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowances for doubtful accounts, inventories, intangible assets, income taxes, and contingencies and litigation.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The polices discussed below are considered by management to be critical to understanding our financial position and results of operations. Their application involves more significant judgments and estimates in preparation of our consolidated financial statements. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The estimates are influenced by the following considerations: continuing credit evaluation of customers’ financial conditions; aging of receivables, individually and in the aggregate; large number of customers which are widely dispersed across geographic areas; collectability and delinquency history by geographic area; and the fact that no single customer accounts for 10% or more of net sales. Material changes in one or more of these considerations may require adjustments to the allowance affecting net income and net carrying value of Accounts Receivable. As of May 29, 2004, the balance in the account was $2,516,000.

Impairment of Investments. We hold a portfolio of investment securities and periodically assesses its recoverability. In the event of a decline in fair value of an investment, the judgment is made whether the decline is other-than-temporary. Management’s assessment as to the nature of a decline is largely based on the duration of that market decline, financial health of and specific prospects for the issuer, and our cash requirements and intent to hold the investment. If an investment is impaired and the decline in market value is considered to be other-than-temporary, an appropriate write-down is recorded. We recognized $226,024 investment impairment in fiscal 2004. In fiscal 2003, an investment impairment of $72,000 was recorded in operating results.

Inventories. In fiscal 2003 and 2002, we carried our inventories at the lower of cost or market using the last-in, first-out (LIFO) method. Effective June 1, 2003, fiscal 2004, the North American operations, which represent a majority of our operations and approximately 78% of our inventories, changed from the LIFO method to the first-in, first-out (FIFO) method. All other inventories were consistently stated at the lower of cost or market using the FIFO method. The FIFO method is preferable in these circumstances because it provides a better matching of revenue and expenses in our business environment. The accounting change was not material to the financial statements for any of the periods, and accordingly, no retroactive restatement of prior years’ financial statements was made.

Provisions for obsolete or slow moving inventories are recorded based upon regular analysis of stock rotation, obsolescence, and assumptions about future demand and market conditions. If future demand, change in the industry, or market conditions differ from management’s estimates, additional provisions may be necessary.

In fiscal 2003 and 2002, we recorded inventory obsolescence and overstock provisions of $13.8 million and $15.3 million, respectively, which were included in the cost of sales. The provisions were principally for obsolete and slow moving parts. The parts were written down to estimated realizable value.

In fiscal 2004, we implemented new policies and procedures to strengthen our inventory management process while continuing to invest in system technology to further enhance our inventory management tools. These policy and procedure changes included increased approval authorization levels for inventory purchases, quarterly quantitative and qualitative inventory aging analysis and review, changes in the budgeting process to establish targets and metrics that relate to our return on assets rather than only a revenue and profit expectation, and realignment of incentive programs in accordance with these targets and metrics. We are committed to inventory management as an ongoing process as the business evolves and technology changes.

Long-Lived and Intangible Assets. We periodically evaluate the recoverability of the carrying amounts of our long-lived assets, including software, property, plant and equipment. We assess in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the possibility of long-lived assets being impaired when events trigger the likelihood.

Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. If impairment exists, the carrying value of the impaired asset is written down and impairment loss is recorded in operating results. In assessing the potential impairment of our goodwill and other intangible assets, management makes significant estimates and assumptions regarding the discounted future cash flows to determine the fair value of the respective assets on an annual basis. These estimates and their related assumptions include, but are not limited to, projected future operating results, industry and economy trends, market discount rates, indirect expense allocations, and tax rates. If these estimates or assumptions change in the future as a result of changes in strategy, our profitability, or market conditions, among other factors, this could adversely affect future goodwill and other intangible assets valuations and result in additional impairment charges.

Effective June 1, 2002, we adopted Statement of Financial Accounting Standard No. 142 (SFAS 142), Goodwill and Other Intangible Assets. This statement changed the accounting for goodwill and indefinite-lived assets from an amortization approach to an impairment-only approach. As a result of the adoption of SFAS No. 142, we recorded a transitional impairment charge during the first quarter of fiscal 2003 of $21.6 million ($17.9 million net of tax), presented as a cumulative effect of accounting change. We performed our impairment test during the fourth quarter of each fiscal year. We did not find any indication that additional impairment existed and, therefore, no additional impairment loss was recorded.

New Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Statement 123(R) is effective at the beginning of the next fiscal year that begins after June 15, 2005. We are evaluating the impact of the adoption of SFAS 123R on the financial statements.

Risk Management and Market Sensitive Financial Instruments

Our foreign denominated assets and liabilities are cash, accounts receivable, inventory, and accounts payable, primarily in Canada and member countries of the European community and, to a lesser extent, in Asia/Pacific and Latin America. We monitor our foreign exchange exposures and have entered into forward contracts to hedge significant transactions; however, this activity is infrequent. In fiscal 2004, we entered into one such transaction with a total value of approximately $85,000. Through the first nine months of fiscal 2005, we have not entered into any forward contracts. Other tools that may be used to manage foreign exchange exposures include the use of currency clauses in sales contracts and the use of local debt to offset asset exposures.

As discussed above, our debt financing, in part, varies with market rates exposing us to the market risk from changes in interest rates. Certain of our operations, assets, and liabilities are denominated in foreign currencies subjecting us to foreign currency exchange risk. In order to provide the user of these financial statements guidance regarding the magnitude of these risks, the Securities and Exchange Commission requires us to provide certain quantitative disclosures based upon hypothetical assumptions. Specifically, these disclosures require the calculation of the effect of a 10% increase in market interest rates and a uniform 10% strengthening of the U.S. dollar against foreign currencies on our reported net earnings and financial position.

Under these assumptions, additional interest expense, tax effected, would have lowered income by $158,301 in fiscal 2004 and increased the net loss by $163,011 in fiscal 2003, respectively. These amounts were determined by considering the impact of the hypothetical 10% interest rate increase on our variable rate outstanding borrowings.

Had the U.S. dollar strengthened 10% against various foreign currencies, sales would have been lower by an estimated $19.9 million in fiscal 2004 and $20.2 million in fiscal 2003. Total assets would have declined by $8.2 million and $7.5 million, while the total liabilities would have decreased by $5.0 million and $4.4 million in fiscal 2004 and fiscal 2003, respectively. These amounts were determined by considering the impact of the hypothetical 10% decrease in average foreign exchange rates against the U.S. dollar on the sales, assets, and liabilities of our international operations.

The interpretation and analysis of these disclosures should not be considered in isolation since variances in interest rates and exchange rates would likely influence other economic factors. These factors, which are not readily quantifiable, would likely also affect our operations.

OUR BUSINESS

Our Company

We are a global provider of engineered solutions and a distributor of electronic components to the radio frequency, or RF, and wireless communications, industrial power conversion, security, and display systems markets. We are committed to a strategy of providing specialized technical expertise and value-added products, which we refer to as “engineered solutions,” in response to our customers’ needs. We estimate that sales involving engineered solutions are in the range of approximately 50% of our total sales, consisting of:

•	products which we manufacture or modify;

•	products which are manufactured to our specifications by independent manufacturers under our own private labels; and

•	value we add through design-in support, systems integration, prototype design and manufacturing, testing, and logistics for our customers’ end products. We define design-in support to be component modifications or the identification of lower-cost product alternatives or complementary products.

Our products include RF and microwave components, power semiconductors, electron tubes, microwave generators, data display monitors, and electronic security products and systems. These products are used to control, switch or amplify electrical power or signals, or as display, recording or alarm devices in a variety of industrial, communication, and security applications.

Our broad array of technical services and products supports both our customers and vendors.

Our Strategic Business Units

We serve our customers through four strategic business units, each of which is focused on different end markets with distinct product and application needs. Our four strategic business units are:

•	RF and Wireless Communications Group;

•	Industrial Power Group;

•	Security Systems Division; and

•	Display Systems Group.

Each strategic business unit has dedicated marketing, sales, product management, and purchasing functions to better serve its targeted markets. The strategic business units operate globally, serving North America, Europe, Asia/Pacific, and Latin America.

Selected financial data attributable to each strategic business unit and geographic data for fiscal 2002, 2003, and 2004 is set forth in note L of the notes to our consolidated financial statements included elsewhere in this prospectus.

RF and Wireless Communications Group

Our RF and Wireless Communications Group serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. Our team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers our customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

We expect continued growth in wireless applications as the demand for all types of wireless communication increases worldwide. We believe wireless networking and infrastructure products for a number of niche applications will require engineered solutions using the latest RF technology and electronic components, including:

•	automotive telematics, which is the use of computers and telecommunications to provide wireless voice and data applications in motor vehicles;

•	RF identification, which is an electronic data collection and identification technology for a wide range of products to transfer data between a movable item and a reader to identify, track, or locate items; and

•	wireless local area networks.

In addition to voice communication, we believe the rising demand for high-speed data transmission will result in major investments in both system upgrades and new systems to handle broader bandwidth.

We support these growth opportunities by partnering with many of the leading RF and wireless component manufacturers. A key factor in our ability to maintain a strong relationship with our existing vendors and to attract new vendors is our ability to supply them with worldwide demand forecasts for their existing products as well as products they have in development. We have developed internal systems to capture forecasted product demand by potential design opportunity based on ongoing dialog between our sales team and our customers. We share this information with our manufacturing suppliers to help them predict near and long-term demand and product life cycles. We have global distribution agreements with such leading suppliers as ANADIGICS, Anaren, HUBER+SUHNER, M/A-COM, Motorola, and WJ Communications. In addition, we have relationships with many niche RF and wireless suppliers to allow us to serve as a comprehensive RF and wireless resource.

We participate in most RF and wireless applications and markets in the world, focusing on infrastructure rather than consumer-driven subscriber applications.

The following is a description of our RF and Wireless Communications Group’s major product areas:

•	RF and Microwave Devices—a wide variety of components, such as RF transistors, mixers, switches, amplifiers, oscillators, and RF diodes, which are used in infrastructure, wireless networking, and other related markets, such as broadcast, cable TV, cellular and personal communications service telephony, satellite, wireless local area networks, and various other wireless applications, including our newly developed In-home Amplifier, which helps increase the ability to send and receive cellular signals from the home.

•	Interconnect Devices—passive components used to connect all types of electronic equipment including those employing RF technology.

•	Fiber Optics—components including laser diodes, photo detectors, transamplifiers, and transceiver modules used in fiber optic communications for data communication and hybrid fiber coaxial and telecommunications markets.

•	Digital Broadcast—components and assemblies used in a broad range of applications in the digital broadcast market, including satellite, transmission, and RF components.

Industrial Power Group

Our Industrial Power Group provides engineered solutions for customers in the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries. Our team of engineers designs solutions for applications such as motor speed controls, industrial heating, laser technology, semiconductor manufacturing equipment, radar, and welding. We build on our expertise in power conversion technology to provide engineered solutions to fit our customers’ specifications using what we believe are the most competitive components from industry-leading vendors.

This group serves the industrial market’s need for both vacuum tube and solid-state technologies. We provide replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, we believe the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

We represent leading manufacturers of electronic components used in industrial power applications. Among the suppliers we support are Advanced Power Technology, Amerex, Cornell- Dubilier, CPI, Eimac, General Electric, International Rectifier, Jennings, Litton, Mitsubishi, NJRC, National, Powerex, Vishay Draloric and Wakefield.

The following is a description of our Industrial Power Group’s major product areas:

•	Power Semiconductors—solid-state, high-frequency, high power products used in semiconductor manufacturing equipment, uninterruptible power supplies, medical radiation, and industrial heating applications.

•	Silicon Controlled Rectifiers, Heat Sink Assemblies, and Power Semiconductor Modules—components used in many industrial control applications because of their ability to switch large amounts of power at high speeds. These silicon power devices are capable of operating at up to 4,000 volts at 2,000 amperes.

•	High Voltage and Power Capacitors—devices used in industrial, avionics, medical, and broadcast applications for filtering, high-current bypass, feed-through capacitance for harmonic attenuation, pulse shaping, grid and plate blocking, tuning of tank circuits, antenna coupling, and energy discharge.

•	Power Amplifier / Oscillator Tubes—vacuum or gas-filled tubes used in applications where current or voltage amplification and/or oscillation is required. Applications include induction heating, diathermy equipment, communications and radar systems, and power supplies for voltage regulation or amplification.

•	Microwave Generators—devices that incorporate magnetrons, which are high vacuum oscillator tubes used to generate energy at microwave frequencies. The pulsed magnetron is primarily used to generate high-energy microwave signals for radar applications. Magnetrons are also used in vulcanizing rubber, food processing, packaging, wood / glue drying, in the manufacture of wafers for the semiconductor industry and other industrial heating applications such as microwave ovens and by the medical industry for sterilization and cancer therapy.

•	Hydrogen Thyratrons—electron tubes capable of high speed and high voltage switching. They are used to control the power in laser and radar equipment and in linear accelerators for cancer treatment.

•	Thyratrons and Rectifiers—vacuum or gas-filled tubes used to control the flow of electrical current. Thyratrons are used to control ignitrons, electric motor speed controls, theatrical lighting, and machinery such as printing presses and various types of medical equipment. Rectifiers are used to restrict electric current flow to one direction in power supply applications.

•	Ignitrons—mercury pool tubes used to control the flow of large amounts of electrical current. Their primary applications are in welding equipment, power conversion, fusion research, and power rectification equipment.

Security Systems Division

Our Security Systems Division is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. We specialize in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. Our products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

The security systems industry is rapidly transitioning from analog to digital imaging technology. We are positioned to take advantage of this transition through our array of innovative products and solutions marketed under our National Electronics™, Capture®, AudioTrak™, and Elite National Electronics®. We expect to gain additional market share by marketing ourselves as a value-added service provider and partnering with our other strategic business units to develop customized solutions as the transition to digital technology continues in the security industry.

We support our customer base with products from more than 100 manufacturers including such well-known names as Aiphone, Panasonic, Paradox, Pelco, Sanyo, and Sony, as well as our own private label brands, National Electronics™, Capture®, AudioTrak™ and Elite National Electronics®.

The following is a description of our Security Systems Division’s major product areas:

•	Closed Circuit Television—products used in surveillance applications and for monitoring hazardous environments in the workplace. Products include: cameras, lenses, cathode ray tube and liquid crystal display monitors, multiplexers, time lapse recorders, computerized digital video recorders, Internet-based video servers, and accessories.

•	Burglar and Fire Alarms—devices used to detect the presence of smoke, fire, or intrusion, and communicate information both to occupants and to a central monitoring station.

•	Access Control—hardware-based and software-based solutions used to prevent, monitor and/or control access.

•	Commercial Sound Systems—sound reproduction components used in background music, paging, and telephonic interconnect systems.

Display Systems Group

Our Display Systems Group is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. Our engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

The medical imaging market is transitioning from film-based technology to digital technology. Our medical imaging hardware partnership program allows us to deliver integrated hardware and software solutions for this growing market by combining our hardware expertise in medical imaging engineered solutions with our software partners’ expertise in picture archiving and communications systems. Through such collaborative arrangements, we are able to provide integrated workstation systems to the end user.

Our legacy business of supplying replacement cathode ray tubes continues to be an important market. We believe we are successful in supplying replacement cathode ray tubes because of our extensive cross-reference capability. This database, coupled with custom mounting hardware installed by us, enables us to provide replacement tubes for more than 200,000 products.

We have long-standing relationships with key manufacturers including 3M, Clinton Electronics, IBM, Intel, NEC/Mitsubishi Displays, Panasonic Industrial, Philips-FIMI, Planar Systems, Siemens Displays, and Sony. We believe these relationships allow us to maintain a well-balanced and technologically advanced line of products.

We have design and integration operations in LaFox, Illinois, and Hudson, Massachusetts and stocking locations in LaFox, Hudson, and Lincoln, England.

The following is a description of our Display Systems Group’s major product areas:

•	Cathode Ray Tubes—vacuum tubes that convert an electrical signal into a visual image to display information on data display monitors, cathode ray tubes are used in various environments, including hospitals, financial institutions, airports, and numerous other applications wherever large user groups share electronic data visually. This product line includes both monochrome and color tubes.

•	Flat Panel Displays—display monitors incorporating a liquid crystal or plasma panel, as an alternative to the traditional cathode ray tube technology, typically a few inches in depth and ranging from 10” to 52” measured diagonally. These displays are typically integrated with touchscreen technology or special mounting configurations based on the customer’s requirements.

•	High Resolution Medical Displays—an integral component of picture archiving and communications systems, displays are used in diagnostic and non-diagnostic imaging to display the digital image generated from computed tomography, magnetic resonance imaging, radiography, and other digital modalities.

Business Strategies

We are pursuing a number of strategies designed to enhance our business and, in particular, to increase sales of engineered solutions. Our strategies are to:

Capitalize on Engineering and Manufacturing Expertise. We believe that our success is largely attributable to our core engineering and manufacturing competency and skill in identifying cost-competitive solutions for our customers, and we believe that these factors will be significant to our future success. Historically, our primary business was the distribution and manufacture of electron tubes and we continue to be a major supplier of these products. This business enabled us to develop manufacturing and design engineering capabilities. Today, we use this expertise to identify engineered solutions for customers’ applications—not only in electron tube technology but also in new and growing end markets and product applications. We work closely with our customers’ engineering departments which allows us to identify engineered solutions for a broad range of applications. We believe our customers use our engineering and manufacturing expertise as well as our in depth knowledge of the components best suited to deliver a solution that meets their performance needs cost-effectively.

Target Selected Niche Markets. We focus on selected niche markets that demand a high level of specialized technical service, where price is not the primary competitive factor. These niche markets include wireless infrastructure, high power/high frequency power conversion, custom display and digital imaging. In most cases, we do not compete against pure commodity distributors. We often function as an extension of our customers’ and vendors’ engineering teams. Frequently, our customers use our design and engineering expertise to provide a product solution that is not readily available from a traditional distributor. By utilizing our expertise, our customers and vendors can focus their engineering resources on more critical core design and development issues.

Focus on Growth Markets. We are focused on markets we believe have high growth potential and which can benefit from our engineering and manufacturing expertise and from our strong vendor relationships. These markets are characterized by substantial end-market growth and rapid technological change. For example, the continuing demand for wireless communications is driving wireless application growth. Power conversion demand continues to grow due to increasing system complexity and the need for intelligent, efficient power management. We also see growth opportunities as security systems transition from analog to digital video recording and medical display systems transition from film to digital imaging.

Leverage Our Existing Customer Base. An important part of our growth is derived from offering new products to our existing customer base. We support the migration of our Industrial Power Group customers from electron tubes to newer solid-state technologies. Sales of products other than electron tubes represented approximately 83% of our sales in fiscal 2004 compared to 76% in fiscal 2000. In addition, our salespeople increase sales by selling products from all strategic business units to customers who currently may only purchase from one strategic business unit and by selling engineered solutions to customers who currently may only purchase standard components.

Growth and Profitability Strategies

Our long-range growth plan is centered around three distinct strategies by which we are seeking to maximize our overall profitability:

Focus on Internal Growth. We believe that, in most circumstances, internal growth provides the best means of expanding our business, both on a geographic and product line basis. The recent economic downturn increased the trend to outsourcing engineering as companies focused on their own core competencies, which we believe contributed to the increased demand for our engineered solutions. As technologies change, we plan to continue to capitalize on our customers’ need for design engineering. We serve over 100,000 active customers worldwide. We consider active customers to be those customers to whom we have made a sale in the past seven years. We estimate seven years to be the lifecycle for several of our tube-based product lines. In fiscal 2004, we made sales to approximately 37,000 customers. We have developed internal systems to capture forecasted product demand by potential design opportunity. This allows us to anticipate our customers’ future requirements and identify new product opportunities. In addition, we share these future requirements with our manufacturing suppliers to help them predict near and long-term demand, technology trends and product life cycles.

Expansion of our product offerings is an ongoing program. In particular, the following areas have generated significant sales increases in recent years: RF amplifiers; interconnect and passive devices; silicon controlled rectifiers; custom and medical monitors; and digital closed circuit television security systems.

Reduce Operating Costs Through Continuous Operational Improvements. We constantly strive to reduce costs in our business through initiatives designed to improve our business processes. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with an emphasis on inventory control. Our incentive programs were revised in fiscal 2004 to heighten our managers’ commitment to these objectives. Our strategic business units’ goals are now based on return on assets. Additional programs are ongoing, including a significant investment in enterprise resource planning software scheduled for implementation during this calendar year.

Grow Through Acquisitions. We have an established record of acquiring and integrating businesses. Since 1980, we have acquired 35 companies or significant product lines and continue to evaluate acquisition opportunities on an ongoing basis. We seek acquisitions that provide product line growth opportunities by permitting us to leverage our existing customer base, expand the geographic coverage for our existing product offerings, or add incremental engineering resources/expertise. Our most significant acquisitions over the past five years include:

•	TRL Engineering (amplifier pallet design and engineering—now part of our RF and Wireless Communications Group) in 1999;

•	Pixelink (display systems integration—now part of our Display Systems Group) in 1999;

•	Adler Video (security systems—now part of our Security Systems Division) in 1999;

•	Celti (fiber optic communication—now part of our RF and Wireless Communications Group) in 2001;

•	Aviv (design-in services for active and passive components—now part of our RF and Wireless Communications Group) in 2001;

•	Sangus (RF and microwave applications—now part of our RF and Wireless Communications Group) in 2002; and

•	Evergreen (power conversion applications—now part of Industrial Power Group) in 2004.

Products and Suppliers

We purchase numerous products from various suppliers as noted above under “—Our Strategic Business Units.” During fiscal 2004, we added the following suppliers: Advanced Optical Components (a division of Finisar), Abracon, Calmos Technology, Z-Communications, RF Monolithics, F.W. Bell, Mitsubishi, Arm Electronics, Australian Monitor Audio Inc., MDI Rancho, Proficient Audio Systems, Soundaround, Excelsus, Almo Proav, NEC-Mitsubishi, Sampo, and Samsung.

We evaluate our customers’ needs and maintain sufficient inventories in an effort to ensure our customers a reliable source of supply. We would generally anticipate holding approximately 90 days of inventory in the normal course of operations. This level of inventory is higher than some of our competitors due to the fact that we sell a number of products representing older, or trailing edge, technology that may not be available from other sources. The market for these trailing edge technology products is declining and as manufacturers for these products exit the business we at times purchase a substantial portion of their remaining inventory. We also maintain an inventory of a broad range of products (which contributes to a higher total inventory) to be able to promptly service those customers who are buying product for replacement of components in equipment critical to preventing downtime of their operations. In other segments of our business, such as the RF and Wireless Communications Group, the market for our products is characterized by rapid change and obsolescence as a result of the development of new technologies, particularly in the semiconductor markets we serve. Recently, we have embarked on a vigorous program in an effort to improve operating efficiencies and asset utilization, with a particular emphasis on inventory control.

We have written distribution agreements with many of our suppliers; however, a number of these agreements provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries in which we can distribute the products. The agreements are generally short-term, subject to periodic renewal and some contain provisions permitting termination by either party without cause upon relatively short notice. Although some of these agreements allow us to return inventory periodically, others do not, in which case, we may have obsolete inventory which we can not return to the supplier.

Our suppliers generally warrant the products we distribute and allow returns of defective products, including those returned to us by our customers. Except with respect to certain displays, we generally do not provide additional warranties on the products we sell. For information regarding our warranty reserves, see note A of the notes to our consolidated financial statements elsewhere in this prospectus.

In addition to third party products, we distribute proprietary products principally under the trade names Amperex®, AudioTrak™, Capture®, Cetron®, Elite National Electronics™, National®, National Electronics®, and RF Gain™. Approximately 30% of our sales are from products we manufacture, have manufactured for us or modify through value-added services and from products manufactured to our specifications by independent manufacturers under private labels. Additionally, an estimated 20% of our sales are derived from products we design-in or engineer into solutions that meet customers’ specific requirements.

The proprietary products we currently sell, which we manufacture or have manufactured for us, include RF amplifiers, transmitters and pallet assemblies, thyratrons and rectifiers, power tubes, ignitrons, CW magnetron tubes, phototubes, spark gap tubes, microwave generators, custom RF matching networks, heatsinks, silicon controlled rectifier assemblies, large screen display monitors, liquid crystal display monitors, and computer workstations. The materials used in the manufacturing process consist of glass bulbs and tubing, nickel, stainless steel and other metals, plastic and metal bases, ceramics, and a wide variety of fabricated metal components. These materials generally are readily available, but some components may require long lead times for production and some materials are subject to shortages or price fluctuations based on supply and demand.

Sales and Marketing

As of February 26, 2005, we employed approximately 570 sales personnel worldwide. In addition, we have approximately 140 authorized representatives, who are not our employees, selling our products, primarily in regions where we do not have a direct sales presence. Many of our field representatives focus on just one of our strategic business units, while others focus on all of our strategic business units, within a particular geographic area. Our sales representatives are compensated in part on a salaried basis and in part on a commission basis.

We offer various credit terms to qualifying customers as well as prepayment, credit card and cash on delivery terms. We establish credit limits prior to selling product to our customers and routinely review delinquent and aging accounts. We establish reserves for estimated credit losses in the normal course of business.

Distribution

We maintain an inventory of more than 500,000 part numbers in our inventory database, and we estimate more than 80% of orders received by 6:00 p.m. local time are shipped complete the same day. Customers can access our product inventory through electronic data interchange, our web site at www.rell.com, or our catalog at www.catalog.rell.com, or by telephone. Customer orders are processed by the regional sales offices and supported by one of our principal distribution facilities in LaFox, Illinois; Houston, Texas; Vancouver, British Columbia; or Lincoln, England and/or our 45 additional stocking locations throughout the world. We utilize a sophisticated data processing network that provides on-line, real-time interconnection of all sales offices and central distribution operations, 24 hours per day, seven days per week. Information on stock availability, cross-reference information, customers, and market analyses are instantly obtainable throughout the entire distribution network.

Employees

As of February 26, 2005, we employed 1,168 individuals on a full-time basis. Of these, 594 were located in the United States and 574 were employed by our international subsidiaries. Our worldwide employee base included 694 in sales and product management, 204 in distribution support, 149 in administrative positions and 123 in value-added and product manufacturing. All of our employees are non-union. We consider our relationships with our employees to be good.

Competition

Engineering capability, exclusive vendor relationships, and product diversity create segmentation among our competitors. We believe that the key competitive factors in our markets are the ability to provide engineered solutions, inventory availability, quality, reliable delivery, and price. We believe that, on a global basis, we are a significant provider of engineered solutions and products including RF and power semiconductors and subassemblies, electron tubes, cathode ray tubes, custom and medical monitors, and security systems. In many instances, our competition is our customer base and their decision to make or buy, as well as the original equipment manufacturer for sales of replacement parts and system upgrades to service existing installed equipment. In addition, we compete worldwide with other general line distributors and other distributors of electronic components.

Patents and Trademarks

We hold or license certain manufacturing patents and trademark rights. Although our patents and trademarks have some value, they are not material to our success, which depends principally upon our core engineering capability, marketing technical support, product delivery, and the quality and economic value of our products.

Properties

We own our corporate facility and largest distribution center, which is located on approximately 300 acres in LaFox, Illinois, consisting of approximately 255,000 square feet of manufacturing, warehouse, and office space. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” we have entered into a contract to sell approximately 205 acres of real estate adjoining our headquarters, subject to certain terms and conditions. This sale is scheduled to close on May 26, 2005. We also own a building containing approximately 45,000 square feet of warehouse space on 1.5 acres in Geneva, Illinois. We also own facilities outside of the United States in England, Spain, Italy and Mexico.

We also maintain leased branch sales offices in or near major cities throughout the world, including 32 locations in North America, 17 in Europe, 16 in Asia/Pacific, and four in Latin America.

We consider our properties to be generally well maintained, in sound condition and repair, and adequate for our present needs.

Legal Proceedings

We are involved in several pending judicial proceedings concerning matters arising in the ordinary course of our business. While the outcome of litigation is subject to uncertainties, based on currently available information, we believe that, in the aggregate, the results of these proceedings will not have a material adverse effect on us.

On December 20, 2002, we filed a complaint against Signal Technology Corporation in the United States District Court for the Northern District of Illinois, which we dismissed on February 27, 2003. On February 14, 2003 Signal Technology filed a declaratory judgment suit against us in Superior Court, Boston, Massachusetts, and on March 4, 2003, we filed a complaint against Signal Technology Corporation in the Circuit Court of Cook County, Illinois. On February 13, 2004, we dismissed our complaint in Circuit Court, Cook County, Illinois. From November 6, 2000 through December 6, 2001, Signal Technology issued six purchase orders to purchase low-frequency amplifiers and other electronic components from us and subsequently refused to take delivery of the components. We are claiming damages of approximately $2.0 million resulting from Signal Technology’s refusal to take delivery. Signal’s declaratory judgment suit in Massachusetts seeks a ruling that it has no liability to us, but Signal has not asserted any claim against us.

We filed a complaint against Microsemi Corporation on February 13, 2004, in the Circuit Court of Kane County, Illinois. Microsemi is a former supplier of electronic components to us. From May through August, 2002, we sought to return certain components to Microsemi pursuant to the terms of a distribution agreement between Microsemi and us and Microsemi refused to accept our return. In this suit, we alleged breach of contract and sought damages in excess of $814,000. Microsemi filed a complaint in the U.S. District Court, Central District of California, Case No. CV04-6108 GHK (JWJx) claiming trademark infringement and unfair competition in that we referred to the trademark of Microsemi in connection with product of another manufacturer and sought to enjoin such use and unspecified damages. On May 2, 2005, we settled these suits with neither party admitting liability and Microsemi paying us $225,000.

In fiscal 2003, two customers of our German subsidiary asserted claims against us in connection with heterojunction field effect transistors we sold to them. We acquired the heterojunction field effect transistors from the manufacturer pursuant to a distribution agreement. The customers’ claims are based on the heterojunction field effect transistors not meeting the specification provided by the manufacturer. We notified the manufacturer and our insurance carrier of these claims. The claim of one of the two customers was settled on August 17, 2004 without any admission of liability on our part and without any material consideration from us, the settlement amount being paid by our insurance carrier, and we were released from any liability with respect to the claim. We continue to investigate the remaining claim and because our investigation has not been completed, we are unable to evaluate the merits of this claim or the prospect of recovery from the manufacturer or insurance carrier. We intend to vigorously defend this claim and, if we should have any liability arising from this claim, we intend to pursue our claims against the manufacturer and our insurer. As of April 15, 2005, no proceedings have been instituted regarding these claims.

We entered into a settlement agreement in February 2005 with Enron Corp. in connection with our proof of claim filed against Enron Corp. in the bankruptcy proceeding pending in the U.S. Bankruptcy Court, Southern District of New York, Case No. 01-16034, arising out of unpaid invoices for products sold to Enron Corp. and alleged preferential payments, resulting in our payment of $300,000 to Enron Corp.

Recent Developments

Appointment of Chief Financial Officer

On April 4, 2005, we announced that Kelly Phillips had been elected Chief Financial Officer on an interim basis replacing Dario Sacomani who has taken an medical leave of absence. Ms. Phillips has been Controller since joining Richardson Electronics in 2003. Prior to joining Richardson Electronics, Ms. Phillips was Director of Accounting, Global Financial Shared Services for Motorola since 1998. Prior to that she was employed by Motorola as Controller, Cellular Infrastructure Group from 1996 to 1998 and held various financial positions with Motorola since 1985.

Termination of NASDAQ National Market Delisting Proceedings

On May 24, 2005, we received notice that the Nasdaq Listing Qualifications Panel has closed its proceedings to delist our common stock from the Nasdaq National Market. The delisting proceedings were initiated as a result of our inability to timely file our Form 10-Q for the quarter ended February 26, 2005. With the filing of our Form 10-Q/A on May 18, 2005, the Nasdaq Listing Qualifications Panel determined that we were in compliance with the Nasdaq National Market’s continued listing requirements and that the delisting proceedings were no longer necessary. Effective with the opening of business on May 26, 2005, our stock resumed trading under the symbol “RELL.”

Restatement of Previously Reported Financial Statements

In connection with our independent registered public accounting firm’s review of our Form 10-Q for the third quarter of fiscal 2005, an error was identified in the application of SFAS No. 52, Foreign Currency Translation, that related to foreign currency translation on intercompany indebtedness with our subsidiaries. The consolidated financial statements for fiscal 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004 have been restated to correct this error. See Notes B and P to our audited consolidated financial statements for the year ended May 29, 2004 and Note K to our unaudited condensed consolidated financial statements for the nine months ended February 26, 2005.

Identification of Material Weaknesses in Internal Control over Financial Reporting

We maintain a set of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Any controls and procedures, no matter how well designed and operated, can provide only a reasonable assurance of achieving the desired control objectives.

During the fiscal third quarter ended February 26, 2005 our independent registered public accounting firm, KPMG, LLP, reported to management and to the audit committee on certain matters involving internal controls that they considered to be material weaknesses. These internal controls related to (1) inappropriate application of certain provisions of SFAS No. 52, Foreign Currency Translation, affecting previously issued consolidated financial statements and (2) the origination and maintenance of contemporaneous documentation of the factual support or key judgments made in connection with the execution of several legal documents that represented important accounting events. The misapplication affected reported currency translation in previously issued consolidated financial statements for fiscal years 2002 and 2003, selected quarterly financial data for fiscal 2003 and 2004, and the condensed consolidated financial statements for the three- and six-month periods ended August 28, 2004 and November 27, 2004.

Also during the fiscal third quarter of fiscal 2005, our independent registered public accounting firm reported to management and to the audit committee on certain matters involving internal controls regarding income taxes that they considered to be material weaknesses, including (1) lack of appropriate quarterly analysis of the valuation of deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, (2) lack of consideration of APB Opinion No. 23, Undistributed Earnings of Subsidiaries, and (3) lack of appropriate quarterly analysis of tax liabilities.

We have begun remediating these weaknesses, including implementing the following measures:

•	We have engaged a third party to provide global tax compliance and reporting services, in order to improve the quarterly analysis of tax liabilities.

•	We are reviewing and will update our policy regarding inter-company loan agreements, including the initiation, approval and maintenance of inter-company loans.

•	We are reviewing and will update our policies and procedures surrounding the accounting for inter-company transactions to ensure compliance with SFAS 52.

•	We have reviewed all inter-company loans to ensure loan documentation exists and supports the accounting treatment of the loans.

•	We perform a monthly variance analysis of foreign currency activity as part of our standard operating procedures.

During fiscal 2005, we have made significant progress on remediating the six material weaknesses previously described in our Annual Report on Form 10-K/A for the year ended May 29, 2004, including implementation of the following measures:

•	We developed formal procedures for financial statement variance analysis and balance sheet reconciliations. The monthly closing schedule was formally communicated to all subsidiaries. The procedures were put in place during the second quarter of fiscal 2005 and are currently being tested as part of the Sarbanes-Oxley assessment process.

•	We improved documentation of management review and reconciliation performance through policies, education and re-enforcement, a balance sheet listing of employees who are responsible for reconciling and approving the balance sheet accounts, and the implementation of Financial Services Manager, Accounting Manager, Corporate Controller and CFO checklists. These measures were put in place during the second and third quarters of fiscal 2005 and will be tested as part of the Sarbanes-Oxley assessment process for fiscal 2005.

•	Improvements to the reconciliation process during the migration from local accounting systems to PeopleSoft financials have been made and are expected to continue throughout fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

•	Our Information Systems group is in the process of installing several software packages which we believe will remediate the internal control issues regarding change management and system monitoring. These remediation efforts are expected to be completed before the end of fiscal 2005 in conjunction with our Sarbanes-Oxley compliance plan.

Upon completion of the annual audit KPMG may identify additional deficiencies which, either individually or in the aggregate, constitute a material weakness. We are committed to maintaining effective internal control over financial reporting and will take steps to address promptly any material weaknesses that are identified. Over the last two years, we instituted additional processes and procedures to improve our internal control over financial reporting.

See “Risk Factors—Risks Related to Our Business—If we do not maintain effective internal control over financial reporting, we could be unable to provide timely and reliable financial information.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of April 1, 2005:

Name	Age	Position
Edward J. Richardson	63	Chairman of the Board and Chief Executive Officer
Bruce W. Johnson	64	President, Chief Operating Officer and Director
Dario Sacomani	49	Senior Vice President and Director
William G. Seils	69	Senior Vice President, General Counsel and Secretary
Robert L. Prince	43	Executive Vice President, Worldwide Sales
Gregory J. Peloquin	41	Executive Vice President and General Manager, RF & Wireless Communications Group
Murray J. Kennedy	44	Executive Vice President and General Manager, Industrial Power Group
Wendy Diddell	39	Vice President and General Manager, Security Systems Division
Larry Blaney	47	Vice President and General Manager, Display Systems Group
Pierluigi Calderone	47	Vice President and Director, European Operations
Joseph C. Grill	60	Senior Vice President, Human Resources
Kathleen M. McNally	45	Senior Vice President, Marketing Operations and Customer Support
Gint Dargis	48	Vice President & Chief Information Officer
Larry Duneske	51	Vice President, Worldwide Logistics
Kelly J. Phillips	43	Chief Financial Officer
Arnold R. Allen	73	Director
Jacques Bouyer	76	Director
Scott Hodes	67	Director
Ad Ketelaars	48	Director
John R. Peterson	48	Director
Harold L. Purkey	61	Director
Samuel Rubinovitz	75	Director

Edward J. Richardson has been employed by us or our predecessor since 1961, holding several positions. He was Chairman of the Board, President and Chief Executive Officer from September 1989 until November 1996 when Mr. Johnson became President. Mr. Richardson continues to hold the offices of Chairman of the Board and Chief Executive Officer.

Bruce W. Johnson has been our President, Chief Operating Officer and Director since joining the Company in November 1996. From January 1992 until January 1996, he was President of Premier Industrial Corporation, a New York Stock Exchange listed company that was acquired by Farnell Ltd. in April 1996. Mr. Johnson was Executive Vice President of Premier from February 1987 until January 1992. Premier is a full service business to business supplier of electronic components for industrial and consumer products, essential maintenance and repair products for industrial, commercial, and institutional applications, and manufactures high-performance fire-fighting equipment.

Dario Sacomani has been our Senior Vice President since joining the Company in June, 2002. Mr. Sacomani served as our Chief Financial Officer until April 4, 2005, when he took a medical leave of absence. Ms. Kelly J. Phillips was elected to serve as Chief Financial Officer in the interim. Mr. Sacomani was elected a Director effective as of August 6, 2002. Prior to joining the Company he was Senior Vice President, Chief Financial Officer and Treasurer of On Semiconductor in Phoenix, AZ since it was spun off from Motorola, Inc. in 1999. Prior to that he was employed by Motorola Inc. in management positions in finance and accounting, and since 1997 was Vice President, Semiconductor Components Group & Controller.

William G. Seils has been a Senior Vice President since January 1992 and has served as our General Counsel and Secretary since May 1986. Prior to joining the Company in 1986, Mr. Seils was a partner in the law firm of Arvey, Hodes, Costello and Burman, Chicago, Illinois.

Robert L. Prince has been our Executive Vice President of Worldwide Sales since February 1998 and was Vice President of Worldwide Sales from November 1996 until February 1998. Mr. Prince was Vice President of Sales from November 1991 until November 1996 and held several other positions since joining the Company in November 1978.

Gregory J. Peloquin has been our Executive Vice President and General Manager of the RF & Wireless Communications Group since January 15, 2002, prior to that he was Vice President of the RF & Wireless Communications Group since November 1999 when he rejoined the Company. Mr. Peloquin first joined the Company in 1990 and held various positions in product management until 1997 when he left to join Motorola, Inc. as Director of Global Distribution for Wireless Infrastructure Division, which position he held until he rejoined the Company in 1999.

Murray J. Kennedy has been our Executive Vice President and General Manager of the Industrial Power Group since January 15, 2002, prior to that he was Vice President and General Manager of the Industrial Power Group since September 1999. Mr. Kennedy has held various industrial product management positions since joining the Company in March 1994. Prior thereto, he held positions with Litton Electron Devices Group and ITT Electron Devices Division.

Wendy Diddell has been our Vice President and General Manager of the Security Systems Division since June 1, 2004. Prior to that she was employed as a Management Consultant for the Security Systems Division since July 2003. Prior thereto, Ms. Diddell was employed as the Senior Vice President of Sales and Marketing for Ultrak, Inc. since 1997, a global manufacturer of closed circuit television and access control systems for the commercial and government markets.

Larry Blaney has been our Vice President and General Manager of the Display Systems Group since February 10, 2005. Prior thereto Mr. Blaney was a Vice President of our Display Products Group Engineered Solutions since 2004 and Vice President of Sales and Marketing of our Display Products Group since joining us in 1998 in connection with our acquisition of his company, Eternal Graphics.

Pierluigi Calderone has been our Vice President and Director of European Operations since 1998. Mr. Calderone joined the Company in 1990 as District Sales Manager for Italy and served as Regional Sales Manager of Italy from 1991 until 1998.

Joseph C. Grill has served as an officer since 1987 and became an executive officer in the position of Vice President—Corporate Administration in 1992. In 1994, his title was changed to Vice President, Human Resources, and in 1999 he was made Senior Vice President, Human Resources.

Kathleen M. McNally has been our Senior Vice President of Marketing Operations and Customer Support since July 2000. Ms. McNally served as Marketing Services Manager from 1986 until 1989 and was named Vice President and Corporate Officer of Marketing Operations in 1989. She has held various positions within Marketing since joining the Company in 1979.

Gint Dargis has been our Vice President and Chief Information Officer since March 2003. Since 1999, Mr. Dargis has held similar positions at Hub Group Distribution Services (distribution service e-business) and Publicis—Frankel (a lead promotion and marketing agency). He joined Publicis—Frankel as Director of Applications in 1997. Throughout his career, Mr. Dargis has pursued a career-long focus in information technology management with companies ranging from Ameritech to Alberto-Culver to Zurich Insurance.

Larry Duneske has been our Vice President of Worldwide Logistics since January 1999. Prior to that he held logistics management positions since joining the Company in December 1996. Prior to joining the Company, Mr. Duneske was the Director of Distribution with Newark Electronics and Simon & Schuster. In addition, he has held various strategic planning, operations management, and engineering positions with IBM, Ford Motor Company, and ROLM.

Kelly J. Phillips has been our Chief Financial Officer since April 4, 2005 when she was elected to serve in that capacity in the interim due to Mr. Sacomani our former Chief Financial Officer’s medical leave. Ms. Phillips has been Controller since joining the Company in 2003. Prior to joining the Company, Ms. Phillips was Director of Accounting, Global Financial Shared Services for Motorola since 1998. Prior to that she was employed by Motorola as Controller, Cellular Infrastructure Group from 1996 to 1998 and held various financial positions with Motorola since 1985.

Arnold R. Allen has been a director since 1986. He joined the Company as our President and Chief Operating Officer in September 1985. He retired as President of the Company in September 1989. Since his retirement, Mr. Allen has been a management consultant to us and presently provides management consulting services to us. He served as Chairman of the Strategic Planning Committee of our board of directors from April 1991 until April 1992.

Jacques Bouyer has been a director since 1990. He served as Chairman of the Board of Philips Components of Paris, France, engaged in the manufacture and sale of electronic components and a subsidiary of N.V. Philips of The Netherlands, from April 1, 1990 until January 1, 1994 when he became honorary Chairman of the Board and a Director until December 31, 1995. Mr. Bouyer also was Vice Chairman of the BIPE Institute for Economic and Market Research from 1981 until 1997. He has been a self-employed consultant in business strategies and management for JBC Consult-Paris since January 1990 until December 2002. He has been Chairman and a board member of Bethe1-Paris, a small internet start-up company since July 2002.

Scott Hodes has been a director since 1983. He has been a partner in the law firm of Bryan Cave LLP since January 2004 and for more than five years prior to that he was a partner in the law firm of McGuire Woods Ross & Hardies and its predecessor Ross & Hardies.

Ad Ketelaars has been a director since 1996. He is the Chief Executive Officer of Philips Business Communications, a position he has held since March 2003. He was Vice President and Managing Director of Richardson Electronics Europe from May 31, 1993 until July 10, 1996. Mr. Ketelaars has held several general management positions with companies such as Philips (Electronic Components), ITT (Cable TV), EnerTel (Telecom Operator), and Comsys (Voice Response Systems).

John R. Peterson has been a director since 1999. He is a Managing Director, the Head of Investment Banking, and a member of the Board of Directors of Cleary Gull Inc., an investment banking and investment consulting firm he joined in March 2002. Previously he was a Managing Director of Tucker Anthony Inc., the Co-Head of its Tucker Anthony Sutro Capital Markets (“TASCM”) division, which provided investment banking services to the Company, and a member of its Operating Committee until November 2001. For a brief time in 2001 and 2002, he was a Managing Director of Riverview Financial Group, LLC, until it was acquired by Cleary Gull Inc. Mr. Peterson was the representative of Tucker Anthony Cleary Gull, a predecessor of TASCM, which was one of the lead underwriters for the Company’s public offering of 3,600,000 shares of common stock, on May 1, 1998.

Harold L. Purkey has been a director since 1994. He was President of Forum Capital Markets from May 1997 until the company was acquired by First Union Securities in 2000, upon which he became the Managing Director of First Union Securities until his retirement in October 2001. Mr Purkey was Senior Managing Director of Forum Capital from May 1994 until May 1997. From July 1990 until February 1994, he was employed by Smith Barney Shearson, holding the position of Senior Managing Director and Manager of the Convertible Bond Department.

Samuel Rubinovitz has been a director since 1984. He was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He is also a Director of LTX Corporation and a member of its Compensation Committee; and a director of Kronos, Inc and a member of its Compensation Committee.

Officers are elected annually at the time of the annual stockholders’ meeting and serve until their respective resignation, death, or removal.

Directors’ Compensation

Directors who are not Company employees receive a quarterly fee of $3,000 and a fee of $500 for each Board or Committee meeting (other than audit committee meetings, for which the fee is $1,000) attended in person or by telephone, plus travel expenses. John R. Peterson, as chairman of our audit committee, receives an additional quarterly fee of $1,500.

In addition, each current Non-Employee Director, as referred to below, has received a grant of options to acquire 25,000 shares of our common stock, upon election to the board, at exercise prices ranging from $5.25 to $12.875 per share (the fair market value on the date of grant) under our Stock Option Plan for Non-Employee Directors, which we refer to as the “Directors’ Plan,” or our 1996 Stock Option Plan for Non-Employee Directors, which we refer to as the “1996 Directors’ Plan.”

In addition beginning in 1996, each current Non-Employee director receives a grant of an option under our 1996 Directors’ Plan to acquire an additional 5,000 shares of our common stock each April beginning at the later of 1996 or five years after first elected as a director at exercise prices ranging from $5.375 per share to $12.875 per share. Under the Director’s Plan and the 1996 Directors’ Plan, options are granted to any director who is not an officer or employee of us or any of our subsidiaries or affiliates and who has not been such for a period of one year prior to his first being elected to the board, which we refer to as a “Non-Employee Director.”

Options issued under the Directors’ Plan and 1996 Directors’ Plan are intended to be non-qualified stock options, not entitled to special tax treatment under Section 422A of the Internal Revenue Code of 1986, as amended, from time to time. The Directors’ Plan and the 1996 Directors’ Plan are administered by our board of directors, which has the sole responsibility for construing and interpreting those plans. Each option granted is evidenced by an option agreement between the optionee and us and, subject to the provisions of the Directors’ Plan or the 1996 Directors’ Plan, contains such terms and conditions as may be approved by the board. The purchase price of each share that may be purchased upon exercise of an option is the fair market value of the share on the date the option is granted. These options are exercisable for a period of approximately ten years. Under the Directors’ Plan, any new Non-Employee Director elected or appointed was granted an option to purchase 25,000 shares of our common stock on the date such director took office. All options granted under the Directors’ Plan vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on each anniversary of the grant date.

The Directors’ Plan was terminated with respect to future grants on April 10, 1996. Under the 1996 Directors’ Plan, any new Non-Employee Director elected or appointed after April 30, 1996 is granted an option to purchase 25,000 shares of our common stock on the date such director takes office. All such options granted to new Non-Employee Directors vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on the anniversary of the grant date. On each April 30 (after April 30, 1996), which is on or after the fifth anniversary of a Non-Employee Director’s initial election as a director, such director is granted an additional option for 5,000 shares (subject to adjustment). Unless earlier terminated by the board, the 1996 Directors’ Plan will terminate on June 1, 2006.

The Directors’ Plan and the 1996 Directors’ Plan provide, among other things, that the option of any optionee, whose status as a director terminates because of retirement, or removal from the board within one year after a change of control, as defined in such plans, will become fully exercisable with respect to all shares covered thereby and not previously purchased upon exercise of the option and will remain fully exercisable until the option expires by its terms.

Mr. Allen has non-qualified stock options for 11,781 shares of common stock and 11,782 shares of Class B common stock at an exercise price of $12.95 per share. Mr. Allen has been a management consultant to us and presently provides management consulting services to us. In fiscal 2004, he received payments of $14,000 from us and $11,666.70 to date in fiscal 2005.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for our chief executive officer and our four highest paid executive officers (named executive officers) for fiscal 2004, as well as the total compensation paid to each such individual for our two prior fiscal years.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards(2)	Stock Options/SARs	Long-Term Incentive Payouts	All Other Compensation(3)
Edward J. Richardson CEO and Chairman of the Board	2004 2003 2002	$444,845 436,980 436,295	$120,660 — 38,600	— — —	— — —	— — —	— — —	$6,840 4,000 4,806

Bruce W. Johnson President and Chief Operating Officer	2004 2003 2002	399,392 391,263 372,397	153,066 80,575 —	— — —	$129,000 85,800 70,600	— — 25,000	— — —	6,840 4,000 4,806

Dario Sacomani Senior Vice President and former Chief Financial Officer(4)	2004 2003 2002	284,738 258,462 —	109,993 72,415 —	— — —	— 150,003 —	— 50,000 —	— — —	6,840 4,000 —

William G. Seils Senior Vice President, General Counsel and Secretary	2004 2003 2002	212,352 209,142 201,098	98,440 70,014 66,321	— — —	— — —	— — 13,950	— — —	6,840 4,000 4,806

Robert L. Prince Executive Vice President, Worldwide Sales	2004 2003 2002	211,239 205,250 193,615	92,944 73,806 68,266	— — —	— — —	— — 15,000	— — —	6,840 4,000 4,806

(1)	While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus except as shown.
(2)	The restricted stock issued to Bruce W. Johnson vested at the date of grant and that issued to Mr. Sacomani vests in three equal annual installments. The number of shares and fair market value of unvested restricted stock as of May 31, 2004 held by Mr. Sacomani was 4,699 shares and $53,149, respectively, based on a closing price of $11.31 per share of our common stock on the Nasdaq National Market on May 28, 2004, the last trading day before May 31, 2004. Holders of restricted stock are entitled to vote such shares and receive dividends.
(3)	These amounts represent our discretionary and 401(k) matching contributions to our profit sharing plan.
(4)	In April 2005, Mr. Sacomani took a medical leave of absence and was replaced by Kelly Phillips as chief financial officer.

Stock Option Awards

There were no options granted during fiscal 2004 to the named executive officers.

Stock Option Exercises and Holdings

The following table summarizes options exercised during fiscal year 2004 and presents the value of the unexercised options held by the named executive officers as of May 31, 2004:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Options Exercised(1)		Number of Securities Underlying Unexercised Options held at May 31, 2004		Value of Unexercised, In-the- money Options at May 31, 2004(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Richardson	—	—	—	—	—	—
Bruce W. Johnson	—	—	133,000	37,000	$422,830	$72,870
Dario Sacomani	—	—	16,666	33,334	11,166	22,334
William G. Seils	—	—	67,580	16,370	227,895	44,693
Robert L. Prince	—	—	83,000	17,000	281,205	47,370

(1)	We permit broker-assisted cashless exercise of options by all optionees, including executive officers.
(2)	Represents the difference between $11.31 per share, which was the closing price of our common stock on May 28, 2004, the last trading day before May 31, 2004, and the exercise price of the options.

Employment Agreements

Bruce W. Johnson became our president and chief operating officer on November 12, 1996 pursuant to an agreement dated as of November 7, 1996, which provides for an annual base salary subject to adjustment in certain circumstances, and a bonus if our earnings per share (excluding extraordinary charges) for the fiscal year exceeds our earnings per share for the prior fiscal year with the amount of such bonus, if any, determined by our actual earnings per share performance in relation to our budgeted earnings per share for the fiscal year. Mr. Johnson’s cash bonus for fiscal 2003 was $80,575. See the Summary Compensation Table above for information regarding Mr. Johnson’s fiscal 2004 base salary and cash bonus. The agreement also provides for payments to Mr. Johnson for one year equal to his salary and bonus and other employee benefits if his employment is terminated under certain circumstances, including, if he is terminated without cause or as a result of a change of control, or a breach by us. During his employment term and for two years after termination for any reason, Mr. Johnson is prohibited from contacting any individual or entity that was one of our customers or suppliers during his last 12 months of employment with us. The agreement is for an indefinite term, during which Mr. Johnson is employed on an at-will basis.

Pursuant to a three-year employment agreement dated May 31, 2002, Dario Sacomani became our senior vice president and chief financial officer. Mr. Sacomani’s annual base salary is $280,000, and he receives a bonus of up to 50% of his base salary if performance goals are met. Fifty percent of the bonus is determined by our earning performance and 50% is determined by Mr. Sacomani meeting goals for the year established by our chief executive officer. Mr. Sacomani also received an option for 50,000 shares (with an exercise price equal to 100% of fair market value on the date of grant) and a restricted stock award for 14,098 shares that will vest in equal amounts over the next three years. See the Summary Compensation Table above for information regarding Mr. Sacomani’s fiscal 2004 base salary and cash bonus. The agreement provides for payments to Mr. Sacomani for one year equal to his salary and bonus for the 12-month period prior to termination and immediate vesting of options and restricted stock awards in the event of termination of employment without cause or by Mr. Sacomani for certain specified reasons and if the termination by Mr. Sacomani occurs within two years of a change of control, the salary and bonus payment amount is doubled. The agreement also provides that Mr. Sacomani will be a member of our board of directors. During his employment term and, if we terminate Mr. Sacomani’s employment for cause or he terminates his employment without good reason, for a period of one year after such termination, he is prohibited from competing against us.

Robert L. Prince is employed as our executive vice president of worldwide sales pursuant to an employment agreement dated June 6, 2000 pursuant to which he receives a base salary which is reviewed annually and a bonus of 50% of his base salary if performance goals established annually by us are met. Mr. Prince’s base salary and cash bonus for fiscal 2003 were $205,250 and $73,806, respectively. See the Summary Compensation Table above for information regarding Mr. Prince’s fiscal 2004 base salary and cash bonus. The agreement provides for payment to Mr. Prince for one year equal to his salary and bonus for the 12-month period prior to termination in the event of termination of employment without cause or by Mr. Prince within 180 days after a sale to or merger into another company or a change of control. During his employment term and for one year after termination for any reason, Mr. Prince is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Prince is employed on an at-will basis.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2004 were Jacques Bouyer, Scott Hodes, and Samuel Rubinovitz. The members of the Stock Option Committee during fiscal 2004 were Jacques Bouyer and Samuel Rubinovitz. See “—Related Party Transactions” below.

Related Party Transactions

Mr. Hodes is a partner in the law firm of Bryan Cave LLP, which firm provided legal services to us in fiscal 2004 and continues to provide legal services to us in fiscal 2005. Mr. Hodes was a partner in the law firm of McGuire Woods Ross & Hardies, which firm provided legal services to us in fiscal 2002, 2003 and 2004.

Prior to her employment as Vice President and General Manager of our Security Systems Division, Ms. Diddell provided management consulting services to our security systems division pursuant to a management consulting contract. Under the contract, we paid Ms. Diddell approximately $16,000 monthly from July 2003 to May 2004.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of April 12, 2005 (except as noted), concerning the beneficial ownership of our common stock and Class B common stock, before and as adjusted to reflect the sale of shares offered by this prospectus, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person who is known by us to be the beneficial owner of more than 5% of our common stock.

Because Class B common stock is convertible into common stock, the number of shares listed as owned under the common stock column in the table also includes the number of shares listed under the common stock column. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it. To the extent any of the persons listed below sells notes in this offering, the number of shares they will be deemed to own will decrease.

	Number of Shares of Common(1)(2)		Percent of Class Before Offering	Percent of Class After Offering	Number of Shares of Class B Common(3)		Percent of Class Before Offering	Percent of Class After Offering	Percent of Total Voting if Class Voting Not Applicable
									Before Offering(3)	After Offering(3)
Edward J. Richardson	3,241,073	(4)	22.65%	22.65%	3,106,442		99.57%	99.57%	68.51%	68.51%
Bruce W. Johnson	211,301	(5)	1.47%	1.47%	—		*	*	*	*
Dario Sacomani	47,582	(6)	*	*	—		*	*	*	*
Arnold R. Allen	25,000	(7)	*	*	11,782		*	*	*	*
Jacques Bouyer	58,250	(8)	*	*	—		*	*	*	*
Scott Hodes	83,424	(9)	*	*	3,712		*	*	*	*
Ad Ketelaars	—		*	*	—		*	*	*	*
John R. Peterson	35,000	(10)	*	*	—		*	*	*	*
Harold L. Purkey	57,000	(11)	*	*	—		*	*	*	*
Samuel Rubinovitz	55,431	(12)	*	*	825		*	*	*	*
William G. Seils	87,026	(13)	*	*	—		*	*	*	*
Robert Prince	112,792	(14)	*	*	—		*	*	*	*
DePrince, Race & Zollo, Inc.	2,729,207	(15)	19.21%	19.21%	—		*	*	6.01%	6.01%
Loomis Sayles & Company, L.P.	825,666	(16)	5.49%	—%	—		*	*	1.78%	—%
T. Rowe Price Associates, Inc.	1,382,455	(17)	9.43%	6.56%	—		*	*	3.01%	2.05%
Royce & Associates, LLC	1,884,778	(18)	13.27%	13.27%	—		*	*	4.15%	4.15%
Executive Officers and Directors as a group (22 persons)	4,824,412	(18)	36.06%	36.06%	3,110,979	(19)	99.71%	99.71%	70.33%	70.33%

(*)	Less than 1%.
(1)	Includes the number of shares listed under the column “Number of Shares of Class B Common.”
(2)	Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer, or voting power that is shared with the trustee of our Employee Stock Ownership Plan, or “ESOP,” with respect to shares identified as allocated to the individual’s ESOP account.
(3)	Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share. Computation assumes that Class B common stock held or subject to acquisition pursuant to stock options is not converted.
(4)

Includes 3,106,442 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock, 26,500 shares of common stock allocated to the account of Mr. Richardson under the ESOP and 43,803 shares of common stock which would be issued upon conversion of $926,000 principal amount of our 7 1/4% debentures, and 49,888 shares of common stock which would be issued upon conversion of $898,000 principal amount of our 8 1/4% debentures owned by Mr. Richardson and 9,271 shares of common stock which would be issued upon conversion of $196,000 principal amount of our 7 1/4% debentures, and 4,611 shares of common stock which would be issued upon conversion of $83,000 principal amount of our 8 1/4% debentures owned by a trust of which Mr. Richardson is a co-trustee and as co-trustee Mr. Richardson has shared investment and voting power with respect to these 8 1/4% debentures. Does not include 19,035 shares of common stock held by William G. Seils as custodian for Mr. Richardson’s sons, Alexander and Nicholas, 6,897 shares of common stock held by Mr. Richardson’s wife or 18,222 shares of common stock which would be issued upon conversion of $328,000 principal amount of our 8 1/4% debentures owned by Mr. Richardson’s wife, as to which Mr. Richardson disclaims beneficial ownership. Mr. Richardson’s business address is 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393

(5)	Includes 150,000 shares of common stock for which Mr. Johnson holds stock options exercisable within 60 days. Also includes 1,701 shares of common stock allocated to the account of Mr. Johnson under the ESOP.
(6)	Includes 14,098 shares of common stock Mr. Sacomani holds as a Restricted Stock Award that vest in three annual installments beginning June 17, 2003. Also includes 33,333 shares of common stock as to which Mr. Sacomani holds stock options exercisable within 60 days and 151 shares of common stock allocated to the account of Mr. Sacomani under the ESOP.
(7)	Includes 11,781 shares of common stock to which Mr. Allen holds stock options exercisable within 60 days and an additional 11,782 shares of common stock which would be issued upon conversion of 11,782 shares of Class B common stock as to which he also holds stock options exercisable within 60 days.
(8)	Includes 50,000 shares of common stock to which Mr. Bouyer holds stock options exercisable within 60 days.
(9)	Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock. Also includes 45,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.
(10)	Includes 30,000 shares of common stock to which Mr. Peterson holds stock options exercisable within 60 days.
(11)	Includes 30,000 shares of common stock as to which Mr. Purkey holds stock options exercisable within 60 days.
(12)	Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz’ Class B common stock. Also includes 50,000 shares of common stock to which Mr. Rubinovitz holds stock options exercisable within 60 days.
(13)	Includes 75,370 shares of common stock as to which Mr. Seils holds stock options exercisable within 60 days. Also includes 10,473 shares of common stock allocated to the account of Mr. Seils under the ESOP. Does not include shares held as custodian—see footnote (4).
(14)	Includes 91,000 shares of common stock as to which Mr. Prince holds stock options exercisable within 60 days. Also includes 7,353 shares of common stock allocated to the account of Mr. Prince under the ESOP.
(15)	DePrince, Race & Zollo, Inc. is an investment advisor having sole power to vote and dispose of these shares. Information disclosed in this table was obtained from DePrince, Race & Zollo on April 12, 2005. The address for DePrince, Race & Zollo, Inc. is 201 S. Orange Ave., Suite 850, Orlando, FL 32801.
(16)	Consists of 825,666 shares of common stock which would be issued on conversion of our notes. Loomis Sayles & Company, L.P. (“Loomis”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Loomis have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table was obtained from a questionnaire for Loomis dated March 7, 2005 and subsequently confirmed May 5, 2005. The address for Loomis is One Financial Center, Boston, MA 02111.
(17)	Includes 450,055 shares of common stock which would be issued on conversion of our notes. These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund, Inc. (which owns 725,000 shares, and all of the notes), which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 1,382,455 shares and has sole voting power for 207,400 shares of common stock and T. Rowe Price Small Cap Value Fund has sole voting power for the shares which it owns. Information disclosed in this table was obtained from T. Rowe Price Associates on May 19, 2005. The address for T. Rowe Price Associates is 100 East Pratt Street, Baltimore, MD 21202.
(18)	Charles M. Royce may be deemed a controlling person of Royce & Associates, Inc. (“Royce”) and Royce Management Company (“RMC”) and as such may be deemed to beneficially own the shares of common stock beneficially owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. On October 1, 2001, Royce & Associates, Inc., The Royce Funds’ investment adviser, became an indirect wholly-owned subsidiary of Legg Mason, Inc., or “Legg Mason.” On March 31, 2002, Royce & Associates, Inc. was merged into Royce Holdings, LLC, a wholly-owned subsidiary of Legg Mason, which then changed its name to Royce & Associates, LLC. As a result of this merger, Royce & Associates, LLC became The Royce Funds’ investment adviser and a direct wholly-owned subsidiary of Legg Mason. Information disclosed in this table was obtained from Royce April 15, 2005. The address for Royce is 1414 Avenue of the Americas, New York, NY 10019.
(19)	Does not include 19,035 shares of common stock held by certain members of such group as custodians under Uniform Gift to Minors Acts or 6,897 shares of common stock held by spouses of members of the group. Includes 3,110,979 shares of common stock which would be issuable on conversion of Class B common stock, 774,714 shares of common stock issuable upon options exercisable within 60 days, 11,782 shares of common stock which would be issuable on conversion of Class B common stock issuable upon options exercisable within 60 days, 43,797 shares of common stock which would be issued upon conversion of $926,000 principal amount of our 7 1/4% debentures, and 49,888 shares of common stock which would be issued upon conversion of $854,000 principal amount of our 8 1/4% debentures. Includes 61,496 shares of common stock held in trust for the benefit of our profit sharing trust and ESOP allocated to the accounts of all executive officers and directors as a group; such shares are ratably forfeitable in the event the officer leaves our employ prior to completing six years of service.
(20)	Includes 11,782 shares of Class B common stock issuable upon exercise of options exercisable within 60 days.

DESCRIPTION OF THE NOTES

We issued the notes under the indenture dated February 15, 2005 between us and J.P. Morgan Trust Company, National Association as trustee. We are summarizing certain important provisions of the notes and the indenture. You should refer to the specific terms of the indenture for a complete statement of the terms of the indenture and the notes. See “Where You Can Find More Information.” When we use capitalized terms that we do not define here, those terms have the meanings given in the indenture. Unless otherwise indicated, when we use references to Sections or defined terms, we mean Sections or defined terms in the indenture. As used in this “Description of Notes” section, references to “Richardson,” “we,” “our,” or “us” refer solely to Richardson Electronics, Ltd. and not to our subsidiaries.

General

The notes are our unsecured senior subordinated obligations and are subordinated in right of payment to our Senior Indebtedness (as defined in “—Subordination” below) and rank senior to all of our other currently outstanding unsecured obligations. The notes mature on December 15, 2011 unless earlier converted, redeemed, or repurchased and have been issued in denominations of $1,000 and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes.

The notes may be converted into shares of our common stock at an initial conversion price of $18.00 per share of common stock. The conversion price is subject to adjustment if certain events occur, as described below. Upon conversion of a note, the holder will receive only shares of our common stock and a cash payment to account for any fractional share. The holder will not receive any cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

The notes were issued under the indenture dated February 15, 2005 between us and the trustee. The indenture does not limit the amount of debt, including Senior Indebtedness, that we may issue or incur. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not contain any financial covenants or restrictions on the payment of dividends or the issuance or repurchase of securities by us and contains only limited covenants on the incurrence of additional indebtedness. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under “—Repurchase at Option of Holder.”

The notes have been issued as fully registered securities, in denominations of $1,000 and whole multiples of $1,000 and are represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. A detailed description of the DTC book-entry system and the circumstances in which you are entitled to receive physical delivery of notes are set forth below under “Book-Entry Securities.”

Ranking

The notes are our unsecured senior subordinated obligations. The payment of principal of, and interest on, the notes, as set forth in the indenture, ranks senior to the following:

•	indebtedness of us to one of our subsidiaries;

•	indebtedness which by its terms is not superior in right of payment;

•	the 7 1/4% debentures;

•	the 8 1/4% debentures, which are also senior to the 7 1/4% debentures; and

•	future indebtedness that is expressly made subordinate to the notes.

The notes are subordinated to our Senior Indebtedness, including amounts borrowed under our credit agreement and future indebtedness that is not expressly subordinate to the notes. As of April 23, 2005, we had $70,310,305 in Senior Indebtedness.

In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their insolvency, dissolution or reorganization and the dependent right of holders of our notes to have rights in those assets, are subject to the prior claim of any creditors of that subsidiary. As of April 23, 2005, our subsidiaries had $13,786,428 of indebtedness, excluding indebtedness that is also Senior Indebtedness.

Prior to December 19, 2006, we may not incur any Senior Indebtedness other than under our existing credit agreement. On and after December 19, 2006, we may from time to time incur additional indebtedness, including Senior Indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

Payments on Notes; Transfers

Interest on the notes accrues from February 15, 2005 or from the most recent date to which interest has been paid or duly provided for at 7 3/4% per year and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005, to the person in whose names the notes are registered at the close of business on June 1 and December 1 preceding the respective interest payment dates, except that the interest payable at maturity or upon redemption or repurchase by us will be paid to the same person to whom principal of the notes is payable. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. (Section 2.02)

Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment of this kind. A business day is defined as a day other than a Saturday, Sunday or a day on which (i) the banks in Chicago, Illinois or New York, New York are required or permitted to be closed or (ii) the trustee’s principal corporate trust office is closed.

We will make payments on the notes and transfers of notes can be made at the office of the trustee.

Conversion

Except in the case of notes called for redemption, the holder of notes has the right, exercisable at any time up to and including the maturity date, to convert the notes at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock at the conversion price of $18.00 per share, subject to adjustment as described below. (Section 10.01) In addition, we may elect to automatically convert the notes at any time on or after December 19, 2006 and prior to maturity if the closing price of our common stock has been at least 125% of the conversion price for at least 20 trading days during any 30 trading day period ending within five trading days prior to the date of the automatic conversion notice provided that (x) this registration statement is effective and available for use from the date we notify the holder of the automatic conversion through and including the earlier of the date of the automatic conversion or the last date on which the registration statement registering the resale of such common stock is required to be kept effective under the terms of the Registration Rights Agreement, or (y) the common stock issuable upon conversion may be sold pursuant to Rule 144 under the Securities Act. If we elect to automatically convert the notes, we will provide the holders with at least 20 but not more than 30 days’ notice prior to the conversion date. In the case of notes called for redemption, conversion rights will expire at the close of business on the redemption date. Notice of redemption must be mailed not less than 10 and not more than 60 days prior to the redemption date.

Upon conversion, holders will not receive any cash payment of interest. However, if notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of those notes at the close of business on the record date will receive the interest payable on those notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a change of control that is during that period, or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to that note. (Section 10.03) The conversion price is subject to adjustment upon the occurrence of certain events, including:

•	the payment of a dividend in shares of common stock to holders of common stock;

•	the payment of a dividend in cash in an amount per share of common stock in excess of $0.16 per year;

•	the subdivision, combination or reclassification of outstanding shares of common stock;

•	the issuance to all holders of common stock of rights or warrants entitling them for a period expiring within 45 days after the record date to purchase shares of common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) less than the then current market price per share of the common stock on that record date; and

•	the distribution to holders of common stock of any assets or debt securities or (excluding cash dividends which are not in excess of $0.16 per share of common stock per year) rights or warrants (other than those referred to above) to purchase securities. (Sections 10.07-10.09)

No adjustment of the conversion price must be made until cumulative adjustments amount to at least $.10 in the conversion price. (Section 10.12) Conversion price adjustments, or the omission to make such adjustments, may in certain circumstances result in constructive distributions that could be taxable as dividends, to holders of notes or common stock issuable on conversion thereof.

Redemption at Our Option

The notes are not redeemable by us at any time prior to December 19, 2006. On or after December 19, 2006, but prior to December 19, 2007, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption provided that the closing price of our common stock has been at least 125% of the conversion price for 20 trading days during any 30 trading day period prior to the date of mailing of the redemption notice. On or after December 19, 2007, we may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the date of redemption. (Section 3.01)

If the redemption date is an interest payment date, interest will be paid on that interest payment date to the record holder on the relevant record date.

We will provide not less than 10 nor more than 60 days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption. (Section 3.03)

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. (Section 3.02) If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of such notes, the converted portion will be deemed to be from the portion selected for redemption. (Section 3.06)

We may not redeem the notes if we have failed to pay any interest on the notes when due and this failure to pay is continuing. We will notify all of the holders of the notes if we redeem any of the notes. (Section 3.01)

Repurchase at Option of Holder

If a change of control occurs, each holder has the right, at such holder’s option, to require us to repurchase for cash all of such holder’s notes or any portion of the principal amount of such holder’s notes that is equal to $1,000 or any integral multiple of $1,000. A change of control is deemed to have occurred if:

•	any person or group, other than Edward J. Richardson, (i) becomes the direct or indirect beneficial owner of more than 50% of the total voting power of all shares of our voting stock or (ii) has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•	we consolidate with, or merge with or into, another person or another person consolidates with, or merges with or into, us and the persons that beneficially owned, directly or indirectly, our voting stock immediately prior to the transaction beneficially own, directly or indirectly, shares of voting stock representing less than a majority of the total voting power of all outstanding classes of voting stock of the surviving person;

•	we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our consolidated assets and the persons that beneficially owned, directly or indirectly, the shares of our voting stock immediately prior to the transaction beneficially own, directly or indirectly, shares of voting stock representing less than a majority of the total voting power of all outstanding classes of voting stock of the transferee; or

•	we are dissolved or liquidated.

However, a change of control will not be deemed to have occurred if either:

•	the last reported sale price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price immediately before the change of control; or

•	in the case of a merger or consolidation, at least 90% of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change of control consists of capital stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the notes become convertible solely into such capital stock, excluding cash payments for fractional shares. (Section 1.01)

This repurchase will occur on the date which is not more than 45 days after the date of our notice of a change of control. We will repurchase these notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding the date of repurchase. We are required to provide notice of any change of control and of the repurchase right to all holders on or before 30 days after the change of control. (Section 3.07)

We may choose to pay the change of control repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest in cash).

If we elect to pay the change of control repurchase price in whole or in part in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the change of control repurchase price to be paid in shares of our common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable change of control repurchase date as described below. If we elect to pay the change of control repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock. (Section 3.08)

“Market price” means, with respect to any change of control repurchase date, the average of the last reported sale price of our common stock for the 20 consecutive trading days ended on the third business day prior to the applicable change of control repurchase date (or, if the third business day is not a trading day, then ending on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of the 20 trading-day period and ending on the applicable change of control repurchase date of any event requiring an adjustment of the conversion rate under the indenture.

Because the market price of our common stock is determined prior to the applicable change of control repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you received the shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

The rights of the holders to require us to repurchase their notes upon a change of control could discourage a potential acquirer of us. The change of control repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control repurchase feature is a common term contained in other offerings of debt securities similar to the notes that have been issued in comparable transactions.

The term “change of control” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change of control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, assignment, conveyance, transfer, lease or other disposition of less than all of our assets may be uncertain.

If a change of control were to occur, we may not have enough funds to pay the change of control repurchase price. In addition, our credit agreement imposes significant operating and financial restrictions on us. These restrictions include limitations on our borrowings under the credit agreement. As a result of these restrictions, we may not be able to repurchase our notes without being in default under our credit agreement. If we fail to repurchase the notes when required following a change of control, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change of control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Our obligation to make a repurchase upon a change of control will be satisfied if a third party makes the change of control repurchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change of control repurchase offer made by us, purchases all notes properly tendered and not withdrawn under the change of control repurchase offer and otherwise complies with its obligations in connection therewith.

Notice of Certain Transactions

If we:

•	take any action which would require an adjustment in the conversion price;

•	consolidate or merge with, or transfer all or substantially all of our assets to, another corporation, and our stockholders must approve the transaction; or

•	are to be dissolved or liquidated;

the holders of the notes may want to convert into common stock prior to the record or effective date for the transaction so that such holder may receive the rights, warrants, securities or assets which a holder of common stock on that date may receive. Therefore, we are required to provide the holders of the notes and the trustee notice of the transaction including the proposed record or effective date, as the case may be. The notice must be mailed at least 10 days prior to the record or effective date. However, failure to mail the notice will not affect the validity of the transaction. (Section 10.15)

Subordination

The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal of, premium, if any, and interest on all Senior Indebtedness. Upon maturity of any Senior Indebtedness, payment in full must be made on the Senior Indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of, premium, if any, or interest on Senior Indebtedness, we may not make any payment on or in respect of the notes. (Section 11.02) Upon any distribution of our assets in any dissolution, winding-up, liquidation or reorganization, payment of the principal of, and interest on, the notes will be subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all Senior Indebtedness. (Section 11.03) This subordination will not prevent the occurrence of any Event of Default (as defined in “—Defaults and Remedies” below). (Section 11.11)

“Senior Indebtedness” means the principal of, premium (if any) and interest or borrowings made under the credit agreement and our other Indebtedness outstanding at any time other than:

•	Indebtedness to a subsidiary for money borrowed or advanced from any such subsidiary;

•	Indebtedness which by its terms is not superior in right of payment to the notes;

•	the 7 1/4% debentures and 8 1/4% debentures; and

•	all other future Indebtedness which by its terms is not superior in right of payment to the notes.

“Indebtedness” means:

•	any of our debt (1) for borrowed money, capitalized leases, and purchase money obligations or (2) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets;

•	any debt of others described in the preceding clause which we have guaranteed or for which we are otherwise liable; and

•	any amendment, renewal, extension or refunding of any such debt. (Section 11.01)

As of April 23, 2005, the outstanding amount of our Senior Indebtedness was $70,310,305.

By reason of this subordination, in the event of insolvency, holders of notes may recover less ratably than our general creditors.

The notes are by their terms superior in right of payment to the 7 1/4% debentures and 8 1/4% debentures. (Section 11.01)

In addition, the notes are structurally subordinate to any indebtedness of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their insolvency, dissolution or reorganization and the dependent right of holders of notes to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary. As of April 23, 2005, our subsidiaries had $13,786,428 of indebtedness, excluding indebtedness that is also Senior Indebtedness.

Registration Rights of Holders of the Notes

When we issued the notes, we entered into a registration rights agreement with the initial holders of the notes. As required under that agreement, we have filed with the Securities and Exchange Commission, at our expense, a shelf registration statement, of which this prospectus forms a part, covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our best efforts to keep the registration statement effective until February 15, 2007 (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise).

We will provide to each registered holder copies of this prospectus and take certain other actions as are required to permit unrestricted re-sales of the notes and the common stock issuable upon conversion of the notes. A holder who sells securities pursuant to the shelf registration statement of which this prospectus forms a part generally will be required to be named as a selling stockholder in this prospectus (or a supplement or amendment to this prospectus) and to deliver this prospectus (together with any prospectus supplement or amendment) to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). We may suspend the holder’s use of the prospectus for a reasonable period not to exceed two periods of more than 30 days in any 12-month period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole; provided, however, that these limits do not apply if our board of directors determines in its good faith judgment, that there is a reasonable possibility that a sale of the notes pursuant to the prospectus would result in a violation of the Securities Act. Each holder, by its acceptance of a new note, agrees to hold any communication by us regarding suspension of the holder’s use of the prospectus in confidence.

Additional Notes

Pursuant to the indenture, we may, from time to time, without the consent of the holders of the new notes, create and issue additional notes which will have terms and conditions identical to those of the new notes, except that any such additional notes may have a different issue date from the new notes, may have a different amount of interest payable on the first interest payment date after issuance than is payable on other new notes, and may have additional terms and conditions required to conform to applicable provisions of the Securities Act of 1933, as amended, or any registration rights agreement to which such additional notes are subject. No such additional terms or conditions will adversely effect the holder of any new notes.

Defaults and Remedies

The term “event of default” when used in the indenture means any one of the following:

•	failure to pay interest for 30 days (whether or not prohibited by the subordination provisions);

•	failure to pay principal when due at maturity or upon redemption or repurchase (whether or not prohibited by the subordination provisions);

•	failure to convert the notes into shares of common stock upon exercise of a holder’s conversion right, unless that failure is cured within five days after written notice of default is given to us by the trustee or the holder of that note;

•	failure to repurchase at the option of the holder upon a change of control;

•	failure to provide notice of the occurrence of a change of control and repurchase of the notes at the option of the holder upon a change of control;

•	failure to redeem the notes after we have exercised our option to redeem;

•	failure to perform any other covenant for 30 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	acceleration of the maturity of any Indebtedness of ours or any of our subsidiaries in any one case or in the aggregate in excess of $10,000,000, if such acceleration is not rescinded, annulled or otherwise cured within 30 days after notice to us; and

•	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries. (Section 6.01)

The indenture provides that the trustee will, within 90 days after the occurrence of a default, give the holders of the notes notice of all uncured defaults known to it (the term “default” to include the events specified above, without grace or notice), provided that, except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of notes. (Section 7.05)

In case an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee if given by the holders of the notes), may declare the principal of and all accrued and unpaid interest on all the notes to be due and payable immediately. In case of certain events of bankruptcy or insolvency involving us or any of our subsidiaries, the principal and accrued and unpaid interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults. (Section 6.02)

Defaults (except, unless therefore cured, a default in payment of principal of, premium, if any, or interest on the notes or a default with respect to a provision which cannot be modified under the terms of the indenture without the consent of each holder of notes affected) may be waived by the holders of a majority in principal amount of the outstanding debentures upon the conditions provided in the indenture. (Section 6.04)

The indenture requires us to file periodic reports with the trustee as to the absence of defaults. (Section 4.03)

Modification of the Indenture

The indenture contains provisions permitting us and the trustee without the consent of any holder of notes to supplement or amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for certificated notes, to add to our covenants, to surrender any of our rights or powers, to provide for conversion rights or issuance of additional notes pursuant to the indenture, to reduce the conversion price, subject to applicable Nasdaq marketplace rules, to comply with SEC requirements, to make changes necessary in connection with the registration of the notes and the shares of our common stock upon conversion of the notes, or to make any change that does not materially and adversely affect the rights of any holder of notes. (Section 9.01) Otherwise, our rights and obligations and the rights of holders of notes may be modified by us and the trustee only with the consent of the holders of not less than a majority in principal amount of notes then outstanding. No waiver of a default in the payment of the principal of or interest on a note or reduction in the principal of or the premium or the interest rate on the notes or a change in the percentage of holders required for modification of the indenture and no extension of the maturity of any note or in the time of payment of interest and no change that materially and adversely affects the right to convert a note will be effective against any holder of notes without that holder’s consent. (Section 9.02)

Satisfaction and Discharge of the Indenture

The indenture will be discharged and canceled if all the notes have been delivered to the trustee for cancellation or upon deposit with the trustee, within not more than six months prior to the maturity or redemption of all the notes, of funds sufficient for such payment or redemption. (Section 8.01)

The Trustee

J.P. Morgan Trust Company, National Association, is the trustee under the indenture. Bank One, NA, an affiliate of the trustee, has provided us with our principal banking services, including bank accounts and normal banking transactions for a number of years. We have obtained loans from Bank One, NA, in the past and Bank One, NA, together with other lenders, has extended a $109,000,000 line of credit to us pursuant to an Amended and Restated Revolving Credit Agreement dated as of October 29, 2004, as amended, of which $70,263,859 was outstanding as of April 23, 2005.

The holders of a majority in principal amount of all outstanding debentures have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the trustee, providing that such direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the right of another holder of and would not subject the trustee to personal liability. (Section 6.05) The indenture provides that in case an event of default occurs and is known to the trustee (and is not cured), the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its rights and powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they will have offered to the trustee security and indemnity satisfactory to it. (Section 7.01)

Governing Law

The indenture and the notes are governed by and construed in accordance with the internal laws of the State of Illinois. (Section 12.09)

Book-Entry Securities

The notes are book-entry securities and were issued in the form of one or more global securities deposited with DTC as evidence of all of the notes. This means that we do not issue certificates to each holder. We issued one or more global securities to DTC, which keeps a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant keeps a record of its clients who own beneficial interests in the global securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities are shown on, and transfers of beneficial interests in global notes are made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its beneficial interest to exercise any rights of a holder of notes under the indenture.

We will make payments on the global securities to DTC or its nominee, as the sole registered owner and holder of the global securities. Neither we nor the trustee nor any of our respective agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests.

DTC has informed us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

A global security will be exchanged for certificated notes if (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days, (2) an Event of Default has occurred and is continuing or (3) we decide that the global security will be exchangeable. If that occurs, we will issue notes in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for notes equal in principal amount to that beneficial interest and to have those notes registered in its name. We will issue the certificates for the notes in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we will issue them in registered form only, without coupons. (Section 2.07)

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

We are party to various debt instruments. The following is a summary description of those debt instruments which we have an outstanding aggregate principal amount in excess of $5.0 million.

7 1/4% Debentures and 8 1/4% Debentures

The 7 1/4% debentures were issued pursuant to an indenture, which we refer to as the “7 1/4% indenture,” dated as of December 15, 1986, between us and U.S. Bank, N.A., whom we refer to as the “7 1/4% trustee,” as successor trustee to Continental Illinois National Bank and Trust Company of Chicago. The 8 1/4% debentures were issued pursuant to an indenture, which we refer to as the “8 1/4% indenture,” dated as of December 16, 1996, between us and J.P. Morgan Trust Company, National Association, whom we refer to as the “8 1/4% trustee,” as successor trustee to American National Bank and Trust Company of Chicago. We refer to the 7 1/4% indenture and the 8 1/4% indenture collectively as the “old indentures.”

General

The outstanding debentures are our unsecured obligations and are junior in priority to our Senior Indebtedness (as defined below), as described under “Subordination.” The 7 1/4% debentures mature on December 15, 2006 and are issued in denominations of $1,000 and integral multiples thereof. The 8 1/4% debentures mature on June 15, 2006 and are issued in denominations of $1,000 and integral multiples thereof. References to “a debenture” or “each debenture” in this prospectus refer to $1,000 principal amount of the outstanding debentures. As of the date of this prospectus, there are $4,753,402 principal amount of the 7 1/4% debentures outstanding and $17,538,000 principal amount of the 8 1/4% debentures outstanding.

The 7 1/4% debentures may be converted into shares of our common stock at a current conversion price of $21.14 per share of common stock. The 8 1/4% debentures may be converted into shares of our common stock at a current conversion price of $18.00 per share of common stock. The conversion price for each of the outstanding debentures is subject to adjustment if certain events occur, as described below. Upon conversion of any outstanding debentures, holders receive only shares of our common stock and a cash payment to account for any fractional share. Holders do not receive any cash payment for interest accrued and unpaid to the conversion date.

The outstanding debentures were issued under the old indentures, as described above. The old indentures do not limit the amount of debt, including Senior Indebtedness, that we may issue or incur. The old indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

Ranking

The outstanding debentures are our unsecured obligations. The payment of principal of, and interest on, the outstanding debentures, as set forth in the old indentures, ranks subordinate to the following:

•	amounts borrowed under our credit agreement;

•	the notes; and

•	future indebtedness that is expressly made subordinate to the debentures.

The outstanding debentures are subordinated to our Senior Indebtedness, the notes and future indebtedness that is not expressly subordinate to the debentures. (Section 11.01 of each of the old indentures) The 8 1/4% debentures rank senior to, and will mature prior to, the 7 1/4% debentures.

Optional Redemption

The outstanding debentures are redeemable at any time at our option, as a whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the outstanding debentures to be redeemed plus accrued and unpaid interest, if any, to, and including, the date of redemption. (Section 3.01 of each of the old indentures).

We will provide notice not less than 30 nor more than 60 days’ notice of redemption by mail to registered holder of the outstanding debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those outstanding debentures or portions of outstanding debentures called for redemption. (Sections 3.03 and 3.04 of each of the old indentures).

If we decide to redeem fewer than all of the outstanding debentures, the 7 1/4% trustee or the 8 1/4% trustee, as applicable, will select the outstanding debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the 7 1/4% trustee or 8 1/4% trustee, as applicable, considers fair and appropriate. If the 7 1/4% trustee or 8 1/4% trustee, as applicable, selects a portion of a holder’s outstanding debentures for partial redemption and the holder converts a portion of the holder’s 7 1/4% debentures or 8 1/4% debentures, as applicable, the converted portion will be deemed to be from the portion selected for redemption. (Section 3.02 of each of the old indentures)

We may not redeem the outstanding debentures if we have failed to pay any interest on the outstanding debentures when due and this failure to pay defaulted interest is continuing. We will notify all of the holders of the outstanding debentures if we fail to make any interest payment.

Amended and Restated Revolving Credit Agreement

On October 29, 2004, we entered into an amended and restated revolving credit facility with a syndicate of financial institutions and institutional lenders arranged by JPMorgan Chase Bank, N.A. The amended and restated credit facility consists of a Canada facility, an Euro facility, a Japan facility, a Korea facility, a UK facility and a U.S. facility with an aggregate line of credit of $109,000,000.

All borrowings and letters of credit under the amended and restated credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Funds borrowed pursuant to the amended and restated credit agreement may be used for general corporate purposes and to provide funds to refinance existing indebtedness.

Interest and Fees

The interest rates per annum applicable to loans under our amended and restated credit facility will vary depending on which facility the loans are made under. The borrowings under the U.S. facility may be made at an interest rate of (determined at our discretion):

•	a base rate plus an applicable margin percentage or

•	a Eurocurrency rate plus an applicable margin.

The base rate will be the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The Eurocurrency rate will be LIBOR. We expect that the applicable margin percentage over LIBOR will initially be no lower than a percentage per annum equal to 1.50%. After the delivery by us of the financial statements and compliance certificate for each fiscal quarter, the applicable margin percentage will be subject to adjustments based upon the ratio of our consolidated total debt to our consolidated adjusted EBITDA (as defined in the amended and restated credit facility) being within certain defined ranges.

Guarantors

The amended and restated credit facility is guaranteed by certain of our existing and future domestic subsidiaries.

Restrictive Covenants and Other Matters

The amended and restated credit facility includes customary covenants that are substantially similar to those contained in our prior credit facility. Subject to certain exceptions, these covenants restrict or limit our ability and the ability of any subsidiaries to, among other things:

•	incur liens, including negative pledges;

•	engage in mergers, consolidations and sales of assets;

•	incur additional indebtedness;

•	pay dividends, redeem stock and redeem and/or prepay other indebtedness (including the notes being offered in this offering);

•	make investments (including loans and advances);

•	enter into transactions with affiliates;

•	amend or otherwise alter our certificate of incorporation and bylaws; and

•	amend the indenture relating to the notes.

In addition, the amended and restated credit facility requires us to maintain compliance with a number of financial ratios on a quarterly basis. These include: a maximum total leverage ratio test, a minimum interest coverage ratio test, and a consolidated net worth ratio test. These financial covenants will become more restrictive over time.

The amended and restated credit facility contain customary events of default, including upon a change of control. If such an event of default occurs, the lenders under our amended and restated credit facility are entitled to take various actions, including the acceleration of amounts due under the amended and restated credit facility.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation authorizes the issuance of up to 30,000,000 shares of common stock, par value $.05 per share, 10,000,000 shares of Class B common stock, par value $.05 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of May 2, 2005 there were 14,204,849 shares of common stock outstanding, 3,119,902 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

The following summary is qualified by reference to the applicable provisions of Delaware law and our certificate of incorporation and by-laws. This is not a complete description of the important terms of Delaware law, our certificate of incorporation or by-laws. If you would like more information on the provisions of our certificate of incorporation or by-laws, you may review our certificate of incorporation and our by-laws, each of which is incorporated by reference as an exhibit to the registration statement we have filed with the SEC. See “Where You Can Find More Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share they own and vote together with holders of Class B common stock and preferred stock on all matters voted on by our stockholders. In addition, holders of our common stock vote separately as a class on any proposed amendment to our restated certificate of incorporation that would:

•	change the aggregate number of authorized shares of common stock or the par value of those shares; or

•	alter or change the powers, preferences or special rights of shares of the common stock so as to affect the holders thereof adversely.

The common stock does not have cumulative voting rights. As a result, stockholders voting a majority of the votes (including Edward J. Richardson, who owned shares having approximately 68.55% of the voting power at April 12, 2005) at any annual meeting are able to elect all of the directors to be elected.

Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our board of directors and subject to the right of the holders of the Class B common stock to receive a dividend when the holders of common stock receive a dividend, the holders of common stock are entitled to dividends as may be declared by our board of directors. With respect to cash dividends, the Class B common stock is limited to a dividend equal to 90% of any dividend on the common stock. Any stock dividend on common stock shall be paid in additional shares of common stock and a stock dividend of an equal number of shares of Class B common stock shall be paid on the Class B common stock. Upon liquidation, holders of common stock are entitled to receive their pro rata portion of our assets available for distribution to the holders of common stock and Class B common stock on an equal basis with the holders of Class B common stock. All of the outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

The transfer agent and registrar for our common stock is LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

Class B Common Stock

The holders of our Class B common stock are entitled to ten votes for each share they own and vote together with holders of common stock and preferred stock on all matters voted on by our stockholders. In addition, holders of our Class B common stock vote separately as a class on any proposed amendment to our restated certificate of incorporation that would:

•	change the aggregate number of authorized shares of Class B common stock or par value of those shares; or

•	alter or change the powers, preferences or special rights of the Class B common stock so as to affect the holders thereof adversely.

The Class B common stock does not have cumulative voting rights. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our board of directors and subject to the right of the holders of the common stock to receive a dividend when the holders of Class B common stock receive a dividend, the holders of Class B common stock are entitled to the dividends declared by our board of directors. With respect to cash dividends, the holders of Class B common stock are subject to the further limitation that dividends on a share of Class B common stock equal only 90% of any dividend on a share of common stock. Any stock dividend on Class B common stock shall be paid in additional shares of Class B common stock and a stock dividend of an equal number of shares of common stock shall be paid on the common stock. Upon liquidation, holders of Class B common stock are entitled to receive their pro rata portion of our assets available for distribution to the holders of Class B common stock and common stock on an equal basis with the holders of common stock. All of the outstanding shares of Class B common stock are fully paid and nonassessable. Holders of Class B common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no redemption or sinking fund provisions with respect to our Class B common stock. The Class B common stock is subject to transfer and conversion restrictions described below.

The transfer agent and registrar for our Class B common stock is LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

Restrictions On Transfer

Shares of Class B common stock are not freely transferable. A holder of shares of Class B common stock may transfer those shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a “Permitted Transferee” (as defined below). A transfer of Class B common stock to any person or entity other than a “Permitted Transferee” will result in the automatic conversion of those shares of Class B common stock into shares of common stock on a share-for-share basis. Accordingly, no trading market will develop in the Class B common stock.

The “Permitted Transferees” of an individual holder of shares of Class B common stock are generally described as follows:

•	that stockholder’s spouse;

•	any lineal descendant of a grandparent of that stockholder, including adopted children, and any spouse of that lineal descendant (we refer to these descendants and their spouses, together with the stockholders in question and their spouses, as the “Class B stockholder’s family members”);

•	a trust for the sole benefit of that stockholder, that Class B stockholder’s family members and certain charitable organizations;

•	certain charitable organizations established by that stockholder or that Class B stockholder’s family members;

•	a partnership or corporation all of the beneficial ownership of which is owned (and continues to be owned) by that stockholder and/or that Class B stockholder’s family members or a trust for the sole benefit of that stockholder, that Class B stockholder’s family members, and certain charitable organizations;

•	the estate of that stockholder; and

•	an employee stock ownership plan of ours.

Shares of Class B common stock held by a partnership or corporation may be transferred to a person who had transferred those shares to that partnership or corporation (and to that person’s Permitted Transferees) or, if record and beneficial ownership of those shares of Class B common stock were acquired by that partnership or corporation on or prior to December 10, 1986, to the partners or stockholders as of that date, and to the Permitted Transferees of those partners or stockholders. Shares held by trusts that are irrevocable on December 10, 1986 may be transferred to any person to whom or for whose benefit the principal of the trust may be distributed under the terms of the trust and that person’s Permitted Transferees. Shares held by all other trusts (whether or not in existence as of December 10, 1986) may be transferred to the person who transferred those shares of Class B common stock to the trust and that person’s Permitted Transferees. Shares held by the estate of a holder of Class B common stock may be transferred to Permitted Transferees of that holder of Class B common stock. Shares held in any of our employee benefit plans may be transferred to the participant for whose account the shares were held or his Permitted Transferee.

Shares of Class B common stock may only be registered in the name of the beneficial owner thereof and not in a “street” or “nominee” name. The “beneficial owner” of shares of Class B common stock is defined as the person or persons who, or the entity or entities which, possess the power to direct the voting or the disposition of such shares.

Conversion

Shares of Class B common stock are convertible into common stock on a share-for-share basis at all times at the option of the holder without cost to the holder (except to the extent of any stamp or similar tax payable where the converting holder of Class B common stock desires that the certificate representing the resulting common stock be issued in a name other than that of the holder of the converted Class B common stock). In general, the conversion will be effective as of the date the Class B common stock is surrendered to us for conversion.

Any transfer, pledge or other disposition of shares of Class B common stock other than to a Permitted Transferee will result in an automatic conversion to common stock, on a share-for-share basis.

If at any time the number of issued and outstanding shares of Class B common stock falls below 10% of the aggregate number of issued and outstanding shares of common stock, Class B common stock and preferred stock, all the outstanding shares of Class B common stock immediately and automatically will be converted into shares of common stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B common stock will thereafter be deemed to represent a like number of shares of common stock. As of May 2, 2005, the outstanding Series B common stock represents 18.0% of the aggregate number of issued and outstanding shares of common stock, Class B common stock and preferred stock.

All shares of Class B common stock received by the Company upon conversion thereof into common stock will be returned to the status of authorized but unissued shares of Class B common stock.

Future Issuance

Except for shares of Class B common stock reserved for issuance under outstanding options or issued in connection with stock splits, stock dividends, reclassifications or other subdivisions, we cannot issue additional shares of Class B common stock without the authorization of the holders of a majority of the outstanding shares of common stock and Class B common stock, each voting separately as a class.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix certain of the rights, preferences, privileges, and restrictions applicable to such series, including the annual dividend rate, the time of payment for dividends, whether those dividends will be cumulative or non-cumulative, and the date or dates from which any cumulative dividends will begin to accrue, redemption terms (including sinking fund provisions), redemption price or prices, liquidation preferences, the extent of the voting powers, if any, and conversion rights.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

General

Delaware general corporate law, our certificate of incorporation, and our by-laws contain provisions that could make it more difficult for someone to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise.

Class B Common Stock

The holders of our Class B common stock are entitled to 10 votes for each share they own and as of May 2, 2005 represented approximately 68.7% of our aggregate voting power. As a result, the holders of Class B common stock have the ability to elect our board of directors. So long as the holders of Class B common stock constitute more than 50% of our voting power, they have the ability to control any possible merger, consolidation, or sale of assets involving us.

Removal of Directors

Our by-laws provide that we will have ten directors and we currently have no vacancies. We have a single class of directors, with each director standing for election at each annual meeting of stockholders. Pursuant to our by-laws, a director or the entire board of directors may be removed for or without cause at any time by the affirmative vote of holders of at least a majority of the outstanding shares of common stock and Class B common stock entitled to vote.

Filling Vacancies on the Board

Our by-laws provide that, subject to the rights of holders of any shares of preferred stock, vacancies on the board of directors may be filled only by a majority of the board of directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, the board of directors could temporarily prevent any stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees.

Special Meetings

Special meetings of stockholders may be called only by the chairman of the board of directors, president or secretary or upon the request of a majority of the entire board of directors. Business conducted at any special meeting is limited to the purposes specified in the written notice of the meeting.

Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the Nasdaq National Market, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also issue additional shares to dilute the stock ownership of persons seeking to obtain control of us. At May 2, 2005, we had 14,405,983 authorized but unissued shares of common stock and 1,389,168 shares of treasury stock. In addition, depending upon the rights associated with any preferred stock we might issue, we could further inhibit a change of control by making the removal of directors more difficult or restricting the payment of dividends and other distributions to the holders of common stock.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that that stockholder became an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person. We believe that Mr. Richardson is not subject to the restrictions of Section 203 because he has owned 15% or more of our voting stock for more than three years.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase notes for cash and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address tax consequences applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the notes in connection with a straddle, hedging, conversion or other risk reduction transaction; or

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or our common stock. Certain consequences to “non-U.S. holders” of the notes or common stock are described under “—Consequences to Non-U.S. Holders” below. As used herein, the term “U.S. holder” means a beneficial owner of a note or common stock who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Market Discount

If you purchases a note for an amount that is less than its stated redemption price at maturity (i.e., the par amount of the note), the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

Generally, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless you previously have included in income this market discount pursuant to an election to include market discount in income as it accrues, or pursuant to a constant yield election. If the note is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be included as ordinary income to you as if you had sold the note in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Upon conversion of a note acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock.

Amortizable Premium

If your tax basis in a note, immediately after the purchase, is greater than the stated redemption price at maturity of the note, you will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the note. For this purpose only, a holder’s tax basis in a note is reduced by an amount equal to the value of the option to convert the note into common stock; the value of this conversion option may be determined under any reasonable method. You may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the note. Generally, you may use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in your income with respect to the note in that accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Constructive Dividends

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes generally will not be deemed to result in a constructive distribution of stock. However certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes

Except as set forth above under “—Conversion of the Notes,” upon the sale, exchange, redemption, repurchase or other taxable disposition of a note, you generally will recognize gain or loss to the extent of the difference between (1) the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to the payment of accrued and unpaid interest on the note, which generally will be taxed as ordinary income to the extent that you have not previously recognized this income), and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note, increased by market discount that you have previously included in income with respect to the note and decreased by any premium that you have taken into account with respect to the note. Except as set forth above under “—Market Discount,” any such gain or loss you recognize upon such taxable disposition of a note will be capital gain or loss. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if, at the time of such disposition, the note had been held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

Generally, you will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion generally will include the holding period of the note converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income, the receipt of the common stock will be taxable as ordinary income. Your tax basis in the shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such common stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally should result in capital gain or loss, which is equal to the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. This gain or loss should be capital gain or loss and should be taxable as described below under “—Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock.”

Dividends

If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. With respect to non-corporate U.S. holders for taxable years beginning after December 31, 2002 and before January 1, 2009 such dividends generally are taxed at a preferential maximum rate of 15% provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

If you convert your notes into our common stock, then upon the sale, exchange, redemption or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Your tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “—Conversion of the Notes.” Except as set forth above under “—Market Discount,” any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders generally will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS, other than with respect to corporations and other exempt holders, with respect to interest on the notes, dividends paid on the common stock and proceeds received from a disposition of the notes or shares of common stock. Unless you are an exempt recipient such as a corporation, you may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of notes or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S holder.

“Non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences on the sale, exchange or other disposition of the notes or common stock.

Payments of Interest

Interest paid on a note to you will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with your conduct of a U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by you within the United States) and provided that you:

•	do not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) provides a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to non-United States status in compliance with applicable law and regulations, or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax unless you provides us with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a treaty.

If interest on a note is effectively connected with a trade or business conducted by you and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by you within the United States, you generally will not be subject to withholding if you comply with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if you were a U.S. holder. If you are a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Dividends and Constructive Dividends

In general, if distributions are made with respect to our common stock (including any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see “—Consequences to U.S. Holders—Constructive Dividends” above), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of your tax basis in the common stock, and to the extent such portion exceeds your tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock.”

Generally, dividends paid to a non-U.S. holder will be subject to the U.S. federal withholding tax at a 30% rate, subject to the two following exceptions.

•	Dividends effectively connected with a trade or business of a non-U.S. holder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder within the United States, generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements and generally will be subject to U.S. federal income tax on a net income basis. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•	The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy applicable certification and other requirements.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the notes.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock

Any gain realized by you on the sale, exchange, redemption, repurchase or other taxable disposition of the notes or our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	we are or have been a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes and, provided that our common stock is “regularly traded on an established securities market,” you held directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period more than five percent of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are engaged in a trade or business in the United States, and if gain realized on a sale, exchange redemption, repurchase or other taxable disposition of notes or common stock is effectively connected with the conduct of this trade or business, you generally will be taxed in the same manner as a U.S. holder (see “—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of

Notes” above). These holders are urged to consult their own tax advisors with respect to other tax consequences of the ownership and disposition of notes or common stock including the possible imposition of branch profits tax at a rate of 30% (or lower treaty rate).

Information Reporting and Backup Withholding

Information Reporting

The payment of interest and dividends to a non-U.S. holder is generally not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of the notes or common stock by a broker to a non-U.S. holder generally is not subject to information reporting if:

•	the beneficial owner of the notes or common stock certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of the notes or common stock is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest or dividends paid to you. This information may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of notes or common stock is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest payments are subject to the withholding tax described above under “—Consequences to Non-U.S. Holders—Payments of Interest” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

SELLING HOLDERS

The notes were originally issued by us in an exchange offer exempt from the registration requirements of the Securities Act with a limited number of holders of old debentures who represented to us that they were qualified institutional buyers. Each initial purchaser and institution that purchased the notes from the initial purchasers and who has provided us with a questionnaire setting forth the information specified below, and that selling holder’s transferees, pledgees, donees and successors which we refer to collectively as the “selling holders”, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes held by that selling holder and common stock into which the notes are convertible.

The following table sets forth information as of April 28, 2005, with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling holders pursuant to the questionnaires referred to above. No holder of the notes may sell the notes or shares without furnishing to us a questionnaire setting forth the information specified below. However, as of the date of this prospectus, not every holder has provided to us a questionnaire. Therefore, the heading “Other” in the “Name” column below represents the notes and shares held by holders who have not yet returned to us their questionnaire.

The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. In addition, the selling holders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. No selling holder beneficially owns one percent or more of the notes or of our common stock, assuming conversion of the selling holders’ notes and no selling holder has had any material relationship with us or our affiliates within the past three years, except as otherwise indicated in the table below or “Principal Stockholders.”

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Shares of Common Stock Beneficially Owned Prior to Offering(2)	Conversion Shares Offered(3)	Notes Owned After Completion of Offering(4)	Common Stock Owned After Completion of Offering(4)
Loomis Sayles & Company, L.P.(5)	$14,862,000	—	825,666	$—	—
T. Rowe Price Associates, Inc.+(6)	8,101,000	932,400	450,055	—	932,400
Cincinnati Insurance Company	500,000	—	27,777	—	—
Cincinnati Financial Corporation	3,000,000	—	166,666	—	—
The Guardian Life Insurance Company of America+	7,121,000	—	395,611	—	—
The Guardian Pension Trust+	615,000	—	34,166	—	—
Fidelity Variable Insurance Products III: Value Strategies Portfolio+	8,000	83,200	444	—	83,200
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund+	2,322,000	365,500	129,000	—	365,500
The Long Family Charitable Remainder Trust	49,000	—	2,722	—	—
III N High Yield Fund	295,000	—	16,388	—	—
ERB Family Investment L.P.	96,000	—	5,333	—	—
Technology Yield Fund	985,000	—	54,722	—	—
Oaktree Capital Management, LLC +(7)	3,140,000	—	174,444	—	—
Wachovia Securities International Ltd.	3,167,000	—	175,944	—	—
Other	422,000	—	23,444	—	—

+	This selling holder is an affiliate of a broker-dealer and has represented to us that it acquired the securities in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to dispose of the securities, other than a commitment by us to register the securities pursuant to a shelf registration statement.
(1)	The number of securities beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after the date the selling holder provided this information, through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling holders are direct or indirect beneficial owners of those securities. The selling holders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling holders.
(2)	Does not include shares of common stock issuable upon conversion of the notes.
(3)	Represents shares of common stock issuable upon conversion of the notes that are beneficially owned and offered by the selling holder, assuming a conversion price of $18.00 per share of common stock and a cash payment in lieu of any fractional share interest. The number of shares issuable upon conversion is subject to adjustment as described under “Description of the Notes—Conversion.”

(4)	Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold.
(5)	Loomis Sayles & Company, L.P. (“Loomis”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Loomis have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table was obtained from a questionnaire for Loomis dated March 7, 2005 and subsequently confirmed on May 5, 2005. The address for Loomis is One Financial Center, Boston, MA 02111.
(6)	These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund, Inc. (which owns 725,000 shares, and all of the notes), which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole dispositive power for the entire holding of 1,382,455 shares and has sole voting power for 207,400 shares of common stock and T. Rowe Price Small Cap Value Fund has sole voting power for the shares which it owns. Information disclosed in this table was obtained from T. Rowe Price Associates on May 19, 2005. The address for T. Rowe Price Associates is 100 East Pratt Street, Baltimore, MD 21202.
(7)	Oaktree Capital Management, LLC (“Oaktree”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Oaktree have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table was obtained from a questionnaire for Oaktree dated April 29, 2005. The address for Oaktree is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90017.

PLAN OF DISTRIBUTION

The selling holders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes and the underlying common stock or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling holders. The selling holders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling holders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Broker-dealers or agents who participate in the sale of the notes and the underlying common stock are “underwriters” within the meaning of Section 2(11) of the Securities Act. Selling holders who participate in the sale of the notes and the underlying common stock may also be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling holders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling holders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling holder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling holders.

A selling holder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure you that any selling holder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling holder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling holders.

We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling holders and we will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling holders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling holder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents. We estimate that our total expenses in connection with this registration of notes and underlying common stock will be approximately $100,000.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, William G. Seils, our general counsel, will pass upon the legality of the notes and our common stock. Mr. Seils is paid a salary and a bonus by us, is a participant in various employee benefit plans provided by us, and owns and has options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements of Richardson Electronics, Ltd. as of May 29, 2004, and for the year ended May 29, 2004, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the May 29, 2004 financial statements refers to a change in the method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method as of June 1, 2003.

The consolidated financial statements and schedule of Richardson Electronics, Ltd. at June 1, 2002 and May 31, 2003 and for each of the two years in the period ended May 31, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On August 22, 2003, we chose not to renew the engagement of Ernst & Young LLP and appointed KPMG LLP as our principal accountants for the fiscal year ended May 29, 2004, which engagement was effective August 29, 2003. The decision to change accountants was made by the audit committee of the board of directors and the board of directors.

During the two fiscal years ended May 31, 2003, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

Ernst & Young LLP’s reports on our consolidated financial statements for the years ended May 31, 2003 and June 1, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope. As discussed in Note B to our consolidated financial statements, we restated our financial statements for the years ended May 31, 2003 and June 1, 2002.

Ernst & Young LLP was provided with a copy of the foregoing disclosures. A copy of Ernst & Young LLP’s letter, dated August 23, 2003, stating their agreement with such statements is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on August 22, 2003. See “Where You Can Find More Information.” There have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K, during those years.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s Internet website at www.sec.gov.

You may receive a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling the Investor Relations Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, telephone (630) 208-2371. You can also find information about the Company at our Internet website at www.rell.com. Information contained on our website does not constitute part of this prospectus.

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the first paragraph above.

RICHARDSON ELECTRONICS, LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of May 31, 2003 and May 29, 2004	F-4

Consolidated Statements of Operations for the years ended June 1, 2002, May 31, 2003 and May 29, 2004	F-5

Consolidated Statements of Cash Flows for the years ended June 1, 2002, May 31, 2003 and May 29, 2004	F-6

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the years ended June 1, 2002, May 31, 2003 and May 29, 2004	F-7

Notes to Consolidated Financial Statements	F-8

Condensed Consolidated Balance Sheets as of May 29, 2004 and February 26, 2005 (unaudited)	F-31

Condensed Consolidated Statements of Operations And Comprehensive Income (Loss) for the three—and nine-month periods ended February 28, 2004 and February 26, 2005 (unaudited)	F-32

Condensed Consolidated Statements of Cash Flows for the nine-month periods ended February 28, 2004 and February 26, 2005 (unaudited)	F-33

Notes to Condensed Consolidated Financial Statements (unaudited)	F-34

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Richardson Electronics, Ltd.:

We have audited the accompanying consolidated balance sheet of Richardson Electronics, Ltd. and subsidiaries as of May 29, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended May 29, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Richardson Electronics, Ltd. and subsidiaries as of May 29, 2004, and the results of their operations and their cash flows for the year ended May 29, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method as of June 1, 2003.

As discussed in Note B to the consolidated financial statements, the Company restated its balance sheet for deferred income taxes, other assets, retained earnings and accumulated other comprehensive income (loss) as of June 1, 2003.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

August 6, 2004, except as to Note B

which is as of May 13, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Richardson Electronics, Ltd.;

We have audited the accompanying consolidated balance sheet of Richardson Electronics, Ltd. and subsidiaries as of May 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended May 31, 2003 and June 1, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richardson Electronics, Ltd. and subsidiaries at May 31, 2003, and the consolidated results of their operations and their cash flows for the years ended May 31 2003 and June 1, 2002, in conformity with U.S. generally accepted accounting principles.

As discussed in the Notes to the consolidated financial statements, effective June 1, 2002, the Company changed its method for accounting for goodwill and other intangible assets to conform with SFAS No. 142, Goodwill and Other Intangible Assets. Effective June 1, 2001, the Company changed its method for accounting for derivative financial instruments to conform with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

As discussed in Note B to the consolidated financial statements, the Company restated its financial statements for the years ended May 31, 2003 and June 1, 2002.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, IL

July 2, 2003, except as to Note B

as to which the date is May 13, 2005

RICHARDSON ELECTRONICS, LTD.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 29, 2004	May 31, 2003
		as restated (See Note B)
Assets
Current Assets
Cash	$16,927	$16,874
Receivables, less allowance of $2,516 and $3,350	106,130	85,355
Inventories	92,297	95,896
Prepaid expenses	3,817	6,919
Deferred income taxes	15,922	19,401

Total current assets	235,093	224,445

Property, plant and equipment, net	30,589	31,088
Goodwill, net	5,613	5,137
Deferred tax assets (non-current)	6,733	2,362
Other assets	4,917	4,376

Total assets	$282,945	$267,408

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$33,473	$23,660
Accrued liabilities	23,224	21,436
Current portion of long-term debt	4,027	46

Total current liabilities	60,724	45,142

Long-term debt, less current portion	133,813	138,396
Non-current liabilities	241	5,049

Total liabilities	194,778	188,587

Stockholders’ Equity
Common stock, $.05 par value; issued 12,524 shares at May 29, 2004 and 12,256 at May 31, 2003	626	613
Class B common stock, convertible, $.05 par value; issued 3,168 shares at May 29, 2004 and 3,207 at May 31, 2003	158	160
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in capital	93,877	91,421
Common stock in treasury, at cost; 1,437 shares at May 29, 2004 and 1,506 at May 31, 2003	(8,515)	(8,922)
Retained earnings	3,408	161
Accumulated other comprehensive loss	(1,387)	(4,612)

Total stockholders’ equity	88,167	78,821

Total liabilities and stockholders’ equity	$282,945	$267,408

Certain amounts in fiscal 2003 were reclassified to conform to the 2004 presentation; See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
		as restated (See Note B)	as restated (See Note B)
Net sales	$520,069	$464,517	$443,492
Cost of products sold	392,117	365,427	349,326

Gross margin	127,952	99,090	94,166

Selling, general and administrative expenses	108,545	100,749	94,519
Loss from disposition of a business	—	—	4,551

Operating income (loss)	19,407	(1,659)	(4,904)

Other expense (income):
Interest expense	10,257	10,352	12,386
Investment income	(227)	(124)	(352)
Foreign exchange and other, net	807	(528)	661

	10,837	9,700	12,695
Income (loss) before income taxes and cumulative effect of accounting change	8,570	(11,359)	(17,599)
Income tax provision (benefit)	2,537	(2,370)	(6,268)

Income (loss) before cumulative effect of accounting change	6,033	(8,989)	(11,331)
Cumulative effect of accounting change, net of tax of $3,725	—	(17,862)	—

Net income (loss)	$6,033	$(26,851)	$(11,331)

Average shares outstanding:
For basic EPS	14,040	13,809	13,617
For diluted EPS	14,418	13,809	13,617

Net income (loss) per share—basic:
Net income (loss) per share before cumulative effect of accounting change	$0.43	$(0.65)	$(0.83)
Cumulative effect of accounting change, net of tax	—	(1.29)	—

Net income (loss) per share	$0.43	$(1.94)	$(0.83)

Net income (loss) per share—diluted:
Net income (loss) per share before cumulative effect of accounting change	$0.42	$(0.65)	$(0.83)
Cumulative effect of accounting change, net of tax	—	(1.29)	—

Net income (loss) per share	$0.42	$(1.94)	$(0.83)

Dividends per common share	$0.16	$0.16	$0.16

Certain amounts in fiscal 2003 and 2002 were reclassified to conform to the 2004 presentation; See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
		as restated (See Note B)	as restated (See Note B)
Operating activities:
Net income (loss)	$6,033	$(26,851)	$(11,331)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	4,899	5,093	5,182
Amortization of intangibles and financing costs	332	271	693
Deferred income taxes	1,190	(1,183)	(5,709)
Loss from disposition of a business	—	—	4,551
Provision for inventory obsolescence	—	10,037	15,279
Other charges	—	6,041	—
Goodwill and other intangible assets impairment, net of tax	—	17,862	—
Other non-cash items in net income	(90)	(290)	2,266
Receivables	(19,306)	4,297	15,089
Inventories	4,691	2,484	14,455
Other current assets	(207)	(3,054)	732
Accounts payable	9,699	(8,252)	(2,927)
Other liabilities	4,737	1,319	(5,192)

Net cash provided by operating activities	11,978	7,774	33,088

Financing activities:
Proceeds from borrowings	52,105	41,880	23,258
Payments on debt	(53,416)	(40,982)	(49,619)
Proceeds from issuance of common stock	1,656	1,134	1,606
Cash dividends	(2,206)	(2,694)	(1,609)
Other	—	(304)	—

Net cash used in financing activities	(1,861)	(966)	(26,364)

Investing activities:
Capital expenditures	(4,855)	(6,125)	(5,727)
Business acquisitions	(6,196)	(1,108)	(8,785)
Proceeds from sales of available-for-sale securities	3,946	5,217	5,490
Purchases of available-for-sale securities	(3,946)	(5,217)	(5,490)
Proceeds from disposition of business	—	—	6,261
Other	83	(23)	480

Net cash used in investing activities	(10,968)	(7,256)	(7,771)
Effect of exchange rate changes on cash	904	2,026	397

Increase (decrease) in cash	53	1,578	(650)
Cash at beginning of year	16,874	15,296	15,946

Cash at end of year	$16,927	$16,874	$15,296

Supplemental Disclosures of Cash Flow Information:
Cash paid during the fiscal year for:
Interest (net of amount capitalized)	$10,404	$10,246	$11,336
Income taxes	$1,656	$2,657	$952

Certain amounts in fiscal 2003 and 2002 were reclassified to conform to the 2004 presentation; See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(in thousands, as restated (See Note B))	Comprehensive Income (Loss)	Shares Issued		Par Value	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Com- prehensive Income (Loss)	Total
		Common	Class B Common
Balance June 2, 2001 (as originally presented)		11,971	3,207	$759	$87,756	$(10,068)	$49,834	$(19,857)	$108,424
Effect at June 2, 2001 of restatement described in Note B		—	—	—	—	—	(7,188)	11,559	4,371
Balance June 2, 2001 (as restated)		11,971	3,207	$759	$87,756	$(10,068)	$42,646	$(8,298)	$112,795
Comprehensive Income:
Net loss	$(11,331)	—	—	—	—	—	(11,331)	—	(11,331)
Recognition of unearned compensation	—	—	—	—	399	—	—	—	399
Currency translation	965	—	—	—	—	—	—	965	965
SFAS 133 transition adjustment, net of income tax effect	(971)	—	—	—	—	—	—	(971)	(971)
Fair value adjustments to Market appreciation on investment, net of income tax effect	96	—	—	—	—	—	—	96	96
Cash flow hedges, net of income tax effect	320	—	—	—	—	—	—	320	320

Comprehensive Income (Loss)	$(10,921)

Shares issued under ESPP and stock option plan		173	—	8	1,676	256	—	—	1,940
Shares contributed to ESOP		—	—	—	460	426	—	—	886
Dividends paid to
Class A ($0.04 per share)		—	—	—	—	—	(2,029)	—	(2,029)
Class B ($0.036 per share)		—	—	—	—	—	(115)	—	(115)

Balance June 1, 2002		12,144	3,207	767	90,291	(9,386)	29,171	(7,888)	102,955
Comprehensive Income:
Net loss	$(26,851)	—	—	—	—	—	(26,851)	—	(26,851)
Recognition of unearned
compensation	—	—	—	—	181	—	—	—	181
Currency translation	3,519	—	—	—	—	—	—	3,519	3,519
Fair value adjustments to Market appreciation on investment, net of income tax effect	(96)	—	—	—	—	—	—	(96)	(96)
Cash flow hedges, net of income tax effect	(147)	—	—	—	—	—	—	(147)	(147)

Comprehensive Income (Loss)	$(23,575)

Shares issued under ESPP and stock option plan		112	—	6	949	464	—	—	1,419
Dividends paid to
Class A ($0.04 per share)		—	—	—	—	—	(2,044)		(2,044)
Class B ($0.036 per share)		—	—	—	—	—	(115)		(115)

Balance May 31, 2003		12,256	3,207	773	91,421	(8,922)	161	(4,612)	78,821
Reclassification-correction of error							(580)	906	326
Comprehensive Income:
Net income	$6,033	—	—	—	—	—	6,033	—	6,033
Recognition of unearned compensation	—	—	—	—	288	—	—	—	288
Currency translation	1,258	—	—	—	—	—	—	1,258	1,258
Fair value adjustments to Market appreciation on investment, net of income tax effect	329	—	—	—	—	—	—	329	329
Cash flow hedges, net of income tax effect	732	—	—	—	—	—	—	732	732

Comprehensive Income	$8,352

Shares issued under ESPP and stock option plan		229	—	11	2,168	407	—	—	2,586
Conversion of Class B shares to common stock		39	(39)	—	—	—	—	—	—
Dividends paid to
Class A ($0.04 per share)		—	—	—	—	—	(2,092)	—	(2,092)
Class B ($0.036 per share)		—	—	—	—	—	(114)	—	(114)

Balance May 29, 2004		12,524	3,168	$784	$93,877	$(8,515)	$3,408	$(1,387)	$88,167

Certain amounts in fiscal 2003 and 2002 were reclassified to conform to the 2004 presentation;

See notes to consolidated financial statements.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

Note A—Significant Accounting Policies

Principles of Consolidation: Fiscal Year—The Company’s fiscal year ends on the Saturday nearest the end of May. Each of the fiscal years presented contains 52/53 weeks. All references herein for the years 2004, 2003, 2002, 2001 and 2000 represent the fiscal years ended May 29, 2004, May 31, 2003, June 1, 2002, June 2, 2001, and June 3, 2000, respectively.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications and Presentation: Certain amounts in the prior year’s financial statements have been reclassified to conform to the fiscal 2004 presentation. Accumulated Other Comprehensive Income (Loss) is included within the Consolidated Statements of Stockholders’ Equity and the Statement of Comprehensive Income (Loss) has been removed from the Consolidated Statements of Operations.

Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt. The fair values of these financial instruments were, with the exception of long-term debt as disclosed in Note G, not materially different from their carrying or contract values at May 29, 2004 and May 31, 2003.

Cash Equivalents: The Company considers short-term investments that have maturity of three months or less, when purchased, to be cash equivalents. The carrying amounts reported in the balance sheet for cash and equivalents approximate the fair market value of these assets.

Inventories: At May 29, 2004, the Company’s worldwide inventories were stated at the lower of cost or market using the first-in, first-out (FIFO) method. Effective June 1, 2003, the North American operations, which represent a majority of the Company’s operations and approximately 78% of the Company’s inventories, changed from the last-in, first-out (LIFO) method to the FIFO method. All other inventories were consistently stated at the lower of cost or market using FIFO method. The Company believes that the FIFO method is preferable because it provides a better matching of revenue and expenses. The accounting change was not material to the financial statements for any of the periods presented, and accordingly, no retroactive restatement of prior years’ financial statements was made. Inventories include material, labor and overhead associated with such inventories. Substantially all inventories represent finished goods held for sale.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Property, Plant and Equipment: Property, plant and equipment are stated at cost. Provisions for depreciation are computed principally using the straight-line method over the estimated useful life of the asset. Property, plant and equipment consist of the following:

	May 29, 2004	May 31, 2003
Land and improvements	$2,363	$2,964
Buildings and improvements	18,274	18,074
Computer and communications equipment	17,612	20,465
Machinery and other equipment	21,581	22,145

Property, at cost	59,830	63,648
Accumulated depreciation	(29,241)	(32,560)

Property, plant and equipment, net	$30,589	$31,088

Supplemental disclosure information of the estimated useful life of the asset:
Land and improvements	10 years
Buildings and improvements	10 - 15 years
Computer and communications equipment	3 - 5 years
Machinery and other equipment	3 - 7 years

The Company is in the application development stage of implementing enterprise resource management software (PeopleSoft). In accordance with Accounting Standards Executive Committee (AcSEC) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes all direct costs associated with the application development of this software including software acquisition costs, consulting costs, and internal payroll costs. The Statement requires these costs to be depreciated once the application and development stage is complete. The unamortized balance of the aforementioned capitalized costs, included within computer and communications equipment, is $9,672 and $8,079 at May 29, 2004 and May 31, 2003, respectively. Depreciation expense for capitalized software costs that relate to PeopleSoft in the post-application development stage was $1,239, $776, and $690 in 2004, 2003, and 2002, respectively.

Other Assets: Other assets consist of the following:

	May 29, 2004	May 31, 2003
		as restated (See Note B)
Investments	$3,058	$2,587
Notes receivable	737	786
Deferred financing costs, net	694	544
Other deferred charges, net	428	459

Other assets	$4,917	$4,376

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

The Company’s investments are primarily equity securities, all of which are classified as available-for-sale and are carried at their fair value based on the quoted market prices. Proceeds from the sale of the securities were $3,946, $5,217 and $5,949 during fiscal 2004, 2003, and 2002, respectively, all of which were consequently reinvested. Gross realized gains on those sales were $366 in 2004, $351 in 2003, and $634 in 2002. Gross realized losses on those sales were $59 in 2004, $412 in 2003, and $584 in 2002. Net unrealized holding gain of $329, net unrealized holding loss of $96, and net unrealized holding gain of $96 have been included in accumulated comprehensive income for fiscal 2004, 2003 and 2002, respectively. The following table is the disclosure under SFAS No. 115 for the investment in marketable equity securities:

Description of Securities	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
May 29, 2004
Common Stock	$2,252	$63	$97	$7	$2,349	$70
May 31, 2003
Common Stock	$1,849	$184	$141	$128	$1,990	$312

Deferred financing costs and other deferred charges are amortized using the effective method.

Goodwill and Other Intangible Assets: Effective June 2, 2002, the Company adopted FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142), which requires that goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment testing. Intangible assets with finite lives are amortized over their estimated useful lives.

Accordingly, the Company discontinued amortization of goodwill and certain intangible assets. Management reviews the valuation of goodwill and intangible assets not subject to amortization at least annually. The Company utilizes the comparison of reporting units fair value derived by discounted cash flow analysis and their book value as an indicator of potential impairment. The application of SFAS 142 transitional accounting provisions and the annual impairment test are discussed in Note C.

Accrued Liabilities: Accrued liabilities consist of the following:

	May 29, 2004	May 31, 2003
Compensation and payroll taxes	$9,828	$7,431
Interest	2,752	2,754
Income taxes	1,745	745
Warranty reserve	802	672
Other accrued expenses	3,536	5,278

Accrued liabilities	$18,663	$16,880

Warranties: The Company offers warranties for specific products it manufactures. The Company also provides extended warranties for some products it sells that lengthen the period of coverage specified in the manufacturer’s original warranty. Terms generally range from one to three years.

The Company estimates the cost to perform under its warranty obligation and recognizes this estimated cost at the time of the related product sale. The Company reports this expense as an element of cost of products sold in its statement of operations. Each quarter, the Company assesses actual warranty costs incurred, on a product-by-product basis, as compared to its estimated obligation. The estimates with respect to new products are

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

based generally on knowledge of the manufacturers’ experience and are extrapolated to reflect the extended warranty period, and are refined each quarter as better information with respect to warranty experience becomes known.

Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of products under warranty. The warranty reserves are determined based on known product failures, historical experience, and other currently available evidence.

Non-current Liabilities: Non-current liabilities of $5,049 at May 31, 2003, represent guaranteed payment for acquisitions made during fiscal 2001. Non-current liabilities of $241 at May 29, 2004 and $30 at May 31, 2003 represent the pension payments for qualified Korea employees.

Foreign Currency Translation: Foreign currency balances are translated into U. S. dollars at end-of-period rates. Revenues and expenses are translated at the current rate on the date of the transaction. Gains and losses resulting from foreign currency transactions are included in income. Foreign currency transaction reflected in operations was loss of $363 in fiscal 2004 and gain of $1,096 and $104 in fiscal 2003 and 2002, respectively. Gains and losses resulting from translation of foreign subsidiary financial statements are credited or charged directly to stockholders’ equity.

Revenue Recognition: The Company’s product sales are recognized as revenue generally upon shipment, when title passes to the customer, delivery has occurred or services have been rendered, and collectibility is reasonably assured. The Company’s terms are generally FOB shipping point and sales are recorded net of discounts, rebates and returns based on the Company’s historical experience. The Company’s products are often manufactured to meet the specific design needs of its customers’ applications. Its engineers work closely with customers in ensuring that the product the Company seeks to provide them will meet their needs, but its customers are under no obligation to compensate the Company for designing the products it sells; the Company retains the rights to its designs.

Shipping and Handling Fees and Costs: Shipping and handling costs billed to customers are reported as products sold and the related costs in cost of sales.

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences in the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion of or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the level of historical taxable income, projections for future taxable income over the periods in which temporary differences are deductible and allowable tax planning strategies. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates as the Company intends to permanently reinvest such earnings.

Stock-Based Compensation: The Company accounts for its stock option plans in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. However, the exercise price of all grants under the Company’s option plans has been equal to the fair market value on the date of grant. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, requires estimation of the fair value of options granted to employees. Had the Company’s option plans and stock purchase plan been treated

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

as compensatory under the provisions of SFAS No. 123, the Company’s net income (loss) and net income (loss) per share would have been affected as follows (see Note K to Consolidated Financial Statements for underlying assumptions):

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Net income (loss), as reported:	$6,033	$(26,851)	$(11,331)
Add: Stock-based compensation expense included in reported net income (loss), net of taxes	284	315	241
Deduct: Stock-based compensation expense determined under fair value-based method for all awards, net of taxes	(1,273)	(1,561)	(1,337)

Pro-forma net income (loss)	$5,044	$(28,097)	$(12,427)

Net income (loss) per share, basic:
Reported net income (loss)	$0.43	$(1.94)	$(0.83)
Pro-forma compensation expense, net of taxes	(0.07)	(0.09)	(0.08)

Pro-forma net income (loss) per share	$0.36	$(2.03)	$(0.91)

Net income (loss) per share, diluted:
Reported net income (loss)	$0.42	$(1.94)	$(0.83)
Pro-forma compensation expense, net of taxes	(0.07)	(0.09)	(0.08)

Pro-forma net income (loss) per share	$0.35	$(2.03)	$(0.91)

Earnings per Share: Basic earnings per share is calculated by dividing net income by the weighted average number of Common and Class B Common shares outstanding. Diluted earnings per share is calculated by dividing net income, adjusted for interest savings, net of tax, on assumed bond conversions, by the actual shares outstanding and share equivalents that would arise from the exercise of stock options, certain restricted stock awards and the assumed conversion of convertible bonds when dilutive. The per share amounts presented in the Consolidated Statement of Operations are based on the following amounts:

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Numerator for basic EPS:
Net income (loss)	$6,033	$(26,851)	$(11,331)
Denominator for basic EPS:
Shares outstanding	13,957	13,767	13,470
Additional shares issued	83	42	147

Average shares outstanding	14,040	13,809	13,617

Numerator for diluted EPS:
Net income (loss)	$6,033	$(26,851)	$(11,331)
Denominator for diluted EPS:
Average shares outstanding	14,040	13,809	13,617
Effect of dilutive stock options	378	—	—

Average shares outstanding	14,418	13,809	13,617

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

In computation of diluted earnings per share for the fiscal year ended May 29, 2004, the assumed conversion of the Company’s 8 1/4% and 7 1/4% convertible debentures and 451 stock options with exercise prices greater than the average market price of the underlying stock were excluded because their inclusions would have been antidilutive. In computation of diluted loss per share for the fiscal years ended May 31, 2003 and June 1, 2002, the assumed conversion of the Company’s 8 1/4% and 7 1/4% convertible debentures, all stock options, and all restricted stock awards were excluded because their inclusions would have been antidilutive.

Derivatives and Hedging Activities: The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivative value changes are recorded in income for any contracts not classified as qualifying hedging instruments. For derivatives qualifying as cash flow hedge instruments, the effective portion of the derivative fair value change must be recorded through other comprehensive income, a component of stockholders’ equity.

Note B—Restatements

In the second quarter of fiscal 2004, the Company identified an accounting error that occurred in a foreign subsidiary, which affected previously reported interest expense for the prior seven quarters beginning with the quarter ended February 29, 2002. The financial statements for fiscal 2003 and 2002 have been previously restated to correct this error. The restatement increased net loss for fiscal 2003 and 2002 from $27,558 and $11,270 to $27,993 and $11,459, respectively.

In connection with our independent registered public accounting firm’s review of the Company’s Form 10-Q for the second quarter of fiscal 2005, an error was discovered with respect to the accounting treatment of certain foreign exchange gains and losses incurred during fiscal 2001 and 2002. These foreign exchange items related to the acquisition in 2001 of AVIV Electronics by one of the Company’s subsidiaries, and the reporting of subsequent intercompany transactions between the subsidiary and parent. The terms of the related acquisition agreement obligated the Company’s subsidiary to settle an acquisition-related obligation in U.S. dollars, which is not the subsidiary’s functional currency. Related foreign exchange losses incurred by the subsidiary during the period from the inception of the obligation through the date of the parent’s assumption of the obligation were accounted for in error as an element of accumulated other comprehensive income, rather than as an element of net income. The correction of this error amounts to $580 on a cumulative basis, net of taxes of $326, which was recorded as an adjustment to retained earnings, accumulated other comprehensive loss, and deferred income taxes as of May 29, 2004.

Management and the Company’s audit committee, in consultation with the Company’s former auditor, have determined that the impact of the correction of the error in either fiscal 2001 or 2002 is not material, and in consultation with its current auditor, have determined that the correction of the error through an adjustment to retained earnings, accumulated other comprehensive loss, and deferred income taxes as of the beginning of fiscal 2004 is not material. The correction of the error has been reflected in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) herein.

In connection with our independent registered public accounting firm’s review of the Company’s Form 10-Q for the third quarter of fiscal 2005, an error was identified that occurred in the application of Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation, on intercompany indebtedness with its subsidiaries, which affected previously reported foreign currency translation. The consolidated financial statements for fiscal 2002 and 2003 and selected quarterly financial data for fiscal 2003 and 2004 have been restated to correct this error. The correction of the error resulted in a decrease in the net loss for fiscal 2002 and 2003 from $11.5 million and $28.0 million, to $11.3 million and $26.9 million, respectively.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

The restatement decreased the basic and diluted net loss per share to $0.83 and $1.94 for fiscal 2002 and 2003, respectively, versus the $0.84 and $2.03 basic and diluted net loss per share previously reported. The restatement resulted in an increase in beginning net stockholders’ equity for fiscal 2002 of $4,371. In fiscal 2003, the restatement resulted in a decrease in net assets and net stockholders’ equity of $533.

A reconciliation of reported consolidated balance sheet amounts is provided in the following table. The cumulative adjustment represents the effect of the restatement through and including May 31, 2003.

	May 31, 2003 As Reported	Cumulative Adjustment	May 31, 2003 As Restated
Deferred tax assets (non-current)	$—	2,362	$2,362
Other assets	$4,261	115	$4,376
Retained earnings	$6,079	(5,917)	$161
Accumulated other comprehensive income (loss)	$(14,261)	9,649	$(4,612)
Deferred tax liabilities (non-current)	$(1,254)	1,254	$—

Note C—Goodwill and Other Intangible Assets

As discussed in Note A, the Company adopted the new rules on accounting for goodwill and other intangible assets effective June 2, 2002, and, accordingly, discontinued the amortization of goodwill and other intangible assets not subject to amortization.

The following table presents a reconciliation of reported net income (loss) to adjusted net income (loss) excluding amortization of goodwill and other intangible assets not subject to amortization, net of tax:

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Reported net (loss) income	$6,033	$(26,851)	$(11,331)
Add back amortization of goodwill	—	—	369
Add back amortization of other intangible assets not subject to amortization	—	—	54

Adjusted net (loss) income	$6,033	$(26,851)	$(10,908)

Basic earnings per share	$0.43	$(1.94)	$(0.83)
Add back amortization of goodwill	—	—	0.03
Add back amortization of other intangible assets not subject to amortization	—	—	—

Adjusted basic earnings per share	$0.43	$(1.94)	$(0.80)

Diluted earnings per share	$0.42	$(1.94)	$(0.83)
Add back amortization of goodwill	—	—	0.03
Add back amortization of other intangible assets not subject to amortization	—	—	—
Adjusted diluted earnings per share	$0.42	$(1.94)	$(0.80)

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

During the second quarter of fiscal 2003, the Company completed both steps of the required impairment tests of goodwill and indefinite life intangible assets for each of the reporting units as required under the transitional accounting provisions of SFAS 142. In identifying reporting units, the Company evaluated its reporting structure as of June 2, 2002. The Company concluded that the following operating segments and their components qualified as reporting units: RF & Wireless Communications, Broadcast, Display Systems Group, Industrial Power Group, Burtek, and Security Systems Division excluding Burtek. The first step in the process of goodwill impairment testing is a screen for potential impairment of the goodwill and other long lived assets, while the second step measures the amount of the impairment. The Company used a discounted cash flow valuation (income approach) to determine the fair value of each of the reporting units. Sales, net income, and EBITDA multiples (market approaches) were used as a check against the impairment implications derived under the income approach. The first step indicated that goodwill and other long lived assets of RF & Wireless Communications, Broadcast and Security Systems Division excluding Burtek were impaired. In evaluating the amount of impairment, it was determined that all goodwill and other long lived assets were impaired for the aforementioned reporting units. Consequently, the Company recorded, effective at the beginning of fiscal 2003, an impairment loss of $21.6 million of which $21.5 million related to goodwill with the balance attributable to other intangible assets with indefinite useful lives. The impairment loss of $17.9 million, net of tax of $3.7 million, was recorded as a cumulative effect of a change in accounting principle.

The Company performed its annual impairment test during the fourth quarter of fiscal 2004. The same methodology was employed in completing the annual impairment test as in applying transitional accounting provisions of SFAS 142. The Company did not find any indication that additional impairment existed and, therefore, no additional impairment loss was recorded as a result of completing the annual impairment test.

The table below provides changes in carrying value of goodwill by reportable segment:

	Goodwill
	Reportable segments
	RFWC	IPG	SSD	DSG	Total
Balance at May 31, 2003	$—	$873	$1,305	$2,959	$5,137
Additions	—	—	—	461	461
Foreign currency translation	—	3	12	—	15

Balance at May 29, 2004	$—	$876	$1,317	$3,420	$5,613

The addition to goodwill during fiscal 2004 represents additional consideration for the Pixelink acquisition made in fiscal 1999 due to the acquired business achieving certain targeted operating levels.

The following table provides changes in carrying value of other intangible assets not subject to amortization which represent costs:

	Other intangible assets not subject to amortization
	Reportable segments
	RFWC	IPG	SSD	DSG	Total
Balance at May 31, 2003	$—	$9	$409	$—	$418
Foreign currency translation	—	—	4	—	4

Balance at May 29, 2004	$—	$9	$413	$—	$422

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Intangible assets subject to amortization as well as amortization expense are as follows:

	Intangible assets subject to amortization as of
	May 29, 2004	May 31, 2003	June 1, 2002
Gross amounts:
Deferred financing costs	$2,192	$2,191	$1,883
Patents and trademarks	478	478	478

Total gross amounts	2,670	2,669	2,361

Accumulated amortization:
Deferred financing costs	1,935	1,647	1,366
Patents and trademarks	461	448	436

Total accumulated amortization	$2,396	$2,095	$1,802

	Amortization of intangible assets subject to amortization
	May 29, 2004	May 31, 2003	June 1, 2002
Deferred financing costs	$287	$261	$148
Patents and trademarks	13	12	13

Total	$300	$273	$161

The amortization expense associated with the intangible assets subject to amortization is expected to be $181, $70, $21, and $1 in fiscal 2005, 2006, 2007, and 2008, respectively. The weighted average number of years of amortization expense remaining is 1.7.

Note D—Charges

During the fourth quarter of fiscal 2003, the Company took certain actions to align its inventory and cost structure to current sales levels amid continued weakness in the global economy and limited demand visibility. As a result, the Company recorded a non-cash inventory write-down charge of $13.8 million, a restructuring charge of $1.7 million, and other charges of $0.6 million. In addition, a valuation allowance tax provision in the amount of $1.6 million was established related to deferred income tax assets attributable to net operating losses in certain foreign subsidiaries. The net of tax effect of the aforementioned charges was $11.9 million on the Company’s results of operations.

The restructuring charge consisted of $1,536 for employee severance and $210 lease breakage costs and was included in fiscal 2003 selling, general and administrative expense (SG&A). The severance costs of $328 were paid in 2003 with the remaining balance paid in fiscal 2004. Terminations affected over 70 employees across various business functions, operating units and geographic regions. All terminations and termination benefits were communicated to the affected employees prior to 2003 year-end.

The following table depicts the amounts associated with the activity related to the restructuring initiative through May 29, 2004:

	Restructuring liability May 31, 2003	Amount used in Fiscal 2004	Reversal of accrual	Balance as of May 29, 2004
Employee severance and related costs	$1,192	$904	$288	$—
Lease termination costs	210	—	210	—

Total	$1,402	$904	$498	$—

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

The reversal of the employee severance and related costs resulted from the difference between the estimated severance costs and the actual payouts and was recorded in the quarter ended November 29, 2003. All employees originally notified were terminated. The lease termination did not occur as the agreement for the replacement facility was not finalized. The lease termination reversal was recorded in the quarter ended August 30, 2003.

In the fourth quarter of fiscal 2002, the Company reevaluated its inventory reserve estimate in light of the industry wide decline in sales, a prolonged recovery period, and changes in the Company’s mix of business toward higher technology products particularly in the telecommunications market. An inventory obsolescence and overstock adjustment of $15,279, or $9,778 net of tax, was included in cost of sales. Also in the fourth quarter of fiscal 2002, the Company recorded a provision for uncollectable accounts receivable and severance due to recent management changes. The charge was $794, or $509 net of tax, recorded in SG&A and other expense.

Note E—Acquisitions

Fiscal 2004: The aggregate cash outlay in 2004 for business acquisitions was $6,196 representing additional consideration paid for certain business acquisitions made in prior periods due to the acquired businesses achieving certain targeted operating levels.

Fiscal 2003: The aggregate cash outlay in 2003 for business acquisitions was $1,108 representing additional consideration paid for certain business acquisitions made in prior periods due to the acquired businesses achieving certain targeted operating levels.

Fiscal 2002: In July 2001, the Company acquired Sangus Holdings AB (Sangus) which serves the Nordic countries of Sweden, Finland, Denmark and Norway. Sangus is a specialist in RF & microwave technology with annual revenues at the time of purchase of $9,600. The aggregate cash outlay in 2002 for this and all previous business acquisitions (earnout payments) was $8,785.

The acquisition was accounted for by the purchase method, and accordingly, the result of operations are included in the consolidated statements of operations from the respective dates of acquisition. The impact of the acquisition on results of operations was not significant and would not have been significant if it had been included for the entire year. If the acquisition had occurred at the beginning of the year, consolidated sales would have increased by approximately $900 in fiscal 2002.

The terms of certain of the Company’s acquisition agreements provide for additional consideration to be paid if the acquired entity’s results of operations exceed certain targeted levels. Such amounts are paid in cash and recorded when earned as additional consideration, and amounted to $6,196, $1,108, and $1,274 in 2004, 2003 and 2002, respectively. Assuming the goals established in the remaining acquisition agreement outstanding at May 29, 2004, were met, additional consideration aggregating approximately $545 will be payable in fiscal 2005.

Note F—Disposal of Product Line

On February 22, 2002, the Company sold certain assets of its Medical Systems Group (MSG), specifically, inventory and other assets related to its Medical Glassware product line (MG) used in the reloading and distribution of X-ray, CT, and image intensifier tubes, amid continued decline in the product lines sales and gross margins due to increased competition in the replacement market and production inefficiencies in tube reloading. The book value of the assets sold was $10.9 million. Proceeds from the sale were $6.3 million resulting in a loss on the sale of $4.6 million or $2.9 million, net of tax.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

The MG product line at the time of sale represented more than half of the Company’s MSG revenues with medical monitors and associated display products making up the majority of the balance. The MG sales were $547, $1,269, and $12,940 in fiscal 2004, 2003, and 2002.

Note G—Debt Financing

Long-term debt consists of the following:

	May 29, 2004	May 31, 2003
8 1/4% Convertible debentures, due June 2006	$40,000	$40,000
7 1/4% Convertible debentures, due December 2006	30,825	30,825
Floating-rate multi-currency revolving credit agreement, due September 2005 (4.03% at May 29, 2004)	66,797	65,802
Financial instruments	149	1,753
Other	69	62

Total debt	137,840	138,442
Less current portion	(4,027)	(46)

Long-term debt	$133,813	$138,396

At May 29, 2004, the Company maintained $133.8 million in long-term debt primarily in the form of two issues of convertible debentures and a multi-currency credit agreement. In fiscal 2004, the interest payments on the debentures of $2,767 each were made in June and December of 2003.

Mr. Edward J. Richardson controls $1,122 principal amount of the Company’s 7 1/4% debentures and $1,051 principal amount of the Company’s 8 1/4% debentures. The 7 1/4% convertible debentures are unsecured and subordinated to other long-term debt, including the 8 1/4% convertible debentures. Each $1 of the 7 1/4% debenture is convertible into the Company’s Common Stock at any time prior to maturity at $21.14 per share and the 8 1/4% convertible debentures are convertible at $18.00 per share. The Company is required to make sinking fund payments of $3,850 in fiscal 2005 and $6,225 in fiscal 2006.

The Company has a multi-currency revolving credit agreement in the amount of $102.0 million. The agreement matures in September 2005, when the outstanding balance at that time will become due. At May 29, 2004, $66.8 million was outstanding on the agreement. The Company has pledged substantially all of its assets, including stock of its subsidiaries, as security for the obligations under the credit agreement. The agreement bears interest at applicable LIBOR rates plus a margin, varying with certain financial performance criteria. At May 29, 2004, the applicable margin was 200 basis points and the unused line was $35.2 million under the total agreement; however, this amount was reduced to $12.2 million due to the borrowing base limitations.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

In the following table, the fair values of the Company’s 7 1/4% and 8 1/4% convertible debentures are based on quoted market prices at the end of the fiscal year. The fair values of the bank term loans are based on carrying value.

	May 29, 2004		May 31, 2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
8 1/4% Convertible debentures	$40,000	$40,000	$40,000	$37,200
7 1/4% Convertible debentures	30,825	30,825	30,825	28,051
Floating-rate multi-currency revolving credit agreement	66,797	66,797	65,802	65,802
Financial instruments	149	149	1,753	1,753
Other	69	69	62	62

Total	137,840	137,840	138,442	132,868
Less current portion	(4,027)	(4,027)	(46)	(46)

Total	$133,813	$133,813	$138,396	$132,822

The credit agreement and debenture indentures contain financial covenants with which the Company was in full compliance at May 29, 2004. These covenants include benchmark levels for tangible net worth, borrowing base, senior funded debt to cash flow and annual debt service coverage. In addition, the Company would be in default of the credit agreement if Mr. Edward Richardson’s stock were not sufficient for him to elect a majority of the board of directors and control any amendment to the Company by-laws.

The Company has interest rate exchange agreements to convert approximately $37.8 million of floating rate debt to an average fixed rate of 8.7% through July 2004. Additional interest expense recorded in the statement of operations related to these agreements was $1,265, $789, and $1,926 in fiscal 2004, 2003 and 2002, respectively.

Aggregate maturities of debt during the next five years are: $3,999 in fiscal 2005, $73,022 in fiscal 2006, and $60,750 in fiscal 2007. Cash payments for interest were $10,404, $10,246, and $11,336 in fiscal 2004, 2003, and 2002, respectively.

Note H—Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivative value changes are recorded in income for any contracts not classified as qualifying hedging instruments. For derivatives qualifying as cash flow hedge instruments, the effective portion of the derivative fair value change must be recorded through other comprehensive income, a component of stockholders’ equity. All of the Company’s derivatives qualified as hedging instruments for the year ended May 29, 2004.

The Company entered various LIBOR-based interest rate swap arrangements from September 2000 through March 2001 to manage fluctuations in cash flows resulting from interest rate risk attributable to changes in the benchmark interest rate of LIBOR. The interest rate swap changes the variable-rate cash flow exposure on the credit agreement to fixed-rate cash flows by entering into a receive-variable, pay-fixed interest rate swap. Under the interest rate swap, Richardson receives LIBOR-based variable interest rate payments and makes fixed interest rate payments, thereby creating fixed-rate long-term debt. This swap agreement is accounted for as a qualifying

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

cash flow hedge of the future variable-rate interest payments in accordance with SFAS No. 133, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instrument as reflected on the accompanying consolidated balance sheets.

The fair value of the interest rate swap agreement is determined periodically by obtaining quotations from the financial institution that is the counterparty to the Company’s swap arrangement. The fair value represents an estimate of the net amount that Richardson would receive if the agreement was transferred to another party or cancelled as of the date of the valuation. Changes in the fair value of the interest rate swap are reported in accumulated other comprehensive income, or AOCI, which is an element of stockholders’ equity. These amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings. During the year ended May 29, 2004, approximately $1,265 related to the interest rate swap was reported as interest expense and represents a yield adjustment of the hedged debt obligation. The balance sheet as of May 29, 2004 reflects current liabilities of $300 to reflect the fair value of the swap agreement. As of May 29, 2004, the Company had interest rate exchange agreements to convert approximately $38 million if its floating rate debt to an average rate of 8.7% for the term of the debt through July 2004.

Note I—Facility Lease Obligations and Other Commitments

The Company leases certain warehouse and office facilities under non-cancelable operating leases. Rent expense for fiscal 2004, 2003, and 2002 was $3,501, $3,704 and $3,337, respectively. At May 29,2004, future lease commitments for minimum rentals, including common area maintenance charges and property taxes, were $3,767 in 2005, $2,632 in 2006, $1,343 in 2007, $917 in 2008, $428 in 2009, and $413 thereafter.

As of May 29, 2004, the Company has several performance bonds outstanding that were required by certain African and Latin American customers. The total amount of the bonds was $1,255 with expiration dates on August 2004 and June 2005.

Note J—Income Taxes

The components of income (loss) before income taxes are:

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
United States	$(311)	$(12,941)	$(18,296)
Foreign	8,881	1,582	697

Income (loss) before taxes	$8,570	$(11,359)	$(17,599)

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

The provision for income taxes differs from income taxes computed at the federal statutory tax rate of 34% in 2004, 2003 and 2002 as a result of the following items:

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Federal statutory rate	34.0%	(34.0)%	(34.0)%
Effect of:
State income taxes, net of federal tax benefit	—	(2.1)	(2.3)
Export benefit	(5.2)	(4.7)	(2.9)
Foreign taxes at other rates	0.8	1.6	(0.2)
Valuation allowance for deferred tax assets and foreign net operating carryforward	—	12.1	—
Other	—	6.2	3.8

Effective tax rate	29.6%	(20.9)%	(35.6)%

The provisions for income taxes consist of the following:

	May 29, 2004	May 31, 2003	June 1, 2002
Current:
Federal	$—	$(2,111)	$(1,075)
State	(209)	(464)	(158)
Foreign	1,556	2,169	674

Total current	1,347	(406)	(559)

Deferred:
Federal	(384)	(930)	(4,537)
State	147	(214)	(512)
Foreign	1,427	(820)	(660)

Total deferred	1,190	(1,964)	(5,709)

Income tax provision (benefit)	$2,537	$(2,370)	$(6,268)

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of May 29, 2004 and May 31, 2003 are as follows:

	May 29, 2004	May 31, 2003
Deferred tax assets:
Intercompany profit in inventory	$1,162	$1,264
NOL carryforward—foreign & domestic	13,737	8,231
Inventory valuation	11,009	12,329
Goodwill	2,305	2,690
Alternative minimum tax credit	1,189	1,189
Other	961	1,551

Subtotal	30,363	27,254
Valuation allowance	(4,040)	(1,586)

Net deferred tax assets after valuation allowance	26,323	25,668

Deferred tax liabilities:
Accelerated depreciation	(3,646)	(3,022)
Other	(22)	(883)

Subtotal	(3,668)	(3,905)

Net deferred tax assets	$22,655	$21,763

Supplemental disclosure of deferred tax asset information:
Domestic	$22,795	$19,899
Foreign	$7,568	$7,355

As of May 29, 2004, the Company has domestic net operating losses (NOL) totaling $20,841 and foreign net operating losses total $15,426. The majority of the NOL can be carried forward for five years or longer. In fiscal 2004, the Company recorded a valuation allowance of $2,454 primarily relating to certain foreign subsidiaries recording deferred tax assets on net operating losses. During fiscal 2003, the Company recorded a valuation allowance of $1,586 relating to deferred tax assets in certain foreign subsidiaries which sustained consecutive years of losses. The valuation allowance has been established due to uncertainties related to the Company’s ability to generate sufficient taxable income in specific geographical and jurisdictional locations. The Company also has an alternative minimum tax credit carryforward as of May 29, 2004, in the amount of $1,189 that has an indefinite carryforward period.

Income taxes paid, including foreign estimated tax payments, were $1,656, $2,657, and $952 in fiscal 2004, 2003, and 2002, respectively.

All current year positive net income of the Company’s foreign subsidiaries is considered permanently reinvested pursuant to APB 23. The current net earnings of these subsidiaries amount to $9,888 and $4,573 in fiscal 2004 and 2003, respectively.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Note K—Stockholders’ Equity

The Company has authorized 30,000 shares of Common Stock, 10,000 shares of Class B Common Stock, and 5,000 shares of Preferred Stock. The Class B Common Stock has ten votes per share. The Class B Common Stock has transferability restrictions; however, it may be converted into Common Stock on a share-for-share basis at any time. With respect to dividends and distributions, shares of common stock and Class B Common Stock rank equally and have the same rights, except that Class B Common Stock is limited to 90% of the amount of common stock cash dividends.

Total Common Stock issued and outstanding, excluding Class B at May 29, 2004, was 11,087 shares, net of treasury shares of 1,437. An additional 9,337 shares of Common Stock have been reserved for the potential conversion of the convertible debentures and Class B Common Stock and for future issuance under the Employee Stock Purchase Plan and Employee and Non-Employee Director Stock Option Plans.

The Employee Stock Purchase Plan (ESPP) provides substantially all employees an opportunity to purchase Common Stock of the Company at 85% of the stock price at the beginning or the end of the year, whichever is lower. At May 29, 2004, the plan had 57 shares reserved for future issuance.

The Employees’ 2001 Incentive Compensation Plan authorizes the issuance of up to 900 shares as incentive stock options, non-qualified stock options or stock awards. Under this plan and predecessor plans, 2,188 shares are reserved for future issuance. The Plan authorizes the granting of incentive stock options at the fair market value at the date of grant. Generally, these options become exercisable over staggered periods and expire up to ten years from the date of grant.

Under the 1996 Stock Option Plan for Non-Employee Directors and a predecessor plan, at May 29, 2004, 238 shares of Common Stock have been reserved for future issuance relating to stock options exercisable based on the passage of time. Each option is exercisable over a period from its date of grant at the market value on the grant date and expires after ten years.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its option plans and, accordingly, has not recorded compensation expense for such plans. SFAS No. 123 requires the calculation of the fair value of each option granted. This fair value is estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions indicated below:

	Fiscal Year Ended
	(Assumptions used in estimating options fair values)
	May 29, 2004	May 31, 2003	June 1, 2002
Risk-free interest rate	3.6%	2.9%	4.0%
Volatility	47%	49%	50%
Average expected life (years)	4.9	5.1	5.2
Annual dividend rate	$.16	$.16	$.16
Average fair value per option	$4.57	$4.12	$2.95
Option value of ESPP per share	$1.32	$1.91	$1.96
Fair value of options granted during the year	$103	$297	$1,206

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

A summary of the share activity and weighted average exercise prices for the Company’s option plans is as follows:

	Outstanding		Exercisable
	Shares	Price	Shares	Price
At June 2, 2001	1,623	9.42	667	7.73

Granted	437	7.42
Exercised	(173)	7.24
Cancelled	(21)	10.49

At June 1, 2002	1,866	9.14	802	8.52

Granted	72	9.83
Exercised	(112)	6.75
Cancelled	(88)	9.62

At May 31, 2003	1,738	9.29	1,111	9.08

Granted	23	11.16
Exercised	(229)	7.19
Cancelled	(77)	10.23

At May 29, 2004	1,455	$9.58	1,045	$9.58

The following table summarizes information about stock options outstanding as of May 29, 2004:

Exercise Price Range	Outstanding			Exercisable
	Shares	Price	Life	Shares	Price	Life
$ 3.75 to $ 5.38	20	$4.97	3.7	20	$4.97	3.7
$ 6.75 to $ 7.50	594	7.02	5.8	363	7.01	5.0
$ 7.90 to $ 8.97	257	8.20	3.4	255	8.19	3.4
$10.14 to $13.81	584	12.96	5.8	407	12.97	5.4

Total	1,455			1,045

Note L—Employee Retirement Plans

The Company’s domestic employee retirement plans consist of a profit sharing plan and a stock ownership plan (ESOP). Annual contributions in cash or Company stock are made at the discretion of the Board of Directors. In addition, the profit sharing plan has a 401(k) provision whereby the Company matches 50% of employee contributions up to 4% of base pay. Charges to expense for discretionary and matching contributions to these plans were $1,274, $660, and $926 for fiscal 2004, 2003, and 2002, respectively. Such amounts included contributions in stock of $290 for 2004, based on the stock price at the date contributed. Shares are included in the calculation of earnings per share and dividends are paid to the ESOP from the date the shares are contributed. Foreign employees are covered by a variety of government mandated programs.

Note M—Segment and Geographic Information

The following disclosures are made in accordance with the SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company’s strategic business units (SBUs) in 2004 were: RF & Wireless Communications Group (RFWC), Industrial Power Group (IPG), Security Systems Division (SSD), and Display Systems Group (DSG).

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

RFWC serves the voice and data telecommunications market and the radio and television broadcast industry predominately for infrastructure applications.

IPG serves a broad range of customers including the steel, automotive, textile, plastics, semiconductor manufacturing, and transportation industries.

SSD provides security systems and related design services which includes such products as closed circuit television (CCTV), fire, burglary, access control, sound and communication products and accessories.

DSG provides system integration and custom display solutions for the public information, financial, point-of-sale, and medical imaging markets.

Medical Glassware (MG) represents a portion of the former Medical Systems Group (MSG). MG was sold in February of 2002.

Each SBU is directed by a Vice President and General Manager who reports to the President and Chief Operating Officer. The President evaluates performance and allocates resources, in part, based on the direct operating contribution of each SBU. Direct operating contribution is defined as gross margin less product management and direct selling expenses.

Accounts receivable, inventory, and goodwill are identified by SBU. Cash, net property and other assets are not identifiable by SBU. Operating results for each SBU are summarized in the following table:

	Sales	Gross Margin	Contribution	Assets
Fiscal 2004
RFWC	$231,389	$52,340	$28,045	$87,097
IPG	112,737	34,694	24,218	50,403
SSD	101,979	26,045	14,373	33,257
DSG	66,452	17,105	9,468	23,358
MG	547	237	179	133

Total	$513,104	$130,421	$76,283	$194,248

Fiscal 2003
RFWC	$204,427	$45,687	$21,103	$75,336
IPG	95,508	29,523	21,996	47,391
SSD	92,090	22,939	12,539	31,906
DSG	64,191	16,218	9,674	22,217
MG	1,269	164	(80)	276

Total	$457,485	$114,531	$65,232	$177,126

Fiscal 2002
RFWC	$181,969	$42,642	$20,213	$104,922
IPG	95,018	29,181	22,306	46,916
SSD	85,087	20,080	10,248	32,401
DSG	60,697	15,864	8,528	22,889
MG	12,940	2,727	1,267	1,868

Total	$435,711	$110,494	$62,562	$208,996

Certain amounts in prior periods were reclassified to conform to the 2004 presentation.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

A reconciliation of sales, gross margin, direct operating contribution and assets to the relevant consolidated amounts is as follows. Other assets not identified include miscellaneous receivables, manufacturing inventories and other assets.

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Segment sales	$513,104	$457,485	$435,711
Corporate	6,965	7,032	7,781

Sales	$520,069	$464,517	$443,492

Segment gross margin	$130,421	$114,531	$110,494
Inventory charges	—	(13,810)	(15,282)
Manufacturing variances and other costs	(2,469)	(1,631)	(1,046)

Gross Margin	$127,952	$99,090	$94,166

Segment contribution	$76,283	$65,232	$62,562
Inventory charges	—	(13,810)	(15,282)
Manufacturing variances and other costs	(2,469)	(1,631)	(1,046)
Regional selling expenses	(18,297)	(17,336)	(15,380)
Administrative expenses	(36,110)	(34,114)	(31,207)
Loss from disposition of a business	—	—	(4,551)

Operating (loss) income	$19,407	$(1,659)	$(4,904)

Segment assets	$194,248	$177,126	$208,996
Cash and equivalents	16,927	16,874	15,296
Other current assets	19,739	26,320	20,999
Net property	30,589	31,088	28,827
Other assets	21,442	16,000	12,535

Total assets	$282,945	$267,408	$286,653

Geographic sales information is primarily grouped by customer destination into five areas: North America, Europe, Asia/Pacific, Latin America, and Corporate. Europe includes sales to the Middle East and Africa. Sales to Mexico are included as part of Latin America. Corporate consists of freight and non-area specific sales.

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Sales and long-lived assets (net property and other assets, excluding investments) are presented in the table below.

	Fiscal Year Ended
	May 29, 2004	May 31, 2003	June 1, 2002
Sales
United States	$205,941	$200,908	$194,717
Canada	69,681	58,732	53,294

North America	275,622	259,640	248,011
Europe	116,820	103,129	94,670
Asia/Pacific	104,068	78,146	68,817
Latin America	20,074	20,523	29,013
Corporate	3,485	3,079	2,981

Total	$520,069	$464,517	$443,492

Long Lived Assets
United States	$32,033	$30,060	$37,608
Canada	2,545	2,659	2,408

North America	34,578	32,719	40,016
Europe	4,206	3,192	13,953
Asia/Pacific	918	794	788
Latin America	1,035	1,194	1,445

Total	$40,737	$37,899	$56,202

The sharp decrease in long-lived assets from 2002 to 2003 is primarily due to the goodwill impairment recorded in 2003.

The Company sells its products to companies in diversified industries and performs periodic credit evaluations of its customers’ financial condition. Terms are generally on open account, payable net 30 days in North America, and vary throughout Europe, Asia/Pacific, and Latin America. Estimates of credit losses are recorded in the financial statements based on periodic reviews of outstanding accounts and actual losses have been consistently within management’s estimates.

Note N—Litigation

The Company is involved in several pending judicial proceedings concerning matters arising in the ordinary course of its business. While the outcome of litigation is subject to uncertainties, based on currently available information, the Company believes that, in the aggregate, the results of these proceedings will not have a material adverse effect on them.

On December 20, 2002, the Company filed a complaint against Signal Technology Corporation in the United States District Court for the Northern District of Illinois, which the Company dismissed on February 27, 2003. On February 14, 2003 Signal Technology filed a declaratory judgment suit against the Company in Superior Court, Boston, Massachusetts, and on March 4, 2003, the Company filed a complaint against Signal Technology Corporation in the Circuit Court of Cook County, Illinois. On February 13, 2004, the Company dismissed its complaint in Circuit Court, Cook County, Illinois. From November 6, 2000 through December 6, 2001, Signal Technology issued six purchase orders to purchase low-frequency amplifiers and other electronic components from the Company and subsequently refused to take delivery of the components. The Company is

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

claiming damages of approximately $2.0 million resulting from Signal Technology’s refusal to take delivery. Signal’s declaratory judgment suit in Massachusetts seeks a ruling that it has no liability to the Company, but Signal has not asserted any claim against the Company.

The Company filed a complaint against Microsemi Corporation on February 13, 2004, in the Circuit Court of Kane County, Illinois. Microsemi is a former supplier of electronic components to the Company. From May through August 2002, the Company sought to return certain components to Microsemi pursuant to the terms of a distribution agreement between Microsemi and the Company and Microsemi refused to accept the Company’s return. In this suit, the Company alleges breach of contract and seeks damages in excess of $814,000.

In fiscal 2003, two customers of the Company’s German subsidiary asserted claims against the Company in connection with heterojunction field effect transistors the Company sold to them. The Company acquired the heterojunction field effect transistors from the manufacturer pursuant to a distribution agreement. The customers’ claims are based on the heterojunction field effect transistors not meeting the specification provided by the manufacturer. The Company has notified the manufacturer and its insurance carrier of these claims. Because the Company’s investigation has not been completed, it is unable to evaluate the merits of these claims or the prospects of recovery from the manufacturer or insurance carrier. The Company intends to vigorously defend these claims and, if it should have any liability arising from these claims, the Company intends to pursue the claims against the manufacturer and the insurer. As of August 6, 2004, no proceedings have been instituted regarding these claims.

Note O—Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended May 29, 2004, May 31, 2003 and June 1, 2002:

Description	Balance at beginning of period	Additions			Deductions		Balance at end of period
		Charged to expenses		Charged to other accounts
Year ended May 29, 2004
Allowance for doubtful accounts	$3,350	$(409	)(1)	—	$425	(2)	$2,516
Inventory overstock reserve	$33,971	$2,128	(3)	—	$9,566	(4)	$26,533
Deferred tax asset valuation	$1,589	$2,454		—	$—		$4,043
Warranty reserves	$672	$459		—	$329		$802

Year ended May 31, 2003:
Allowance for doubtful accounts	$2,646	$869	(1)	—	$165	(2)	$3,350
Inventory overstock reserve	$24,677	$11,361	(3)	—	$2,067		$33,971
Deferred tax asset valuation	$—	$1,586		—	$—		$1,589
Warranty reserves	$47	$846		—	$221		$672

Year ended June 1, 2002:
Allowance for doubtful accounts	$2,639	$1,568	(1)	—	$1,561	(2)	$2,646
Inventory overstock reserve	$7,930	$17,067	(3)	—	$320		$24,677
Deferred tax asset valuation	$—	$—		—	$—		$—
Warranty reserves	$50	$200		—	$203		$47

(1)	Charges to Bad debt expense
(2)	Uncollectable amounts written off, net of recoveries and foreign currency translation
(3)	Charges to Cost of sales
(4)	Inventory disposed of during the period ($3.6 million), LIFO reversal ($4.0 million), and reclassification to LCM ($2.0 million)

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

Note P—Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for 2004 and 2003 follow:

as restated (See Note B)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2004:
Net sales	$119,306	$128,051	$127,338	$145,374
Gross margin	29,115	30,942	31,536	36,359
Net income (loss)	(1,182)	3,151	1,484	2,580
Net income (loss) per share:
—Basic	(0.08)	0.23	0.10	0.18
—Diluted	(0.08)	0.22	0.10	0.18
Fiscal 2003:
Net sales	$108,614	$118,958	$118,010	$118,935
Gross margin	27,154	28,913	28,202	14,821
Income (loss) before cumulative effect of accounting change	(483)	800	527	(9,833)
Per share:
Basic and Diluted	(0.04)	0.06	0.04	(0.71)
Net (loss) income	(18,345)	800	527	(9,833)
Net (loss) income per share:
Basic and Diluted	(1.33)	0.06	0.04	(0.71)

The first quarter of fiscal 2003 includes a cumulative effect of accounting change of $17,862, net of tax (see Note C to Consolidated Financial Statements). The fourth quarter of fiscal 2003 include charges of $11.9 million, net of tax, primarily related to inventory write-downs (see Note D to Consolidated Financial Statements).

In connection with our independent registered public accounting firm’s review of the Company’s Form 10-Q for the third quarter of fiscal 2005, an error was identified that occurred in the application of Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation, on intercompany indebtedness with its subsidiaries, which affected previously reported foreign currency translation. The correction of the error resulted in an adjustment to selected quarterly financial data for fiscal 2004 and 2003; however, the consolidated financial statements for fiscal 2004 were not restated as the total impact to net income in fiscal 2004 was not material (see Note B—Restatements).

RICHARDSON ELECTRONICS, LTD.

Notes to Consolidated Financial Statements—(Continued)

(in thousands except per share amounts)

A reconciliation of reported net income (loss) to adjusted net income (loss) including the impact of the foreign currency translation adjustment for the affected quarters (See Note B) is provided in the following table:

as restated (See Note B)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2004:
Previously reported Net Income	$392	$2,205	$1,000	$2,436
Currency Translation Adjustment	(1,574)	946	484	144

Adjusted Net income	(1,182)	3,151	1,484	2,580

Previously reported Net income per share:
—Basic	0.03	0.16	0.07	0.17
—Diluted	0.03	0.15	0.07	0.17
Currency Translation Adjustment	(0.11)	0.07	0.03	0.01
Adjusted Net Income (loss) per share:
—Basic	(0.08)	0.23	0.10	0.18
—Diluted	(0.08)	0.22	0.10	0.18

Fiscal 2003:
Previously reported Net income (loss)	$(17,696)	$1,078	$(102)	$(11,273)
Currency Translation Adjustment	(401)	(527)	629	1,440

Adjusted Net Income (loss)	(18,097)	551	527	(9,833)

Previously reported Net Income (loss) per share:
—Basic and diluted	(1.29)	0.08	(0.01)	(0.82)
Currency Translation Adjustment	(0.04)	(0.04)	0.05	0.11
Adjusted Net Income (loss) per share:
—Basic and diluted	(1.32)	0.04	0.04	(0.71)

Note Q—Subsequent Events

On July 8, 2004, the Company completed an offering of 3,000,000 shares of its common stock, which resulted in net proceeds to the Company of $29,136,000. The net proceeds were used to repay borrowings under the Company’s credit agreement and will be reborrowed, if necessary, to redeem Debentures not exchanged in the exchange offer. As of July 24, 2004, the Company had an unused line of $52.7 million under the credit agreement; however, this amount was reduced to $33.4 million due to the borrowing base limitations.

On June 8, 2004, the Company entered into a contract to sell approximately 205 acres of real estate adjoining our headquarters for $10,966,500. The contract is subject to a number of conditions, including governmental approvals, including rezoning to permit development of a residential subdivision, as well as environmental testing and other customary conditions. Accordingly, we cannot give any assurance as to the timing or successful completion of the transaction.

RICHARDSON ELECTRONICS, LTD

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	February 26, 2005	May 29, 2004
	(unaudited)
ASSETS
Current Assets
Cash	$22,737	$16,927
Receivables, less allowance of $2,280 and $2,516	109,920	106,130
Inventories, net	107,116	92,297
Prepaid expenses	5,236	3,817
Deferred income taxes, net	2,386	15,922

Total current assets	247,395	235,093
Property, plant and equipment, net	33,541	30,589
Goodwill	5,996	5,613
Deferred income taxes, net	3,708	6,733
Other assets	5,631	4,917

Total assets	$296,271	$282,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$37,439	$33,473
Accrued liabilities	20,904	23,224
Current portion of long-term debt	12	4,027

Total current liabilities	58,355	60,724

Long-term debt, less current portion	134,042	133,813
Non-current liabilities	1,117	241

Total liabilities	193,514	194,778

Stockholders’ Equity
Common stock ($.05 par value; issued 15,594 shares at February 26, 2005 and 12,524 shares at May 29, 2004)	780	626
Class B common stock, convertible ($.05 par value; issued 3,120 shares at February 26, 2005 and 3,168 shares at May 29, 2004)	156	158
Preferred stock ($1.00 par value; no shares issued)	—	—
Additional paid-in capital	122,130	93,877
Common stock in treasury, at cost (1,399 shares at February 26, 2005 and 1,437 shares at May 29, 2004)	(8,291)	(8,515)
Retained earnings (accumulated deficit)	(12,444)	3,408
Accumulated other comprehensive income (loss)	426	(1,387)

Total stockholders’ equity	102,757	88,167

Total liabilities and stockholders’ equity	$296,271	$282,945

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE-MONTH AND NINE-MONTH PERIODS

ENDED FEBRUARY 26, 2005 AND FEBRUARY 28, 2004

(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28, 2004
		(as restated)		(as restated)
Net sales	$141,700	$127,267	$431,421	$374,523
Cost of products sold	108,033	95,802	327,271	283,102

Gross margin	33,667	31,465	104,150	91,421
Selling, general and administrative expenses	34,009	27,030	95,273	78,269

Operating (loss) income	(342)	4,435	8,877	13,152
Other expense
Interest expense	2,234	2,577	6,675	7,682
Other, net	(451)	(416)	(2,927)	483

Total other expense	1,783	2,161	3,748	8,165

(Loss) Income before income taxes	(2,125)	2,274	5,129	4,987
Income tax provision	16,540	790	18,943	1,533

Net (loss) income	$(18,665)	$1,484	$(13,814)	$3,454

Net (loss) income per share—basic:
Net (loss) income per share	$(1.08)	$0.11	$(0.82)	$0.25

Average shares outstanding	17,299	14,102	16,818	14,002

Net (loss) income per share—diluted:
Net (loss) income per share	$(1.08)	$0.10	$(0.82)	$0.24

Average shares outstanding	17,299	14,560	16,818	14,374

Dividends per common share	$0.04	$0.04	$0.12	$0.12

Statement of comprehensive (loss) income:
Net (loss) income	$(18,665)	$1,484	$(13,814)	$3,454

Currency translation	(650)	904	1,038	2,115
Fair value adjustment to market appreciation on investment, net of income tax effect	40	125	99	256
Cash flow hedges, net of income tax effect	—	108	41	322

Comprehensive (loss) income	$(19,275)	$2,621	$(12,636)	$6,147

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTH PERIODS ENDED FEBRUARY 26, 2005 AND FEBRUARY 28, 2004

(unaudited, in thousands)

	Nine months ended
	February 26, 2005	February 28, 2004
		(as restated)
OPERATING ACTIVITIES
Net income (loss)	$(13,814)	$3,454
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,693	3,788
Amortization of intangibles and financing costs	280	225
Deferred income taxes	18,920	1,533
Other non-cash items in net income	(3,318)	896
Other non-current liabilities	782	1,753
Receivables	886	(8,864)
Inventories	(11,577)	4,324
Other current assets	(1,259)	(511)
Accounts payable	(2,454)	7,593

Net cash provided by (used in) operating activities	(7,861)	14,191

FINANCING ACTIVITIES
Proceeds from borrowings	100,122	29,105
Payments on debt	(106,134)	(36,713)
Net proceeds from stock issuance	28,375	1,537
Cash dividends	(2,039)	(1,651)
Loan restructuring fees	(605)	—

Net cash provided by (used in) financing activities	19,719	(7,722)

INVESTING ACTIVITIES
Capital expenditures	(6,493)	(3,861)
Earnout payment and business acquisitions	(881)	(1,008)
Proceeds from sales of available-for-sale securities	2,608	3,369
Purchases of available-for-sale securities	(2,608)	(3,369)

Net cash used in investing activities	(7,374)	(4,869)

Effect of exchange rate changes on cash	1,326	1,253
Net increase in cash	5,810	2,853
Cash at beginning of period	16,927	16,874

Cash at end of period	$22,737	$19,727

See notes to condensed consolidated financial statements.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts and except where indicated)

Note A—Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements (Statements) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the nine-month period ended February 26, 2005 are not necessarily indicative of the results that may be expected for the year ended May 28, 2005. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended May 29, 2004. Certain fiscal 2004 balances have been reclassified to conform to the 2005 presentation. Certain fiscal 2005 amounts for previous quarters have been restated—see Note K.

Note B—Investment in Marketable Equity Securities

The Company’s investments are primarily equity securities, all of which are classified as available-for-sale and are carried at their fair value based on the quoted market prices. Proceeds from the sale of the securities were $2,608 and $3,369 during the first nine-month periods of fiscal 2005 and 2004, respectively, all of which were subsequently reinvested and presented in the Condensed Consolidated Balance Sheets under Other Assets. Gross realized gains on those sales were $338 in the first nine months of fiscal 2005 and $287 in the first nine months of fiscal 2004. Gross realized losses on those sales were $90 and $37 in the first nine-month periods of fiscal 2005 and 2004, respectively. A net unrealized holding gain of $160 and a net unrealized holding gain of $413 have been included in accumulated other comprehensive income as of February 26, 2005 and February 28, 2004, respectively. The following table is the disclosure under SFAS No. 115 for investments in marketable equity securities:

	Marketable security holding length
Description of Securities Period ended on	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
February 26, 2005
Common Stock	$1,912	$16	$1,050	$—	$2,962	$16
May 29, 2004
Common Stock	$1,979	$63	$370	$7	$2,349	$70

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Note C—Restructuring Charges

As a result of the Company’s fiscal 2005 restructuring initiative, a restructuring charge, including severance and lease termination costs of $2,152, was recorded in selling, general and administrative expenses for the quarter ended February 26, 2005. Severance costs of $249 were paid in the third quarter of fiscal 2005. The remaining balance payable in fiscal 2005 and 2006 has been included in accrued liabilities. Terminations affected over 60 employees across various business functions, operating units and geographic regions. As of February 26, 2005, the following table depicts the amounts associated with the activity related to the restructuring balance by reportable segments which include RF & Wireless Communications Group (RFWC), Industrial Power Group (IPG), Security Systems Division (SSD), and Display Systems Group (DSG):

	By Business Unit
Restructuring liability as of February 26, 2005	RFWC	IPG	SSD	DSG	Other	Total
Employee severance and related costs	$805	$239	$87	$409	$329	$1,869
Lease termination costs	—	—	35	—	—	35

Total	$805	$239	$122	$409	$329	$1,904

Note D—Goodwill and Other Intangible Assets

On December 17, 2004, the Company acquired certain assets and assumed liabilities from Evergreen Trading Company, a leading distributor of power components in China, for a net cash payment of $336. The table below provides changes in the carrying values of goodwill and intangible assets not subject to amortization by reportable segment:

	Goodwill and intangible assets not subject to amortization
	RFWC	IPG	SSD	DSG	Total
Balance at May 29, 2004	$—	$876	$1,739	$3,420	$6,035
Additions	—	220	—	—	220
Modification of earnout payment	—	—	—	26	26
Foreign currency translation	—	10	168	—	178

Balance at February 26, 2005	$—	$1,106	$1,907	$3,446	$6,459

Intangible assets subject to amortization are presented in the Condensed Consolidated Balance Sheets under Other assets. The balance as of February 26, 2005 and May 29, 2004 are as follows:

	February 26, 2005		May 29, 2004
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangible assets subject to amortization:
Deferred financing costs	$2,935	$2,209	$2,192	$1,935
Patents, trademarks and customer lists	478	471	478	461

Total	$3,413	$2,680	$2,670	$2,396

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Amortization expense for the three-month and nine-month periods ended February 26, 2005 and February 28, 2004 is as follows:

	Amortization expense for the
	Third Quarter		Nine Months
	FY 2005	FY 2004	FY 2005	FY 2004
Intangible assets subject to amortization:
Deferred financing costs	$100	$71	$271	$215
Patents and trademarks	3	4	10	10

Total	$103	$75	$281	$225

The amortization expense associated with the existing intangible assets subject to amortization is expected to be $325, $167, $154, $151, $90, $49, $48, and $28, in fiscal 2005, 2006, 2007, 2008, 2009, 2010, 2011 and 2012, respectively. The weighted average number of years of amortization expense remaining is 5.18.

Note E—Warranties

The Company offers warranties for specific products it manufactures. The Company also provides extended warranties for some products it sells, which are manufactured by others, that lengthen the period of coverage specified in the manufacturer’s original warranty. Terms generally range from one to three years. The Company estimates the cost to perform under its warranty obligation and recognizes this estimated cost at the time of the related product sale. The Company reports this expense as an element of cost of products sold in its statement of operations. Each quarter, the Company assesses actual warranty costs incurred, on a product-by-product basis, as compared to its estimated obligation. The estimates with respect to products under extended warranty are based generally on knowledge of the manufacturers’ experience and are extrapolated to reflect the extended warranty period, and are refined each quarter as better information with respect to warranty experience becomes known. Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of products under warranty. The warranty reserves are determined based on known product failures, historical experience, and other currently available evidence. Changes in the warranty reserve for the nine months ended February 26, 2005 were as follows:

Warranty Reserve
Balance at May 29, 2004	$802
Accruals for products sold	1,018
Utilization	(455)

Balance at February 26, 2005	$1,365

The increase in the warranty accrual represents warranties primarily related to products under a three year extended warranty offered by the Company’s Display Systems Group beginning in the third quarter of fiscal 2003.

Note F—Income Taxes

As of February 26, 2005, domestic net operating loss carryforwards (NOL) amount to approximately $19.5 million. These NOLs expire in 2024. Foreign net operating loss carryforwards total approximately $15.3 million. In the second quarter of fiscal 2005, the Company recorded a valuation allowance of approximately $.6 million primarily relating to certain foreign subsidiaries recording deferred tax assets on net operating losses.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Net domestic deferred tax assets, including the domestic NOL, are approximately $14.5 million at February 26, 2005. Due to changes in the level of certainty regarding realization, a valuation allowance of approximately $12.2 million was established in the third quarter of fiscal 2005 to offset certain domestic deferred tax assets and domestic net operating loss carryforwards.

At the end of fiscal 2004, all of the positive earnings of the Company’s foreign subsidiaries were considered permanently reinvested pursuant to Accounting Principal Board Opinion (APB) No. 23, Accounting for Income Taxes-Special Areas. As such, U.S. taxes were not provided on these amounts. In the third quarter of fiscal 2005, the Company determined that approximately $12.4 million of its subsidiaries’ earnings may be distributed in future years. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income tax and foreign withholding taxes. As such, the Company has established a deferred tax liability of approximately $4.8 million.

The effective income tax rates for the nine-month periods ended February 26, 2005 and February 28, 2004 were 38.0% and 30.7%, respectively, excluding the establishment of the domestic valuation allowance and deferred tax liabilities in the third quarter of fiscal 2005. The difference between the effective tax rate and the U.S. statutory rate of 34% primarily results from the Company’s geographic distribution of taxable income and losses and certain non-tax deductible charges, and certain foreign tax exposures and assessments.

The Company’s tax status is subject to the provisions of the American Jobs Creation Act of 2004 (the Act). The repatriation provision of the Act provides an incentive for U.S. companies to repatriate foreign earnings. The domestic manufacturing deduction provision creates a deduction for qualified domestic production activities. The Company is still evaluating the effects of the repatriation provision, and has not made a determination as to whether the Act has an effect on income taxes for the period.

Note G—Calculation of Earnings per Share

Basic earnings per share is calculated by dividing net (loss) income by the weighted average number of Common and Class B Common shares outstanding. Diluted earnings per share is calculated by dividing net (loss) income, adjusted for interest savings, net of tax, on assumed bond conversions, by the actual shares outstanding and share equivalents that would arise from the exercise of stock options, certain restricted stock awards and the assumed conversion of convertible bonds when dilutive. The Company’s 8 1/4%, 7 3/4% and 7 1/4% convertible debentures are excluded from the calculation in fiscal 2005 and the Company’s 8 1/4% and 7 1/4% convertible debentures are excluded from the calculation in fiscal 2004, as assumed conversion and the effect of interest savings would be anti-dilutive. The per share amounts presented in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) are based on the following amounts:

	Third Quarter		Nine Months
	FY 2005	FY 2004	FY 2005	FY 2004
		(as restated)		(as restated)
Numerator for basic and diluted EPS:
Net (loss) income	$(18,665)	$1,484	$(13,814)	$3,454

Denominator:
Denominator for basic EPS
Weighted average common shares outstanding	17,299	14,102	16,818	14,002
Effect of dilutive securities:
Unvested restricted stock awards	—	31	—	35
Dilutive stock options	—	427	—	337

Shares applicable to diluted income (loss) per common share	17,299	14,560	16,818	14,374

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

The effect of potentially dilutive stock options is calculated using the treasury stock method. Certain stock options are excluded from the calculations because the average market price of the Company’s stock during the period did not exceed the exercise price of those options. For the nine-month period ended February 26, 2005, there were 609 such options. However, some or all of the above mentioned options may be potentially dilutive in the future.

Note H—Stock-Based Compensation

The Company has stock-based compensation plans under which stock options are granted to key managers at the market price of the common stock on the date of grant. Most of these new grants are fully exercisable after five years and have a ten-year life. Two stock awards totaling 7,882 restricted shares and 288,279 stock options were granted during the nine months ended February 26, 2005.

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion 25, issued in March 2000, to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No.123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No.123. The following table illustrates the pro-forma effect on net income if the fair value-based method had been applied to all outstanding and unvested awards and option grants in each period.

	Third Quarter		Nine Months
	FY 2005	FY 2004	FY 2005	FY 2004
		(as restated)		(as restated)
Net (loss) income, as reported	$(18,665)	$1,484	$(13,814)	$3,454
Add: Stock-based compensation expense included in reported net (loss) income, net of tax	55	74	157	193
Deduct: Stock-based compensation expense determined under fair value-based method for all awards, net of taxes	(220)	(286)	(651)	(830)

Pro-forma net (loss) income	$(18,830)	$1,272	$(14,308)	$2,817

Net (loss) income per share, basic:
Reported net (loss) income	$(1.08)	$0.11	$(0.82)	$0.25
Pro-forma compensation expense, net of taxes	(0.01)	(0.02)	(0.03)	(0.05)

Pro-forma net (loss) income per share	$(1.09)	$0.09	$(0.85)	$0.20

Net (loss) income per share, diluted:
Reported net income	$(1.08)	$0.10	$(0.82)	$0.24
Pro-forma compensation expense, net of taxes	(0.01)	(0.01)	(0.03)	(0.04)

Pro-forma net (loss) income per share	$(1.09)	$0.09	$(0.85)	$0.20

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Note I—Segment Information

The marketing, sales, product management, and purchasing functions of the Company consist of four strategic business units (SBU’s): RF & Wireless Communications Group (RFWC), Industrial Power Group (IPG), Security Systems Division (SSD), and Display Systems Group (DSG).

RFWC serves the expanding global RF and wireless communications market, including infrastructure and wireless networks, as well as the fiber optics market. The Company’s team of RF and wireless engineers assists customers in designing circuits, selecting cost effective components, planning reliable and timely supply, prototype testing, and assembly. The group offers its customers and vendors complete engineering and technical support from the design-in of RF and wireless components to the development of engineered solutions for their system requirements.

IPG serves the industrial market’s need for both vacuum tube and solid-state technologies. The group provides replacement products for systems using electron tubes as well as design and assembly services for new systems employing power semiconductors. As electronic systems increase in functionality and become more complex, the Company believes the need for intelligent, efficient power management will continue to increase and drive power conversion demand growth.

SSD is a global provider of closed circuit television, fire, burglary, access control, sound, and communication products and accessories for the residential, commercial, and government markets. The division specializes in closed circuit television design-in support, offering extensive expertise with applications requiring digital technology. SSD products are primarily used for security and access control purposes but are also utilized in industrial applications, mobile video, and traffic management.

DSG is a global provider of integrated display products and systems to the public information, financial, point-of-sale, and medical imaging markets. The group works with leading hardware vendors to offer the highest quality liquid crystal display, plasma, cathode ray tube, and customized display monitors. DSG engineers design custom display solutions that include touch screens, protective panels, custom enclosures, specialized finishes, application specific software, and privately branded products.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Each SBU is directed by a Vice President and General Manager who reports to the President and Chief Operating Officer. The President evaluates performance and allocates resources, in part, based on the direct operating contribution of each SBU. Direct operating contribution is defined as gross margin less product management and direct selling expenses. Accounts receivable, inventory, goodwill, and some intangible assets are identified by SBU. Cash, net property and other assets are not identifiable by SBU. Operating results for each SBU are summarized in the following table:

	Sales	Gross Margin	Direct Operating Contribution	Assets	Goodwill and Intangibles
	Third Quarter			As of February 26, 2005
FY 2005
RFWC	$65,268	$13,533	$5,330	$96,241	$—
IPG	29,657	8,891	5,440	54,087	1,106
SSD	25,607	6,260	2,275	37,357	1,907
DSG	19,498	4,097	1,319	24,614	3,446

Total	$140,030	$32,781	$14,364	$212,299	$6,459

	Third Quarter			As of May 29, 2004
FY 2004
RFWC	$55,973	$13,162	$6,787	$87,097	$—
IPG	27,514	8,383	5,872	50,403	876
SSD	25,260	6,394	3,495	33,257	1,739
DSG	16,813	4,146	2,294	23,358	3,420

Total	$125,560	$32,085	$18,448	$194,115	$6,035

	Nine Months
FY 2005
RFWC	$197,053	$43,864	$21,767
IPG	90,608	27,525	17,887
SSD	78,728	20,062	10,095
DSG	60,040	13,528	5,927

Total	$426,429	$104,979	$55,676

	Nine Months
FY 2004
RFWC	$163,493	$37,190	$19,514
IPG	81,232	24,730	17,570
SSD	76,541	19,419	10,829
DSG	47,756	12,132	6,648

Total	$369,022	$93,471	$54,561

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

A reconciliation of sales, gross margin, direct operating contribution and assets to the relevant consolidated amounts is as follows. Other assets not identified include miscellaneous receivables, manufacturing inventories and other assets.

	Third Quarter		Nine Months
	FY 2005	FY 2004	FY 2005	FY 2004
Sales—segments total	$140,030	$125,560	$426,429	$369,022
Other sales	1,670	1,707	4,992	5,501

Sales	$141,700	$127,267	$431,421	$374,523

Gross margin—segments total	$32,781	$32,085	$104,979	$93,471
Gross margin on other sales	886	(620)	(829)	(2,050)

Gross margin	$33,667	$31,465	$104,150	$91,421

Segment direct operating contribution	$14,364	$18,448	$55,676	$54,561
Gross margin on other sales	886	(620)	(829)	(2,050)
Regional selling expenses	(4,817)	(4,622)	(14,063)	(13,452)
Administrative expenses	(10,775)	(8,771)	(31,907)	(25,907)

Operating income (loss)	$(342)	$4,435	$8,877	$13,152

	As of
	February 26, 2005	May 29, 2004
Segment assets	$212,299	$194,115
Cash	22,737	16,927
Other current assets	29,461	30,086
Net property	33,541	30,589
Other assets	(1,767)	11,228

Total assets	$296,271	$282,945

The Company sells its products to companies in diversified industries and performs periodic credit evaluations of its customers’ financial condition. Terms are generally on open account, payable net 30 days in North America, and vary throughout Europe, Asia/Pacific and Latin America. Estimates of credit losses are recorded in the financial statements based on periodic reviews of outstanding accounts and actual losses have been consistently within management’s estimates.

Sales, percentage change from the prior year, gross margin, and gross margin percent of sales by geographic area are summarized in the following table. Previously reported sales under the caption “Direct Export” and some of the “Corporate” sales were identified by geographic area and reclassified accordingly. The caption “Corporate” consists primarily of Freight and Corporate provisions.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

By Geographic Area:

	SALES		GROSS MARGIN
	FY 2005	FY 2004	FY 2005	FY 2004
Third Quarter
North America	$73,443	$68,392	$19,047	$17,681
Europe	31,118	29,124	9,425	8,480
Asia/Pacific	30,652	23,630	7,104	5,640
Latin America	5,544	5,428	1,458	1,243
Corporate	943	693	(3,367)	(1,579)

Total	$141,700	$127,267	$33,667	$31,465

Nine Months
North America	$227,548	$199,468	$58,783	$52,244
Europe	94,284	86,025	27,047	24,825
Asia/Pacific	91,217	71,120	21,560	16,227
Latin America	15,392	15,102	4,184	3,541
Corporate	2,980	2,808	(7,424)	(5,416)

Total	$431,421	$374,523	$104,150	$91,421

Note J—Financing Activities

On July 8, 2004, the Company completed an offering of 3,000,000 shares of its common stock, which resulted in net proceeds to the Company of $27,826 after the offering cost of $1,310.

On February 14, 2005, the Company entered into separate exchange agreements pursuant to which a small number of holders of Richardson’s existing 7 1/4% Convertible Subordinated Debentures due December 15, 2006, or the 7 1/4% debentures, and 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006, or the 8 1/4% debentures, agreed to exchange approximately $22.2 million in aggregate principal amount of 7 1/4% debentures and approximately $22.5 million in aggregate principal amount of 8 1/4% debentures for approximately $44.7 million in aggregate principal amount of newly-issued 7 3/4% Convertible Senior Subordinated Notes (the Notes) due 2011. Based on recent Schedule 13G filings, two of the holders, Loomis Sayles & Company and T. Rowe Price Associates, Inc., each beneficially owns more than 5% of the Company’s common stock. Loomis exchanged approximately $14.9 million aggregate principal amount of 7 1/4% debentures, and T. Rowe Price exchanged approximately $4.1 million aggregate principal amount of 7 1/4% debentures.

On February 15, 2005, the Company issued the Notes pursuant to an indenture with J.P. Morgan Trust Company dated February 14, 2005. The Notes bear interest at the rate of 7 3/4% per annum. Interest is due on June 15 and December 15 of each year. The Notes mature on December 15, 2011. The Notes are convertible at the option of the holder, at any time on or prior to maturity, into shares of the Company’s common stock at a price equal to $18.00 per share, subject to adjustment in certain circumstances. On or after December 19, 2006, the Company may elect to automatically convert the Notes into shares of common stock if the trading price of the common stock exceeds 125% of the conversion price of the Notes for at least twenty trading days during any thirty trading day period.

The indenture provides that on or after December 19, 2006, the Company has the option of redeeming the Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes to

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. However, from December 19, 2006 until December 19, 2007, the Notes will be redeemable only if the trading price of the Company’s common stock exceeds 125% of the conversion price of the Notes for at least twenty trading days during any thirty trading day period.

Holders may require the Company to repurchase all or a portion of their Notes for cash upon a change-of-control event, as described in the indenture, at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding the repurchase date. The Company may, at its option, pay the change of control purchase price in cash, shares of its common stock (valued at 97.5% of the market price), or a combination thereof.

The Notes are unsecured and subordinated to the Company’s existing and future senior debt and senior to the Company’s existing 7 1/4% Convertible Subordinated Debentures due December 15, 2006 and 8 1/4% Convertible Subordinated Debentures due June 15, 2006.

The Notes were issued through a private offering to qualified institutional buyers under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. In connection with the exchange, on February 15, 2005, the Company also entered into a resale registration rights agreement with the existing holders who participated in the exchange offer. Pursuant to the resale registration rights agreement, the Company has agreed to file a registration statement for the resale of the Notes and the shares of common stock issuable upon conversion of the Notes on or before May 16, 2005 and to use its best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than August 15, 2005. The Company has also agreed to keep the shelf registration statement effective until two years after the latest date on which it issues Notes in connection with the exchange, subject to certain terms and conditions.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Note K—Correction of Error

The Company filed Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission on April 8, 2005, notifying of a delay in filing of the Company’s third quarter Form 10-Q for the period ended February 26, 2005.

In connection with our independent registered public accounting firm’s review of the Company’s Form 10-Q for the third quarter of fiscal 2005, an error was identified that occurred in the application of Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation, on intercompany indebtedness with its subsidiaries, which affected previously reported foreign currency translation. The consolidated financial statements for fiscal 2002 and 2003, the selected quarterly financial data for fiscal 2003 and 2004, and the first two quarters of fiscal 2005 have been restated to correct this error. The restatement increased diluted earnings per share to $0.10 for the third quarter of fiscal 2004 versus the $0.07 previously reported and decreased diluted earnings per share to $0.24 for the nine month period of fiscal 2004 versus the $0.25 previously reported. The Company filed Form 10-K/A for fiscal 2004 on May 16, 2005 to reflect these changes.

A reconciliation of reported net income to restated net income, including the impact of the currency translation adjustment for the three and nine months ended February 28, 2004, is provided in the following table:

	Three Months Ended February 28, 2004	Nine Months Ended February 28, 2004
Previously reported net income (loss)	$1,000	$3,597
Currency Translation Adjustment	484	(143)

Restated net income	$1,484	$3,454

Previously reported basic income (loss) per share	$0.07	$0.26
Currency Translation Adjustment	0.04	(0.01)

Restated basic net income (loss) per share	$0.11	$0.25

Previously reported diluted income (loss) per share	$0.07	$0.25
Currency Translation Adjustment	0.03	(0.01)

Restated basic net income (loss) per share	$0.10	$0.24

In connection with our independent auditor’s review of the Company’s Form 10-Q for the second quarter of fiscal 2005, an error was discovered with respect to the accounting treatment of certain foreign exchange gains and losses incurred during fiscal 2001 and 2002. These foreign exchange items related to the acquisition in 2001 of AVIV Electronics by one of the Company’s subsidiaries, and the reporting of subsequent intercompany transactions between the subsidiary and parent. The terms of the related acquisition agreement obligated the Company’s subsidiary to settle an acquisition-related obligation in U.S. dollars, which is not the subsidiary’s functional currency. Related foreign exchange losses incurred by the subsidiary during the period from the inception of the obligation through the date of the parent’s assumption of the obligation were accounted for in error as an element of accumulated other comprehensive income, rather than as an element of net income. The correction of this error amounts to $580 on a cumulative, net of tax basis, which was recorded as an adjustment to both retained earnings and accumulated other comprehensive loss as of May 29, 2004. Management and the Company’s audit committee, in consultation with the Company’s former auditor, have determined that the impact of the correction of the error in either fiscal 2001 or 2002 is not material, and in consultation with its current auditor, have determined that the correction of the error through an adjustment to both retained earnings and accumulated other comprehensive (loss) as of May 29, 2004 is not material. The Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) presented herein are not affected by the correction of this error.

RICHARDSON ELECTRONICS, LTD

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts and except where indicated)

Note L—Recently Issued Pronouncements

In December 2004, the FASB issued FASB Statement No. 123 (Revised 2004), Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Statement 123(R) is effective at the beginning of the next fiscal year that begins after June 15, 2005. The Company is evaluating the impact of the adoption of SFAS 123R on the financial statements.

Note M—Subsequent Events

The Company was in compliance with all debt covenants as of February 26, 2005. Subsequently, the Company’s late filing of its third quarter Form 10-Q (see Note K) and restatement of prior fiscal periods resulted in defaults of the Company’s credit agreement with respect to timely and correct financial statements and Form 10-Q reports. The Company has received a waiver from its lending group for the defaults and, with the filing of this Form 10-Q and amended Form 10-K and Form 10-Q reports for the affected prior periods, has satisfied the conditions of the waiver.

On April 19, 2005, the Company received a Nasdaq Staff Determination Letter indicating that the Company is subject to potential delisting from the Nasdaq National Market as it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s inability to timely file its Form 10-Q for the quarter ended February 26, 2005. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff’s notification and request continued listing, which stays the delisting until the appeal has been heard and the panel has rendered its decision. The Company’s hearing is scheduled for May 26, 2005. Until a decision is made on the appeal the Company’s trading symbol will be “RELLE”.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Fee		$5,259
Printing and Engraving		*
Trustee’s Charges		15,000
Accounting Fees		10,000
Legal Fees		40,000
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Our certificate of incorporation provides that to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, we may indemnify, advance payment of expenses on behalf of and purchase and maintain insurance against liability on behalf of all persons for whom it may take each such respective action pursuant to such Section. The certificate of incorporation also provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by Delaware law. A director, however, will be liable to the extent provided by applicable law for:

1. any breach of the director’s duty of loyalty to us or our stockholders;

2. acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

3. violations of Section 174 of the Delaware General Corporation Law; or

4. any transaction from which the director derived an improper personal benefit.

Article VII of our by-laws contains additional provisions regarding indemnification.

We maintain a liability insurance policy for our directors and officers and for us providing coverage of claims in excess of certain minimum retained limits.

We expect any underwriting or other agreement we sign in connection with an offering of securities pursuant to this registration statement will contain certain provisions for the indemnification by the agents, underwriters or dealers of us and our directors and officers who signed the registration statement, and other controlling persons, against certain liabilities, including liabilities under the Securities Act, or for contribution by such agents, underwriters or dealers with respect to payments which we or our directors or officers may be required to make, and that any agents, underwriters and dealers, and their respective controlling persons may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers, or controlling persons, may be required to make.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the registrant has issued and sold the following securities that were not registered under the Securities Act, as amended.

On February 15, 2005, we issued $44,683,000 aggregate principal amount of 7 3/4% convertible senior subordinated notes due December 15, 2011 to a limited number of holders who represented to us that they were qualified institution buyers in exchange for a like aggregate principal amount of our 7 1/4% debentures and our 8 1/4% debentures.

The exchange offer was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act as transactions by an issuer not involving any public offering. The notes are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued notes described in this Item 15 included appropriate legends setting forth that the notes had not been registered and the applicable restrictions on transfer. No underwriters were employed in any of the above transactions.

The recipients of notes in the exchange represented that they were “qualified institutional buyers” as defined in Rule 144A and that their investment was for their own account (or for the account of qualified institutional buyers for whom the holders had discretionary investment authority) and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the notes issued in such transactions. All recipients had adequate access, through their relationships with us, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) See Index to Exhibits.

(b) Financial Statement Schedule.

No schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, other than as appear in the prospectus, are required under the related instructions or are inapplicable and therefore have been omitted.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. To file an application for the purpose of determining the eligibility of the trustee under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Kane, State of Illinois, on May 25, 2005.

RICHARDSON ELECTRONICS, LTD.

By:	/s/ EDWARD J. RICHARDSON
Name:	Edward J. Richardson
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Edward J. Richardson, Bruce W. Johnson, Kelly J. Phillips and William G. Seils, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. RICHARDSON Edward J. Richardson	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 25, 2005

/s/ KELLY J. PHILLIPS Kelly J. Phillips	Chief Financial Officer (principal financial and accounting officer)	May 25, 2005

/s/ BRUCE W. JOHNSON Bruce W. Johnson	President, Chief Operating Officer and Director	May 25, 2005

Dario Sacomani	Senior Vice President and Director	May , 2005

/s/ ARNOLD R. ALLEN Arnold R. Allen	Director	May 25, 2005

/s/ JACQUES BOUYER Jacques Bouyer	Director	May 25, 2005

/s/ SCOTT HODES Scott Hodes	Director	May 25, 2005

/s/ AD KETELAARS Ad Ketelaars	Director	May 25, 2005

Signature	Title	Date

/s/ JOHN R. PETERSON John R. Peterson	Director	May 25, 2005

/s/ HAROLD L. PURKEY Harold L. Purkey	Director	May 25, 2005

/s/ SAMUEL RUBINOVITZ Samuel Rubinovitz	Director	May 25, 2005

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
3.1	–	Restated Certificate of Incorporation of Richardson Electronics, Ltd., as amended, incorporated by reference to Appendix B to the Proxy Statement/Prospectus dated November 13, 1986, which is included in the Company’s Registration Statement on Form S-4, Commission File No. 33-8696.

3.2	–	By-Laws of Richardson Electronics, Ltd., as amended, incorporated by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K, dated May 31, 1997, Commission File No. 00-12906.

4.1	–	Indenture dated February 14, 2005 between the Company and J.P. Morgan Trust Company, as trustee, for 7 3/4% Convertible Senior Subordinated Debentures due December 15, 2011 (including form of 7 3/4% Convertible Senior Subordinated Debentures due December 15, 2011), incorporated by reference to Exhibit 10 of the Company’s Report on Form 8-K dated February 15, 2005.

4.2	–	Specimen forms of Common Stock and Class B Common Stock certificates of the Company incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-1, Commission File No. 33-10834.

4.3	–	Indenture dated December 15, 1986 between the Company and Continental Illinois National Bank and Trust Company of Chicago, as trustee, for 7 1/4% Convertible Subordinated Debentures due December 15, 2006 (including form of 7 1/4% Convertible Subordinated Debentures due December 15, 2006) incorporated by reference to Exhibit 4(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1987.

4.4	–	First Amendment to Indenture between the Company and First Trust National Association, as successor trustee to Continental Illinois National Bank and Trust Company of Chicago dated February 18, 1997, incorporated by reference to Exhibit 4(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

4.5	–	Indenture dated December 16, 1996 between the Company and American National Bank and Trust Company, as Trustee, for 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006 (including form of 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006), incorporated by reference to Exhibit 10 of the Company’s Schedule 13E-4 dated December 18, 1996.

5.1	–	Opinion of William G. Seils, General Counsel of the Registrant, as to the validity of the notes being registered.*

10.1	–	The Corporate Plan for Retirement The Profit Sharing / 401(k) Plan Fidelity Basic Plan Document No. 07 effective June 1, 1996, incorporated by reference to Exhibit 10(d) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

10.2	–	Amendment to the Company’s Employees’ Profit Sharing Plan and Trust Agreement, incorporated by reference to Exhibit 10(a)(1) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.

10.3	–	The Company’s Amended and Restated Employees’ Incentive Stock Option Plan effective April 8, 1987, incorporated by reference to Exhibit 10(m) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1987.

10.4	–	First Amendment to the Company’s Amended and Restated Employees’ Incentive Stock Option Plan effective April 11, 1989, incorporated by reference to Exhibit 10(l)(1) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1989.

10.5	–	Second Amendment to the Company’s Amended and Restated Employees’ Incentive Stock Option Plan dated July 30, 1991, incorporated by reference to Exhibit 10(l)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

Exhibit Number		Description of Exhibit
10.6	–	Third Amendment to the Company’s Amended and Restated Incentive Stock Option Plan dated August 15, 1996, incorporated by reference to Exhibit 10(e)(3) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

10.7	–	The Company’s Employees 1996 Stock Purchase Plan, incorporated by reference to Exhibit A of the Company’s Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

10.8	–	Employees Stock Ownership Plan, effective as of June 1, 1987, restated effective as of June 1, 1989, as amended and restated July 14, 1994, incorporated by reference to Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1994.

10.9	–	First Amendment to Employees Stock Ownership Plan dated July 12, 1995, incorporated by reference to Exhibit 10(g)(1) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

10.10	–	Second Amendment to Employees Stock Ownership Plan, dated April 10, 1996, incorporated by reference to Exhibit 10(h)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

10.11	–	Third Amendment to Employees Stock Ownership Plan, dated April 9, 1997 incorporated by reference to Exhibit 10(g)(3) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

10.12	–	Fourth Amendment to Employees Stock Ownership Plan, dated October 12, 2004, incorporated by reference to Exhibit B to the Company’s Proxy Statement dated September 10, 2004, for its Annual Meeting of Stockholders held October 12, 2004.

10.13	–	Fifth Amendment to Employees Stock Ownership Plan, dated April 5, 2005.

10.14	–	Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit 10(h) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

10.15	–	Amendment to the Company’s Employees 1999 Stock Purchase Plan, incorporated by reference to Exhibit B to the Company’s Proxy Statement dated September 4, 2001, for its Annual Meeting of Stockholders held October 16, 2001.

10.16	–	The Company’s Stock Option Plan for Non-Employee Directors, effective August 1, 1999, incorporated by reference to Exhibit A to the Company’s Proxy Statement dated August 30, 1989 for its Annual Meeting of Stockholders held on October 18, 1989.

10.17	–	The Company’s 1996 Stock Option Plan for Non-Employee Directors, incorporated by reference to Exhibit C of the Company’s Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

10.18	–	The Company’s Employees’ Incentive Compensation Plan effective July 24, 1990, incorporated by reference to Exhibit A to the Company’s Proxy Statement dated August 31, 1990 for its Annual Meeting of Stockholders held on October 9, 1990.

10.19	–	First Amendment to Employees Incentive Compensation Plan dated July 30, 1991, incorporated by reference to Exhibit 10(p)(1) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

10.20	–	Second Amendment to Employees Incentive Compensation Plan dated August 15, 1996, incorporated by reference to Exhibit 10(k)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

10.21	–	The Company’s Employees’ 1994 Incentive Compensation Plan, incorporated by reference to Exhibit A to the Company’s Proxy Statement dated August 31, 1994 for its Annual Meeting of Stockholders held on October 11, 1994.

Exhibit Number		Description of Exhibit
10.22	–	First Amendment to the Company’s Employees’ 1994 Incentive Compensation Plan dated August 15, 1996, incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1996.

10.23	–	The Company’s Employees 1996 Incentive Compensation Plan, incorporated by reference to Exhibit B of the Company’s Proxy Statement dated September 3, 1996 for its Annual Meeting of Stockholders held on October 1, 1996.

10.24	–	The Company’s Employees 1998 Incentive Compensation Plan, incorporated by reference to Exhibit A of the Company’s Proxy Statement dated September 3, 1998 for its Annual Meeting of Stockholders held on October 6, 1998.

10.25	–	Letter dated April 1, 1993 between the Company and Arnold R. Allen regarding Mr. Allen’s engagement as consultant by the Company, incorporated by reference to Exhibit 10(i)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1993.

10.26	–	Employment, Nondisclosure and Non-Compete Agreement dated NA June 1, 1998 between the Company and Flint Cooper, incorporated by reference to Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the fiscal year ended on May 31, 1998.

10.27	–	Employment, Nondisclosure and Non-Compete Agreement dated June 6, 2000 between the Company and Robert Prince, incorporated by reference to Exhibit 10(n) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003, filed with the SEC August 29, 2003.

10.28	–	Agreement dated August 6, 2002 between the Company and William J. Garry, incorporated by reference to Exhibit 10(hh) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002.

10.29	–	Employment and Bonus Agreement dated November 7, 1996 between the Company and Bruce W. Johnson, incorporated by reference to Exhibit 9 of the Company’s Schedule 13 E-4 dated December 18, 1996.

10.30	–	Employment Agreement dated May 10, 1993, as amended March 23, 1998, between Richardson Electronics Italy s.r.l. and Pierluigi Calderone, incorporated by reference to Exhibit 10(d) of the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

10.31	–	Employment, Nondisclosure and Non-Compete Agreement dated September 26, 1999 between the Company and Murray Kennedy, incorporated by reference to Exhibit 10(w) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

10.32	–	Employment, Nondisclosure and Non-Compete Agreement dated November 22, 1999 between the Company and Gregory Peloquin, incorporated by reference to Exhibit 10(x) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

10.33	–	Employment, Nondisclosure and Non-Compete Agreement dated May 30, 2000 between the Company and Robert Heise, incorporated by reference to Exhibit 10(z) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2000.

10.34	–	Employment, Nondisclosure and Non-Compete Agreement dated May 31, 2002 between the Company and Dario Sacomani, incorporated by reference to Exhibit 10(gg) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002.

10.35	–	The Company’s Directors and Officers Executive Liability and Indemnification Insurance Policy renewal issued by Chubb Group of Insurance Companies—Policy Number 8125-6460.

10.36	–	The Company’s Directors and Officers Liability Insurance Policy issued by National Union Fire Insurance Company of Pittsburgh, Pa.—Policy Number 361-27-97.

10.37	–	The Company’s Excess Directors and Officers Liability and Corporate Indemnification Policy issued by St. Paul Mercury Insurance Company—Policy Number 512CM1175.

Exhibit Number		Description of Exhibit
10.38	–	Distributor Agreement, executed August 8, 1991, between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(d) of the Company’s Current Report on Form 8-K for September 30, 1991.

10.39	–	Amendment dated September 30, 1991 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(e) of the Company’s Current Report on Form 8-K for September 30, 1991.

10.40	–	First Amendment to Distributor Agreement between Varian Associates, Inc. and the Company dated April 10, 1992, incorporated by reference to Exhibit 10(v)(5) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1992.

10.41	–	Consent to Assignment and Assignment dated August 4, 1995 between the Company and Varian Associates, Inc., incorporated by reference to Exhibit 10(s)(4) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

10.42	–	Trademark License Agreement dated May 1, 1991 between North American Philips Corporation and the Company, incorporated by reference to Exhibit 10(w)(3) of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 1991.

10.43	–	Agreement among Richardson Electronics, Ltd., Richardson Electronique S.A., Covelec S.A. (now known as Covimag S.A.), and Messrs. Denis Dumont and Patrick Pertzborn, delivered February 23, 1995, translated from French, incorporated by reference to Exhibit 10(b) to the Company’s Report on Form 8-K dated February 23, 1995.

10.44	–	Form of Additional Option Agreement issued under Company’s 1996 Stock Option Plan for Non-Employee Directors, incorporated by reference to Exhibit 10(g)(1) to the Company’s Report on Form 10-Q/A dated May 18, 2005.

10.45	–	Form of Incentive Stock Option issued under Company’s Employees 1998 Incentive Compensation Plan, incorporated by reference to Exhibit 10(k)(1) to the Company’s Report on Form 10-Q/A dated May 18, 2005.

10.46	–	Form of Restricted Stock Award issued under Company’s Employees 1998 Incentive Compensation Plan, incorporated by reference to Exhibit 10(k)(2) to the Company’s Report on Form 10-Q/A dated May 18, 2005.

10.47	–	Amended and Restated Revolving Credit Agreement, dated October 29, 2004, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique sNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank On, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA, incorporated by reference to the Company’s Report on Form 8-K dated November 1, 2004.

10.48	–	Employment, Nondisclosure and Non-Compete Agreement dated June 1, 2004 by and between the Company and George Solas, incorporated by reference to Exhibit 10.46 to the Company’s Registration Statement on Form S-1, Commission File No. 333-113568, filed with the SEC March 12, 2004.

10.49	–	Employment, Nondisclosure and Non-Compete Agreement dated June 1, 2004 by and between the Company and Wendy Diddell, incorporated by reference to Exhibit 10.47 to the Company’s Registration Statement on Form S-1, Commission File No. 333-113568, filed with the SEC March 12, 2004.

10.50	–	Real Estate Sale Contract dated June 8, 2004 between the Company and Shodeen Construction Company, L.L.C., incorporated by reference to Exhibit 10.48 to the Company’s Registration Statement on Form S-1, Commission File No. 333-113568, filed with the SEC March 12, 2004.

Exhibit Number		Description of Exhibit
10.51	–	First Amendment to the Real Estate Sale Contract dated April 2005 between the Company and Shodeen Construction Company, L.L.C.

10.52	–	Form of Exchange Agreement, dated February 2005, between the Company and certain holders of outstanding debentures, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated February 15, 2005.

10.53	–	Form of Resale Registration Rights Agreement, dated February 2005, between the Company and the holders specified therein, incorporated by reference to Exhibit 10.3 to the Company’s Report on Form 8-K dated February 15, 2005.

12.1	–	Computation of Ratio of Earnings to Fixed Charges.

21.1	–	Subsidiaries of the Company, incorporated by reference to Exhibit 21 to the Company’s Registration Statement on Form S-1, Commission File 333-113568.

23.1	–	Consent of Ernst & Young LLP.

23.2	–	Consent of KPMG LLP.

23.3	–	Consent of William G. Seils (included in Exhibit 5.1).*

24.1	–	Powers of Attorney executed by certain of the officers and directors of the Registrant (included in signature pages).

25.1	–	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of J.P. Morgan Trust Company, National Association, as Trustee under the Notes Indenture.

*	To be filed by amendment.